As filed with the Securities and Exchange Commission on August 30, 2006
Registration No. 333-135847

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST CHARTER CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	6021	56-1355866
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10200 David Taylor Drive
Charlotte, North Carolina 28262-2373
(704) 688-4300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen J. Antal
Executive Vice President,
General Counsel and Corporate Secretary
First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373
(704) 688-4300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard W. Viola, Esq. Helms Mulliss & Wicker, PLLC 201 North Tryon Street Charlotte, NC 28202 Phone: (704) 343-2149	Elizabeth M. Orazem, Esq. Womble Carlyle Sandridge & Rice, PLLC 550 South Main Street, Suite 400 Greenville, SC 29601 Phone: (864) 255-5415

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED AUGUST 30, 2006

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of First Charter Corporation (First Charter) and GBC Bancorp, Inc. (GBC) each have approved a merger of GBC with and into First Charter. GBC shareholders will have the opportunity to elect to receive merger consideration in the form of 1.989 shares of First Charter common stock, $47.74 in cash, or a combination of First Charter common stock and cash, for each share of GBC common stock they own. However, because 70% of the total number of shares of GBC common stock outstanding at the closing will be converted into First Charter common stock and the remaining 30% of the outstanding shares will be converted into cash, you may receive a combination of cash and shares of First Charter common stock for your GBC shares that is different than what you elected, depending on the elections made by other GBC shareholders.

The value of the merger consideration will fluctuate with the market price of First Charter common stock. The following table shows the closing sale price of First Charter common stock and the most recent market quotation for GBC common stock as reported on June 1, 2006, the last trading day before we announced the merger, and on August 29, 2006, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of GBC common stock, which we calculated by assuming 70% of each share of GBC’s common stock is converted into First Charter common stock at an exchange ratio of 1.989 shares per full GBC share and the remaining 30% is converted into cash at a price of $47.74 per full GBC share.

			Implied Value per
	First Charter		Share of GBC
	Common Stock	GBC Common Stock	Common Stock

At June 1, 2006	$24.56	$39.00	$48.52
At August 29, 2006	$24.13	$46.86	$47.92

The market prices of both First Charter common stock and GBC common stock will fluctuate before the merger. You should obtain current stock price quotations for First Charter common stock and GBC common stock. First Charter common stock is quoted on the NASDAQ Global Select Market under the symbol “FCTR.” Shares of GBC common stock are thinly traded on the OTC Bulletin Board under the symbol “GBCP.OB.” We expect that the merger will generally be tax-free to you as to shares of First Charter common stock you receive in the merger and generally taxable as to the cash you receive.

We cannot complete the merger unless GBC’s shareholders approve it. GBC will hold a special meeting of its shareholders to vote on this merger proposal at the main office of Gwinnett Banking Company at 165 Nash Street, Lawrenceville, Georgia 30045, on October 17, 2006, at 8:00 a.m., local time. Your vote is important. Regardless of whether you plan to attend the special shareholders’ meeting, please take the time to vote your shares in accordance with the instructions contained in this document. Failing to vote will have the same effect as voting against the merger. The GBC board of directors unanimously recommends that GBC shareholders vote FOR approval of the merger.

This document describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 14 for a discussion of the risks relating to the proposed merger. You also can obtain information about our companies from documents that each of us has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the First Charter common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this document is August 30, 2006, and it is first being mailed or otherwise delivered to GBC shareholders on or about September 1, 2006.

GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia 30045

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on October 17, 2006

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of GBC Bancorp, Inc. will be held at the main office of Gwinnett Banking Company at 165 Nash Street, Lawrenceville, Georgia 30045 on October 17, 2006, at 8:00 a.m., local time, to consider and vote upon the following matters:

•	a proposal to approve the merger of GBC Bancorp, Inc. with and into First Charter Corporation, substantially on the terms set forth in the Agreement and Plan of Merger, dated as of June 1, 2006, by and between First Charter and GBC, as it may be amended from time to time; and

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger.

The merger with First Charter is more fully described in the attached Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Proxy Statement/Prospectus. Holders of GBC common stock may exercise dissenters’ rights under Article 13 of the Georgia Business Corporation Code. We have attached a copy of that law as Appendix C to the accompanying Proxy Statement/Prospectus.

Our board of directors unanimously recommends that you vote “FOR” approval of the merger.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at GBC Bancorp, Inc.’s special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors

Larry D. Key
Chairman of the Board, President and
Chief Executive Officer
GBC Bancorp, Inc.

Lawrenceville, Georgia
August 30, 2006

HOW TO GET COPIES OF RELATED DOCUMENTS

This document incorporates important business and financial information about First Charter that is not included in or delivered with this document. You may receive this information free of charge upon written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from First Charter at the following address.

First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373
Attention: Investor Relations
Telephone: (704) 688-4300

You will not be charged for any of these documents that you request. GBC shareholders requesting documents should do so by October 10, 2006 in order to receive them before the special meeting.

See “Where You Can Find More Information” on page 102.

i

Page

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING GBC SHAREHOLDERS	87
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	95
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	99
LEGAL MATTERS	101
EXPERTS	101
OTHER MATTERS	101
GBC 2006 Annual Meeting Shareholder Proposals	101
WHERE YOU CAN FIND MORE INFORMATION	102

APPENDICES
A. Agreement and Plan of Merger by and between First Charter Corporation and GBC Bancorp, dated as of June 1, 2006	A-1

B. Opinion of Sandler O’Neill & Partners, L.P.	B-1

C. Article 13 of the Georgia Business Corporation Code (Dissenters’ Rights Provision)	C-1

D. Voting Agreement by and among First Charter Corporation and the Shareholders of GBC Bancorp, Inc. set forth therein	D-1

E. GBC Financial Statements	E-1
EX-5.1
EX-8.1
EX-23.3
EX-23.4
EX-99.2

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this Proxy Statement/Prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the GBC special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will vote your shares in favor of the merger agreement, in favor of a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the merger and in the discretion of the proxy holders on any other proposals to be voted on at the special meeting.

Q:	WHY IS MY VOTE IMPORTANT?

A:	The merger must be approved by the holders of at least a majority of the issued and outstanding shares of GBC common stock entitled to vote at the GBC special meeting. Therefore, the failure of a GBC shareholder to vote, by proxy or in person, will have the same effect as a vote against the merger. If you do not return your proxy card at or prior to the special meeting, it will be more difficult for GBC to obtain the necessary quorum to hold the special meeting.

Q:	HOW DO I VOTE?

A:	You can vote by mail. For this method you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at the special meeting. Even if you plan to attend the meeting in person, please take the time to properly return the proxy card to ensure that your vote is counted.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	No. Your broker cannot vote on the merger proposal on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER?

A:	If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against the merger.

Q:	CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A:	Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the shareholder of record and you must ask your broker how you can vote at the special meeting in person.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of GBC stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	I AM A GBC SHAREHOLDER. SHOULD I SEND IN MY GBC STOCK CERTIFICATES NOW?

A:	No. You should not send in your stock certificates at this time. We will separately send you an election form with instructions for exchanging your GBC stock certificates.

Q:	WHEN DO YOU EXPECT TO MERGE?

A:	We are working toward completing the merger as quickly as possible. We expect to complete the merger in the fourth quarter of 2006. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of shareholders of GBC and all necessary regulatory approvals.

Q:	WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A:	GBC shareholders should call John T. Hopkins, III, Corporate Secretary, at (770) 995-9561 with any questions about the merger and related transactions.

SUMMARY

This is a summary of certain information regarding the proposed merger and the shareholder meeting to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. We urge you to carefully read the entire document, including the Appendices, before deciding how to vote.

About This Document

The boards of directors of GBC Bancorp, Inc. (GBC) and First Charter Corporation (First Charter) have approved and adopted the merger agreement by and between GBC and First Charter and pursuant to which GBC will merge with and into First Charter. The merger cannot be completed unless the shareholders of GBC approve the merger on substantially the terms set forth in the merger agreement. GBC’s shareholders will vote on the merger agreement at GBC’s special meeting. This document is the Proxy Statement used by your board to solicit proxies for the special meeting. It is also the Prospectus of First Charter regarding the shares of First Charter common stock to be issued to GBC shareholders if the merger is completed.

The Companies

First Charter Corporation (See page 29)

First Charter Corporation, a North Carolina corporation, is the holding company for First Charter Bank, a North Carolina state bank. First Charter Bank, a full service bank, operates 58 financial centers and four insurance offices, as well as 139 ATMs (automated teller machines) throughout North Carolina. First Charter Bank also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. The Federal Deposit Insurance Corporation insures the deposits of First Charter Bank. At June 30, 2006, First Charter had approximately $4.4 billion in total consolidated assets. First Charter’s principal executive offices are located at 10200 David Taylor Drive, Charlotte, North Carolina 28262. First Charter’s telephone number is (704) 688-4300.

GBC Bancorp, Inc. (See page 29)

GBC Bancorp, Inc., a Georgia corporation, is the holding company for Gwinnett Banking Company, a Georgia state bank. Gwinnett Banking Company is a full service commercial bank with locations at 165 Nash Street, Lawrenceville, Gwinnett County, Georgia and 11675 Rainwater Drive, Alpharetta, Fulton County, Georgia. Gwinnett Banking Company’s primary service area is Gwinnett and Fulton Counties, but also serves the adjacent Georgia counties, or parts thereof, of Cherokee, Cobb, DeKalb, Forsyth, Fulton, Hall and Walton. At June 30, 2006, GBC had approximately $410 million in total consolidated assets. GBC’s principal executive offices are located at 165 Nash Street, Lawrenceville, Gwinnett County, Georgia. GBC’s telephone number is (770) 995-9561.

The Merger

General Description (See page 70)

GBC will merge with and into First Charter, with First Charter as the surviving institution. The merger will be completed within five business days after all conditions to closing have been met, unless First Charter and GBC agree on a different closing date. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference.

Consideration Payable to GBC Shareholders (See page 70)

GBC shareholders may elect to receive merger consideration in the form of 1.989 shares of First Charter common stock, $47.74 in cash or a combination of First Charter common stock and cash in exchange for each of their shares of GBC common stock. However, because the merger agreement generally provides that 70% of the total number of shares of GBC common stock outstanding at the closing will be exchanged for First Charter common stock and the remaining 30% of the outstanding shares will be exchanged for cash, a GBC shareholder may actually receive a combination of cash and shares of First Charter common stock that is different than what such shareholder elected depending on the elections made by other GBC shareholders. Cash will be paid in lieu of any fractional share of First Charter common stock. All elections will be subject to the allocation and proration procedures described in the merger agreement.

Election of Cash or Stock Consideration (See page 70)

Before the expected date of completion of the merger, First Charter will send an election form to GBC shareholders that you may use to indicate whether your preference is to receive cash, First Charter common stock or a combination of cash and First Charter common stock, or whether you have no preference for your shares of GBC common stock. GBC shareholders should not send in their stock certificates until they receive the election form with instructions from the exchange agent, Registrar and Transfer Company.

The merger agreement contains allocation and proration provisions that are designed to ensure that 70% of the outstanding shares of common stock of GBC will be exchanged for shares of First Charter common stock and the remaining 30% of the outstanding shares of common stock of GBC will be exchanged for cash. Therefore, if GBC shareholders elect to receive First Charter common stock for more than 70% of the outstanding shares of GBC common stock, the amount of First Charter common stock that each such shareholder would receive from First Charter will be reduced on a pro rata basis. As a result, these GBC shareholders will receive cash consideration for any GBC shares for which they do not receive First Charter common stock.

Similarly, if GBC shareholders elect to receive cash for more than 30% of the outstanding shares of GBC common stock, the amount of cash that each such shareholder would receive from First Charter will be reduced on a pro rata basis. As a result, such shareholders will receive First Charter common stock for any GBC shares for which they do not receive cash. If you do not make an election, you will be allocated either cash or shares of First Charter common stock, or a combination of cash and shares of First Charter common stock, depending on the elections made by other GBC shareholders.

Material Federal Income Tax Consequences of the Merger (See page 83)

The merger is intended to qualify as a reorganization for U.S. federal income tax purposes, and it is a condition to GBC’s obligations to complete the merger that GBC receive a legal opinion to that effect. Accordingly, the merger will generally be tax-free to you as to the shares of First Charter common stock you receive in the merger and generally taxable as to the cash you receive in the merger. The amount of gain that you recognize in the merger will generally be limited to the lesser of the amount of gain that you realize and the amount of cash that you receive in the merger. The amount of gain that you realize is generally equal to the excess, if any, of the sum of the cash and the fair market value of the First Charter common stock that you receive over your tax basis in the GBC common stock you surrender in the merger.

The federal income tax consequences described above may not apply to all holders of GBC common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Public Trading Markets and Share Information (See page 65)

First Charter common stock is listed on the NASDAQ Global Select Market under the symbol “FCTR.” Shares of GBC common stock are thinly traded on the OTC Bulletin Board under the symbol “GBCP.OB.” The following table shows the closing sale prices of First Charter common stock and the most recent market quotation for GBC common stock as of June 1, 2006, the last trading day before we announced the merger, and on August 29, 2006, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of GBC common stock, which we calculated by assuming 70% of each share of GBC’s common stock is converted into a right to receive First Charter common stock at an exchange ratio of 1.989 shares per full GBC share and the remaining 30% is converted into a right to receive cash at a price of $47.74 per full GBC share.

			Implied Value per
	First Charter		Share of GBC
	Common Stock	GBC Common Stock	Common Stock

At June 1, 2006	$24.56	$39.00	$48.52
At August 29, 2006	$24.13	$46.86	$47.92

The market price of First Charter’s common stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the merger takes place, as well as after completion of the merger. GBC shareholders are advised to obtain current market quotations for First Charter’s common stock. No assurance can be given as to the market price of First Charter’s common stock at the time of the merger or thereafter.

Reselling the Stock You Receive in the Merger (See page 82)

The shares of First Charter common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, shareholders may freely transfer those shares after they receive them. GBC has identified certain of its directors, executive officers and others who may be deemed “affiliates” of GBC, and GBC will use its best efforts to have each of those persons enter into agreements with First Charter acknowledging and agreeing to comply with the restrictions imposed by the securities laws on their ability to transfer the shares they will receive in the merger.

Differences in Shareholders’ Rights (See page 87)

In the merger, each GBC shareholder who receives First Charter common stock will become a First Charter shareholder. The rights of GBC shareholders are currently governed by Georgia law and GBC’s articles of incorporation and bylaws. The rights of First Charter shareholders are currently governed by North Carolina law and First Charter’s articles of incorporation and bylaws. There are differences in the rights of shareholders of GBC and shareholders of First Charter with respect to voting requirements and various other matters.

Reasons for the Merger (See pages 52 and 61)

GBC entered into the merger agreement at the conclusion of a process in which GBC determined that a merger with First Charter was in the best interests of the GBC shareholders. The reasons of the GBC board of directors are discussed in more detail in the body of this document. The GBC board of directors believes that the merger is fair to GBC shareholders and urges shareholders to vote “FOR” approval of the merger agreement.

First Charter determined that a merger with GBC would represent an effective use of its capital and would add to its franchise by expanding its banking operations and providing access to the greater metropolitan Atlanta area, which First Charter believes is an attractive market area.

GBC’s Financial Advisors and Fairness Opinion (See page 53)

Among other factors considered in deciding to approve the merger agreement, the board of directors of GBC considered the opinion of Sandler O’Neill & Partners, L.P., its financial advisor, provided to the GBC board of directors on June 1, 2006 that, as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth therein, in its opinion, the per share merger consideration provided for in the merger agreement was fair from a financial point of view to holders of GBC common stock. Holders of GBC common stock should carefully read Sandler O’Neill’s opinion in its entirety. A copy of the full text of Sandler O’Neill’s fairness opinion is included as Appendix B to this Proxy Statement/Prospectus. Sandler O’Neill’s opinion is not intended to be and does not constitute a recommendation to any holder of GBC common stock as to how such holder should vote in connection with the merger transaction.

Pursuant to an engagement letter between GBC and Sandler O’Neill, GBC agreed to pay Sandler O’Neill a transaction fee with respect to its services as GBC’s independent financial advisor, which is payable in cash upon completion of the merger. In addition, GBC has paid Sandler O’Neill a reasonable fee in connection with rendering its opinion.

Pursuant to an engagement letter between GBC and Burke Capital Group, L.L.C., which was entered into prior to the engagement of Sandler O’Neill and subsequently amended, GBC has also agreed to pay Burke Capital Group a cash fee, the principal portion of which is payable upon completion of the merger.

Financial Interests of GBC’s Directors and Executive Officers in the Merger (See page 63)

GBC’s directors and executive officers have economic interests in the merger that are different from, or in addition to, their interests as GBC shareholders. The GBC board of directors considered these interests in its decision to adopt and approve the merger agreement. Some of the interests of the directors and executive officers of GBC include:

•	Prior to completion of the merger, First Charter will take certain actions to appoint to the First Charter board of directors an individual from the GBC region that is mutually agreed upon by First Charter and GBC;

•	As a condition to entering into the merger agreement, First Charter required that Larry D. Key, GBC’s Chairman of the Board, President and Chief Executive Officer, enter into an employment agreement with First Charter to serve as an Executive Vice President of First Charter Bank and Regional President for the GBC region following the completion of the merger;

•	First Charter also required, as a condition to entering into the merger agreement, that each of Katrina M. Winberg and Michael L. Couch enter into a retention agreement with First Charter. Ms. Winberg serves as Senior Vice President, SBA Lending for GBC and Mr. Couch serves as a Senior Vice President and Senior Construction Loan Officer for GBC. Pursuant to these agreements, upon completion of the merger each of Ms. Winberg and Mr. Couch will serve in a substantially similar position for First Charter as each did for GBC. First Charter has also entered into retention agreements with nine of GBC’s employees, including Michael A. Roy and Paul C. Birkhead, Gwinnett Banking Company’s Executive Vice President and Chief Credit Officer and Senior Vice President and Senior Commercial Loan Officer, respectively. These retention agreements provide incentives and benefits, including, in some cases, cash and stock awards, to encourage these employees to remain with First Charter Bank after the completion of the merger;

•	GBC has a deferred stock unit plan in which GBC’s and Gwinnett Banking Company’s directors are able to choose to receive deferred fee units as consideration for their directors’ fees in lieu of cash. The deferred fee units assigned to the plan participant equal the number of shares of common stock that could be purchased at the fair market value with the amount of fees deferred. When a plan participant terminates service as a director or there is a change in control of GBC, such as will occur in connection with the merger with First Charter, the units will be settled in cash at the fair market value of GBC’s common stock. Each participant will receive a lump sum cash payment for the value of his or her units.

•	Several years prior to the transaction with First Charter, GBC entered into Executive Supplemental Retirement Agreements (“SERPs”) with five of its executive officers to provide retirement benefits in addition to those available under the tax-qualified plans that GBC has sponsored for its employees. Immediately prior to the execution of the merger agreement, GBC and the five executives amended the SERPs (i) to convert the SERPs from a plan providing the payment of an account balance over a specified period of years during retirement to a defined benefit-type plan that pays at least a minimum specified retirement benefit for the lifetime of the executive, (ii) to set the minimum benefit payable under each SERP at a specified dollar amount equal to 40% of the executive’s annualized compensation; and (iii) to provide that if the investment return on the insurance policies that have been earmarked to provide benefits under the SERPs provides a fund that exceeds the amount needed to provide the minimum benefits in retirement, then the benefits would be increased correspondingly.

•	GBC leases its main office banking facilities and associated land, which are located at 165 Nash Street, Lawrenceville, Georgia, from GBC Properties, LLC, a limited liability company owned by members of the GBC board of directors. Prior to entering into the transaction with First Charter, GBC and GBC Properties, LLC reached an understanding whereby the GBC main office banking facilities would be sold to GBC in the event of a change in control of GBC. The merger agreement requires that such purchase occur prior to the consummation of the merger; and

•	Directors and executive officers of GBC have indemnification rights that will survive completion of the merger.

Conditions to the Merger (See page 79)

Currently, we expect to complete the merger in the fourth quarter of 2006. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of customary conditions being satisfied or, where legally permissible, waived, including approval of the merger agreement by GBC shareholders at the special meeting and receipt of the required regulatory approvals. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (See page 66)

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board and other federal and state regulatory authorities, including the Georgia Department of Banking and Finance. First Charter and GBC expect to complete the filing of applications and notifications to obtain the required regulatory approvals during the third quarter of 2006. In obtaining the required regulatory approvals, First Charter is not required to agree to any restriction or condition that would have a material adverse effect on GBC or First Charter, measured on a scale relative to GBC. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them. Approval or non-objection by regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to GBC shareholders.

Termination of the Merger Agreement (See page 80)

The merger agreement may be terminated by mutual consent, or by either First Charter or GBC if the merger has not occurred by April 30, 2007 and under other limited circumstances described in the merger agreement and which are described in further detail elsewhere in this document. Additionally, GBC may terminate the merger agreement if First Charter’s stock price has dropped to less than $20.35 and has also declined by greater than 15% relative to a bank stock index between May 31, 2006 (the day prior to the date the merger agreement was signed) and six business days prior to the closing. However, the merger agreement will not be terminated if First Charter increases the common stock component of the merger consideration payable to GBC shareholders, as set forth in the merger agreement.

GBC will be required to pay First Charter a termination fee in the amount of $3.57 million, plus all of the reasonable actual expenses incurred by First Charter in connection with the proposed transaction, if GBC enters into or closes on an acquisition agreement with respect to an Alternative Transaction (as defined in the merger agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) if either:

•	the merger agreement is duly terminated by First Charter and prior to such termination, an Alternative Transaction was received, commenced, publicly proposed or publicly disclosed, and within 12 months after such termination, GBC has entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction, or

•	after receiving an Alternative Proposal (as defined in the merger agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”), GBC’s board of directors fails to convene the special meeting to approve the merger with First Charter or recommend that the GBC shareholders approve the merger agreement, and within 12 months of receiving the Alternative Proposal, GBC has entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

GBC has Agreed Not to Solicit Alternative Transactions (See page 77)

In the merger agreement, GBC has agreed not to solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals for an acquisition transaction involving GBC by any party other than First Charter. This restriction may deter other potential acquirors of control of GBC. However, GBC may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel and financial advisors.

Dissenters’ Rights for GBC Shareholders (See page 67)

Dissenters’ rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. GBC shareholders may dissent from the merger and, upon following the requirements of Georgia law, receive cash in the amount of the fair value of their GBC shares, as determined pursuant to Article 13 of the Georgia Business Corporate Code, instead of the merger consideration provided for in the merger agreement.

Any GBC shareholder who wishes to exercise dissenters’ rights:

•	must file a written notice of intent to dissent prior to the vote;

•	must not vote in favor of the merger; and

•	must strictly comply with the procedural requirements of Georgia law.

A copy of the dissenters’ rights statute is attached as Appendix C to this document. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenters’ rights.

The Rights of GBC Shareholders will be Governed by North Carolina Law and by New Governing Documents After the Merger (See page 87)

The rights of GBC shareholders will change as a result of the merger due to differences in First Charter’s and GBC’s governing documents and due to the fact that the companies are incorporated in different states (GBC in Georgia and First Charter in North Carolina). This document contains descriptions of shareholder rights under each of the First Charter and GBC governing documents and applicable state law, and describes the material differences between them.

The GBC Special Meeting Will be Held on October 17, 2006

Date, Time and Place (See page 25)

GBC will hold its special meeting of shareholders at the main office of Gwinnett Banking Company at 165 Nash Street, Lawrenceville, Georgia 30045 on October 17, 2006, at 8 a.m., local time. At the special meeting, GBC shareholders will be asked to:

•	approve the merger on substantially the terms set forth in the merger agreement; and

•	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger.

Record Date (See page 26)

The record date for shareholders entitled to vote at the special meeting of shareholders is August 25, 2006.

Shares Entitled to Vote (See page 26)

2,136,608 shares of GBC common stock were outstanding on the record date and entitled to vote at the GBC special meeting.

Voting Agreement (See page 26)

In consideration of First Charter agreeing to enter into the merger agreement, the directors and executive officers of GBC have agreed to vote their shares of GBC common stock in favor of the merger and not to support any other merger proposal by a third party. Because these individuals have combined beneficial ownership of approximately 26% of the outstanding shares of GBC common stock as of the record date, this voting agreement may have the effect of discouraging a competing offer to acquire GBC. A copy of the voting agreement is attached as Appendix D.

Vote Required (See page 26)

At least a majority of the issued and outstanding shares of GBC common stock must be cast in favor of the merger agreement for it to be approved. Your failure to vote, your failure to instruct your broker to vote your shares (a broker non-vote), or your abstaining from voting will have the same effect as a vote against the merger.

As of the record date, the directors and executive officers of GBC beneficially owned 557,785 shares, or approximately 26% of the outstanding shares of GBC common stock. As referenced above, pursuant to a voting agreement entered into at the time the merger agreement with First Charter, each director and executive officer of GBC has agreed, among other things, to vote or cause to be voted all shares which they beneficially own in favor of the merger. Except for shares of GBC common stock that may be attributable to them pursuant to the voting agreement, none of the directors or executive officers of First Charter beneficially own any shares of GBC common stock. A copy of the voting agreement is attached as Appendix D.

GBC’s board of directors has unanimously adopted and approved the merger agreement and unanimously recommends that GBC shareholders vote “FOR” the approval of the merger.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRST CHARTER

Set forth below are highlights from First Charter’s consolidated financial data as of and for the years ended December 31, 2001 through 2005 and First Charter’s unaudited consolidated financial data as of and for the six months ended June 30, 2005 and 2006. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results of operations for the full year or any other interim period. First Charter management prepared the unaudited information on the same basis as it prepared First Charter’s audited consolidated financial statements. In the opinion of First Charter management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with First Charter’s consolidated financial statements and related notes incorporated by reference within First Charter’s Annual Report on Form 10-K for the year ended December 31, 2005, and First Charter’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information.”

						Six Months
						Ended
	Years Ended December 31,					June 30,
	2005	2004	2003	2002	2001	2006	2005
	(Dollars in thousands, except per share amounts)

Income statement
Interest income	$ 224,605	$ 187,303	$ 178,292	$ 196,388	$ 215,276	$ 123,388	$ 106,886
Interest expense	99,722	64,293	70,490	83,227	109,912	58,651	45,022

Net interest income	124,883	123,010	107,802	113,161	105,364	64,737	61,864
Provision for loan losses	9,343	8,425	27,518	8,270	4,465	2,399	4,778
Noninterest income	50,213	60,896	63,933	47,410	38,773	35,481	33,131
Noninterest expense	131,222	111,017	126,785	97,551	87,579	62,948	58,233

Income before income taxes	34,531	64,464	17,432	54,750	52,093	34,871	31,984
Income tax expense	9,220	22,022	3,286	14,947	16,768	11,881	10,395

Net income	$ 25,311	$ 42,442	$ 14,146	$ 39,803	$ 35,325	$ 22,990	$ 21,589

Per common share
Basic net income	$ 0.83	$ 1.42	$ 0.47	$ 1.30	$ 1.12	$ 0.74	$ 0.71
Diluted net income	0.82	1.40	0.47	1.30	1.12	0.74	0.71
Cash dividends declared	0.76	0.75	0.74	0.73	0.72	0.385	0.38
Period-end book value	10.53	10.47	10.08	10.80	10.06	10.83	10.73
Average shares outstanding — basic	30,457,573	29,859,683	29,789,969	30,520,125	31,480,109	30,959,711	30,285,244
Average shares outstanding — diluted	30,784,406	30,277,063	30,007,435	30,702,107	31,660,985	31,249,049	30,607,931
Ratios
Return on average shareholders’ equity	7.86%	14.05%	4.50%	12.52%	11.03%	13.95%	13.67%
Return on average assets	0.56	0.98	0.35	1.13	1.14	1.09	0.97
Net interest margin	3.05	3.14	3.00	3.52	3.72	3.38	3.04
Average loans to average deposits	102.01	92.86	86.60	94.30	95.43	107.20	100.42
Average equity to average assets	7.18	6.99	7.85	9.02	10.31	7.84	7.09
Efficiency ratio(1)	60.05	60.44	65.79	64.29	60.97	62.11	60.54
Dividend payout	92.68	53.57	157.45	56.15	64.29	52.03	53.52

						Six Months
						Ended
	Years Ended December 31,					June 30,
	2005	2004	2003	2002	2001	2006	2005
	(Dollars in thousands, except per share amounts)

Selected period end balances
Securities available for sale	$ 899,111	$ 1,652,732	$ 1,601,900	$ 1,129,212	$ 1,076,324	$ 884,370	$ 1,412,885
Loans held for sale	6,447	5,326	5,137	158,404	7,334	8,382	8,159
Loans, net	2,917,020	2,412,529	2,227,030	2,045,266	1,921,718	3,042,768	2,829,127
Allowance for loan losses	28,725	26,872	25,607	27,204	25,843	29,520	29,032
Total assets	4,232,420	4,431,605	4,206,693	3,745,949	3,332,737	4,363,274	4,633,236
Total deposits	2,799,479	2,609,846	2,427,897	2,322,647	2,162,945	2,988,802	2,751,385
Borrowings	1,068,574	763,738	473,106	1,042,440	808,512	995,707	1,503,322
Total liabilities	3,908,825	4,116,918	3,907,254	3,421,263	3,023,396	4,026,339	4,305,538
Total shareholders’ equity	323,595	314,687	299,439	324,686	309,341	336,935	327,698
Selected average balances
Loans and loans held for sale	2,795,711	2,363,107	2,152,748	2,122,890	1,990,406	2,988,596	2,670,810
Earning assets	4,164,969	4,004,678	3,662,460	3,261,844	2,881,295	3,914,969	4,179,586
Total assets	4,489,083	4,322,727	4,009,511	3,525,090	3,104,952	4,240,006	4,492,094
Total deposits	2,740,742	2,544,865	2,485,711	2,251,256	2,085,669	2,787,928	2,659,757
Borrowings	1,375,910	1,428,124	1,159,889	906,263	652,298	1,079,295	1,467,904
Total shareholders’ equity	322,226	302,101	314,562	317,952	320,215	332,391	318,455

(1)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of taxable equivalent net interest income plus noninterest income less (loss) gain on sale of securities.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF GBC

Set forth below are highlights from GBC’s consolidated financial data as of and for the years ended December 31, 2001 through 2005 and GBC’s unaudited consolidated financial data as of and for the six months ended June 30, 2005 and 2006. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results of operations for the full year or any other interim period. The unaudited information was prepared on the same basis as GBC’s audited consolidated financial statements. In the opinion of GBC management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with GBC’s audited consolidated financial statements as of and for the year ended December 31, 2005 and GBC’s unaudited consolidated financial statements as of and for the six months ended June 30, 2006, which are included with this Proxy Statement/Prospectus as Appendix E and are incorporated by reference herein and from which this information is derived.

						Six Months Ended
	Years Ended December 31,					June 30,
	2005	2004	2003	2002	2001	2006	2005

Income statement
Interest income	$25,192	$16,849	$13,042	$11,430	$10,217	$16,813	$11,465
Interest expense	9,324	5,625	4,830	5,009	5,423	7,141	3,935

Net interest income	15,868	11,224	8,212	6,421	4,794	9,672	7,530
Provision for loan losses	853	798	1,033	644	426	481	405
Noninterest income	2,983	1,815	1,466	678	388	1,195	1,681
Noninterest expense	8,356	7,209	5,675	5,044	4,171	4,517	4,357

Income before income taxes	9,642	5,032	2,970	1,411	585	5,869	4,449
Income tax expense	3,441	1,709	995	456	167	2,162	1,619

Net income	$6,201	$3,323	$1,975	$955	$418	$3,707	$2,830

Per common share
Basic net income	$3.54	$1.93	$1.15	$0.57	$0.44	$2.01	$1.62
Diluted net income	3.17	1.84	1.11	0.55	0.42	1.85	1.54
Cash dividends declared	—	—	—	—	—	—	—
Period-end book value	18.62	15.49	13.62	12.52	11.59	19.21	17.04
Average shares outstanding basic	1,753	1,720	1,712	1,681	956	1,847	1,745
Average shares outstanding diluted	1,954	1,810	1,774	1,734	986	1,999	1,837
Ratios
Return on average shareholders’ equity	21.38	13.94	8.83	4.84	4.2	20.03	20.00
Return on average assets	1.8	1.19	0.89	0.56	0.35	1.88	1.71
Net interest margin	4.77	4.17	3.85	3.9	4.25	4.77	4.63
Average loans to average deposits	0.94	0.93	0.94	0.94	0.88	0.93	0.92
Average equity to average assets	8.4	8.54	10.11	11.5	8.38	9.37	8.57
Efficiency ratio(1)	0.44	0.55	0.59	0.71	0.8	0.42	0.47
Dividend payout	—	—	—	—	—	—	—

						Six Months Ended
	Years Ended December 31,					June 30,
	2005	2004	2003	2002	2001	2006	2005

Selected period end balances
Securities available for sale	32,411	31,000	22,501	20,282	9,327	32,426	31,521
Loans held for sale	—	—	—	—	—	—	—
Loans, net	315,453	248,801	212,108	157,992	120,626	339,440	290,806
Allowance for loan losses	3,702	3,775	3,030	2,174	1,532	4,129	3,275
Total assets	379,706	313,935	247,456	198,206	144,911	410,284	346,917
Total deposits	341,171	282,336	222,051	174,784	125,924	360,681	309,060
Borrowings
Total liabilities	346,712	287,196	224,139	176,776	127,493	369,230	317,043
Total shareholders’ equity	32,993	26,739	23,317	21,430	17,418	41,053	29,874
Selected average balances
Loans and loans held for sale	291,716	234,025	185,261	140,512	94,951	327,447	319,804
Earning assets	332,837	268,970	213,043	164,618	112,870	375,891	313,850
Total assets	345,431	279,354	221,221	171,366	118,893	394,995	330,426
Total deposits	309,361	251,893	196,355	149,959	107,415	350,927	345,698
Borrowings	—	—	—	—	—	—	—
Total shareholders’ equity	29,003	23,844	22,374	19,712	9,959	37,023	28,306

(1)	Noninterest expense divided by the sum of net interest income and noninterest income.

COMPARATIVE PER SHARE DATA

The following table sets forth for First Charter common stock and GBC common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2005, in the case of the net income and dividends declared data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of GBC at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See “Accounting Treatment.” The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission, which we refer to as the SEC. See “Where You Can Find More Information.”

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been if our companies had combined during these periods. The Comparative Per Share Data Table for the six months ended June 30, 2006 and the year ended December 31, 2005 combines the historical income per share data of First Charter and subsidiaries and GBC and subsidiaries giving effect to the merger as if the merger had become effective on January 1, 2005, using the purchase method of accounting. Upon completion of the merger, the operating results of GBC will be reflected in the consolidated financial statements of First Charter on a prospective basis.

	First		Pro	Per
	Charter	GBC	Forma	Equivalent
	Historical	Historical	Combined	GBC Share(1)

Net income from continuing operations for the twelve months ended December 31, 2005:
Basic	$0.83	$3.54	$0.89	$1.77
Diluted	$0.82	$3.17	$0.88	$1.75
Net income from continuing operations for the six months ended June 30, 2006:
Basic	$0.74	$2.01	$0.79	$1.57
Diluted	$0.74	$1.85	$0.78	$1.55
Dividends Paid:
For the twelve months ended December 31, 2005	$0.76	—	$0.76	$1.51
For the six months ended June 30, 2006	$0.385	—	$0.385	$0.77
Book Value:
As of December 31, 2005	$10.53	$18.62	$11.86	$23.59
As of June 30, 2006	$10.83	$19.21	$11.98	$23.83

(1)	Reflects GBC shares at the exchange ratio of 1.989.

RISK FACTORS

In addition to the other information contained in or incorporated by reference in this Proxy Statement/Prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Associated with the Merger

You may not receive the form of merger consideration that you elect.

The merger agreement contains provisions that are generally designed to ensure that 70% of the outstanding shares of GBC common stock are exchanged for shares of First Charter common stock and the other 30% of the shares are exchanged for cash. If elections are made by GBC shareholders that would otherwise result in more or less than 70% of such shares being converted into a right to receive First Charter common stock, either those electing to receive all or a portion of their consideration in cash or those electing to receive all or a portion of their consideration in shares of First Charter common stock, will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of gain for federal income tax purposes with respect to the cash received). If you do not make an election, you will receive the merger consideration in a combination of cash and/or shares of common stock as provided for in the merger agreement.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of First Charter and GBC. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of First Charter and GBC. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

First Charter and GBC have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of GBC and First Charter during such transition period.

First Charter has not previously operated in the Atlanta metropolitan market area.

Gwinnett Banking Company’s primary service area is Gwinnett and Fulton Counties, which are a part of the greater Atlanta metropolitan market area. The banking business in the greater Atlanta metropolitan market area is extremely competitive, and the level of competition may increase further. First Charter has not previously participated in this market and there may be unexpected challenges and difficulties that could adversely affect First Charter following the consummation of the merger.

The market price of First Charter common stock after the merger may be affected by factors different from those affecting the shares of GBC or First Charter currently.

The businesses of First Charter and GBC differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of GBC. For a discussion of the business of First Charter and of certain factors to consider in connection with its business, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.” For a discussion of the business of GBC and of certain factors to consider in connection with its business, see the information provided under “Information About the Companies — GBC Bancorp, Inc.”

GBC shareholders who make elections will be unable to sell their GBC shares in the market after making their election.

GBC shareholders may elect to receive the merger consideration in the form of cash or stock. Shareholders making an election must turn in their GBC stock certificates with their election form. During the time between when the election is made and when First Charter stock certificates are received by shareholders following the completion of the merger, GBC shareholders will be unable to sell their GBC common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Elections received after the close of the election period will not be accepted or honored.

The opinion obtained by GBC from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the merger.

GBC has not obtained an updated opinion as of the date of this document from its financial advisor. Changes in the operations and prospects of First Charter or GBC, general market and economic conditions and other factors which may be beyond the control of First Charter and GBC, and on which the financial advisor’s opinion was based, may significantly alter the value of First Charter or GBC or the prices of shares of First Charter common stock or GBC common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because GBC currently does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that GBC received from its financial advisor, please refer to “The Merger — Opinion of GBC’s Financial Advisor.” For a description of the other factors considered by GBC’s board of directors in determining to approve the merger, please refer to “The Merger — GBC’s Reasons for the Merger; Recommendation of the GBC Board of Directors.”

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on First Charter.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various state bank regulatory and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although First Charter and GBC do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of First Charter following the merger, any of which might have a material adverse effect on First Charter following the merger. First Charter is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on GBC or First Charter, measured relative to GBC, but First Charter could choose to waive this condition.

GBC directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of GBC shareholders.

Executive officers of GBC negotiated the terms of the merger agreement with their counterparts at First Charter, and GBC’s board of directors adopted and approved the merger agreement and unanimously recommended that GBC shareholders vote to approve the merger on substantially the terms set forth in the merger agreement. In considering these facts and the other information contained in this document, you should be aware that GBC’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of GBC shareholders. For example, certain executive officers have entered into agreements with GBC that provide, among other things, retention payments, restricted stock awards, severance and/or other benefits following the merger. In addition, at or before the closing of the merger, Gwinnett Banking Company will purchase its main office banking facilities and associated land, which are located at 165 Nash Street, Lawrenceville, Georgia, from GBC Properties, LLC, a limited liability company owned by members of the GBC board of directors. These and some other additional interests of GBC directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. Please see “The Merger — GBC’s Directors and Officers Have Financial Interests in the Merger” for information about these financial interests.

Risks Associated with First Charter’s Business

First Charter is subject to interest rate risk.

First Charter’s earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond First Charter’s control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, could influence not only the interest First Charter receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) First Charter’s ability to originate loans and obtain deposits, (ii) the fair value of First Charter’s financial assets and liabilities, and (iii) the average duration of First Charter’s mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, First Charter’s net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

Although management believes it has implemented effective asset-liability management strategies, including the potential use of derivatives as hedging instruments, to reduce the potential effects of changes in interest rates on First Charter’s results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on First Charter’s financial condition and results of operations.

First Charter is subject to lending risk.

There are inherent risks associated with First Charter’s lending activities. These risks include, among other things, the impact of changes in interest rates and changes in the economic conditions of the markets where First Charter operates as well as those across the State of North Carolina and the United States. Increases in interest rates and/or weakening economic conditions could adversely impact the ability of borrowers to repay outstanding loans or the value of the collateral securing these loans. First Charter is also subject to various laws and regulations that affect its lending activities. Failure to comply with applicable laws and regulations could subject First Charter to regulatory enforcement action that could result in the assessment of significant civil money penalties.

As of December 31, 2005, approximately 52 percent of First Charter’s loan portfolio consisted of commercial non-real estate, construction and commercial real estate loans. These types of loans are generally viewed as having more risk of default than residential real estate loans or consumer loans. These types of loans are also typically larger than residential real estate loans and consumer loans. Because First Charter’s loan portfolio contains a significant number of commercial non-real estate, construction and commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in non-performing loans. An increase in nonperforming loans could result in a net loss of earnings from these loans, an increase in a provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on First Charter’s financial condition and results of operations.

First Charter’s allowance for loan losses may be insufficient.

First Charter maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense that represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of First Charter’s control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review First Charter’s allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, First Charter will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on First Charter’s financial condition and results of operations.

First Charter is subject to environmental liability risk associated with lending activities.

A significant portion of First Charter’s loan portfolio is secured by real property. During the ordinary course of business, First Charter may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, First Charter may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require First Charter to incur substantial expenses and may materially reduce the affected property’s value or limit First Charter’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase First Charter’s exposure to environmental liability. Although First Charter has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on First Charter’s financial condition and results of operations.

First Charter’s profitability depends significantly on economic conditions in the Carolinas.

First Charter’s success depends primarily on the general economic conditions of the Carolinas and the specific local markets in which First Charter operates. Unlike larger national or other regional banks that are more geographically diversified, First Charter currently provides banking and financial services to customers primarily in the metropolitan areas of Charlotte-Gastonia-Concord, Lincolnton, Statesville-Mooresville, Shelby, Forest City, Salisbury, Asheville, Brevard and Raleigh-Cary. The local economic conditions in these areas have a significant impact on the demand for First Charter’s products and services as well as the ability of First Charter’s customers to repay loans, the value of the collateral securing loans and the stability of First Charter’s deposit funding sources. A significant decline in general economic conditions, caused by inflation, recession, or unemployment in First Charter’s primary markets, or changes in securities markets or other factors could impact these local economic conditions and, in turn, have a material adverse effect on First Charter’s financial condition and results of operations.

First Charter operates in a highly competitive industry and market area.

First Charter faces substantial competition in all areas of its operations from a variety of different competitors, many of which are larger and may have more financial resources than First Charter. Such competitors primarily include national, regional and local financial institutions within the various markets First

Charter operates. Additionally, various out-of-state banks have begun to enter or have announced plans to enter the market areas in which First Charter currently operates. First Charter also faces competition from many other types of financial institutions, including, without limitation, savings and loan associations, savings banks, credit unions, finance companies, brokerage firms, insurance companies, and major retail stores that offer competing financial services. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of First Charter’s competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than First Charter can.

First Charter’s ability to compete successfully depends on a number of factors, including, among other things:

•	The ability to develop, maintain and build upon long-term customer relationships based on top quality service, high ethical standards and safe, sound assets.

•	The ability to expand First Charter’s market position.

•	The scope, relevance and pricing of products and services offered to meet customer needs and demands.

•	The rate at which First Charter introduces new products and services relative to its competitors.

•	Customer satisfaction with First Charter’s level of service.

•	Industry and general economic trends.

Failure to perform in any of these areas could significantly weaken First Charter’s competitive position, which could adversely affect First Charter’s growth and profitability, which, in turn, could have a material adverse effect on First Charter’s financial condition and results of operation.

First Charter is subject to extensive government regulation and supervision.

First Charter, primarily through First Charter Bank and certain non-bank subsidiaries, is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect First Charter’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect First Charter in substantial and unpredictable ways. Such changes could subject First Charter to additional costs, limit the types of financial services and products First Charter may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on First Charter’s business, financial condition and results of operations. While First Charter has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

First Charter’s controls and procedures may fail or be circumvented.

Management regularly reviews and updates First Charter’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the systems are met. Any failure or circumvention of First Charter’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on First Charter’s business, results of operations and financial condition.

New lines of business or new products and services may subject First Charter to additional risks.

From time to time, First Charter may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services First Charter may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of First Charter’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on First Charter’s business, results of operations and financial condition.

First Charter relies on dividends from First Charter Bank for most of its revenue.

First Charter Corporation is a separate and distinct legal entity from First Charter Bank. It receives substantially all of its revenue from dividends received from First Charter Bank. These dividends are the principal source of funds to pay dividends on First Charter’s common stock and interest and principal on its outstanding debt securities. Various federal and/or state laws and regulations limit the amount of dividends that First Charter Bank may pay to First Charter. In the event First Charter Bank is unable to pay dividends to First Charter, First Charter may not be able to service debt, pay obligations or pay dividends on First Charter’s common stock. The inability to receive dividends from First Charter Bank could have a material adverse effect on First Charter’s business, financial condition, and results of operations.

Potential acquisitions may disrupt First Charter’s business and dilute shareholder value.

From time to time First Charter may seek merger or acquisition partners that are culturally similar and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale or expanded services. Acquiring other banks, businesses, or branches involves risks commonly associated with acquisitions, including, among other things:

•	Potential exposure to unknown or contingent liabilities of the target company.

•	Exposure to potential asset quality issues of the target company.

•	Difficulty and expense of integrating the operations and personnel of the target company.

•	Potential disruption to First Charter’s business.

•	Potential diversion of the time and attention of First Charter’s management.

•	The possible loss of key employees and customers of the target company.

•	Difficulty in estimating the value of the target company.

•	Potential changes in banking or tax laws or regulations that may affect the target company.

First Charter regularly evaluates merger and acquisition opportunities and conducts due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of First Charter’s tangible book value and net income per common share may occur in connection with any future transaction.

Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on First Charter’s financial condition and results of operations.

First Charter may not be able to attract and retain skilled personnel.

First Charter’s success depends, in large part, on its ability to attract and retain key personnel. Competition for these individuals in most businesses engaged in by First Charter can be intense and First Charter may not be able to hire or retain them. The unexpected loss of services of one or more of First Charter’s key personnel could have a material adverse impact on First Charter’s business because of their skills, knowledge of First Charter’s market, years of financial services experience and the difficulty of promptly finding qualified replacement personnel. First Charter has employment agreements or non-competition agreements with several of its senior and executive officers in an attempt to partially mitigate this risk.

First Charter’s information systems may experience an interruption or breach in security.

First Charter relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in First Charter’s customer relationship management, general ledger, deposit, loan and other systems. While First Charter has policies and procedures designed to prevent or limit the effect of the failure, interruptions or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of First Charter’s information systems could damage First Charter’s reputation, result in a loss of customer business, subject First Charter to additional regulatory scrutiny, or expose First Charter to civil litigation and possible financial liability, any of which could have a material adverse effect on First Charter’s financial condition and results of operations.

First Charter continually encounters technological advancements.

The financial services industry is continually undergoing rapid technological advancements with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. First Charter’s future success depends, in large part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in First Charter’s operations. Many of First Charter’s competitors have substantially greater resources to invest in technological improvements. First Charter may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological advancements affecting the financial services industry could have a material adverse impact on First Charter’s business and, in turn, First Charter’s financial condition and results of operations.

First Charter is subject to claims and litigation pertaining to fiduciary responsibility.

From time to time, customers make claims and take legal action pertaining to First Charter’s performance of its fiduciary responsibilities. Whether customer claims and legal action related to First Charter’s performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to First Charter they may result in significant financial liability and/or adversely affect the market perception of First Charter and its products and services as well as impact customer demand for those products and services. Any financial liability or reputational damage could have a material adverse effect on First Charter’s business, which, in turn, could have a material adverse effect on First Charter’s financial condition and results of operations.

First Charter may need additional capital resources in the future which may not be available when needed or at all.

First Charter may need to obtain additional debt or equity financing in the future for growth, investment or strategic acquisitions. There can be no assurance that such financing will be available to First Charter on acceptable terms or at all. If First Charter is unable to obtain such additional financing, First Charter may not be able to grow or make strategic acquisitions or investments when desired, which could have a material adverse impact on First Charter’s business and, in turn, First Charter’s financial condition and results of operations.

Severe weather, natural disasters and other adverse external events could significantly impact First Charter’s business.

Severe weather, natural disasters and other adverse external events could have a significant impact on First Charter’s ability to conduct business. Such events could affect the stability of First Charter’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and or cause First Charter to incur additional expenses. The Southeast region of the Untied States is periodically impacted by hurricanes. For example, during 1989, Hurricane Hugo made landfall along the South Carolina coast and subsequently caused extensive flooding and destruction in the metropolitan area of Charlotte, North Carolina and other communities where First Charter conducts business. While the impact of hurricanes may not significantly affect First Charter, other severe weather or natural disasters, acts of war or terrorism or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on First Charter’s business, which, in turn, could have a material adverse effect on First Charter’s financial condition and results of operations.

Risks Related to First Charter’s Common Stock

First Charter’s stock price can be volatile.

Stock price volatility may make it more difficult for a shareholder to resell First Charter’s common stock when desired and at favorable prices. First Charter’s stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	Actual or anticipated variations in quarterly results of operations.

•	Recommendations by securities analysts.

•	Operating and stock price performance of other financial institutions that investors deem comparable to First Charter.

•	News reports relating to trends, concerns and other issues in the financial services industry.

•	Perceptions in the marketplace regarding First Charter and/or its competitors.

•	New technology used, or services offered, by competitors.

•	Significant acquisitions, business combinations or capital commitments by or involving First Charter or its competitors.

•	Failure to integrate acquisitions or realize anticipated benefits from acquisitions.

•	Changes in government regulations.

•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.

•	General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause First Charter’s stock price to decrease regardless of operating results.

The trading volume in First Charter’s common stock is less than that of other larger financial services companies.

Although First Charter’s common stock is listed for trading on the NASDAQ Global Select Market, the trading volume in its common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of First Charter’s common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which First Charter has no control. Given the lower trading volume of First Charter’s common stock, significant sales of First Charter’s common stock, or the expectation of these sales, could cause First Charter’s stock price to fall.

An investment in First Charter’s common stock is not an insured deposit.

First Charter’s common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation (FDIC), any other deposit insurance fund or by any other public or private entity. Investment in First Charter’s common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire First Charter’s common stock, you may lose some or all of your investment.

First Charter’s articles of incorporation, bylaws and shareholder protection rights agreement as well as certain banking laws may have an anti-takeover effect.

Provisions of First Charter’s articles of incorporation and bylaws, federal banking laws, including regulatory approval requirements, and First Charter’s Shareholder Protection Rights Agreement could make it more difficult for a third party to acquire First Charter, even if doing so would be perceived to be beneficial to First Charter’s shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of First Charter’s common stock.

Risks Associated with First Charter’s Industry

The earnings of financial services companies are significantly affected by general business and economic conditions.

First Charter’s operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance, and the strength of the U.S. economy and the local economies in which First Charter operates, all of which are beyond First Charter’s control. A deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for First Charter’s products and services, among other things, any of which could have a material adverse impact on First Charter’s financial condition and results of operations.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, First Charter may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. First Charter may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on First Charter’s business and, in turn, First Charter’s financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts or mutual funds. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on First Charter’s financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of First Charter, GBC and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either First Charter or GBC to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the risk that the businesses of First Charter and/or GBC in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	revenues following the merger may be lower than expected;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required governmental and GBC shareholder approvals, and the ability to complete the merger on the expected timeframe;

•	possible changes in economic and business conditions;

•	the existence or exacerbation of general geopolitical instability and uncertainty;

•	the ability of First Charter to integrate other acquisitions and attract new customers;

•	possible changes in monetary and fiscal policies, and laws and regulations;

•	the effects of easing of restrictions on participants in the financial services industry;

•	the cost and other effects of legal and administrative cases;

•	possible changes in the credit worthiness of customers and the possible impairment of collectibility of loans;

•	the effects of changes in interest rates; and

•	other risks and factors identified in First Charter’s and GBC’s filings with the SEC, including the items identified in this Proxy Statement/Prospectus under the heading “Risk Factors.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to First Charter or GBC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, First Charter and GBC undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE GBC SPECIAL MEETING

This section contains information about the special meeting of GBC shareholders that has been called to consider and approve the merger on substantially the terms set forth in the merger agreement.

Together with this document, we are also sending you a notice of the special meeting and a form of proxy that is solicited by the GBC board of directors. The special meeting will be held at the main office of Gwinnett Banking Company at 165 Nash Street, Lawrenceville, Georgia 30045 on October 17, 2006, at 8:00 a.m., local time.

Matters to be Considered

The purpose of the special meeting is to vote on a proposal for approval of the merger on substantially the terms set forth in the merger agreement.

You also will be asked to vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger.

Proxies

Each copy of this document mailed to holders of GBC common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to GBC’s Secretary, or by attending the special meeting in person, notifying the Secretary, and voting by ballot at the special meeting.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia 30045

Attention:	John T. Hopkins, III
Corporate Secretary
Phone Number: (770) 995-9561

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger.

GBC shareholders should NOT send stock certificates with their proxy cards. GBC shareholders will be sent election forms and instructions, at which time they will be requested to submit their stock certificates. If the merger is completed, GBC shareholders who did not make a timely or proper election will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their GBC stock certificates for the merger consideration.

Solicitation of Proxies

GBC and First Charter will bear equally the cost of printing and mailing this Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the merger, however, GBC solely will bear any additional costs of soliciting proxies from you. In addition to solicitation of proxies by mail, GBC will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of GBC common stock and secure their voting instructions. GBC and First Charter will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, several of GBC’s regular employees, who will not be specially compensated, may solicit proxies from GBC shareholders, either personally or by telephone, facsimile, letter or other electronic means. Prior to the special meeting, GBC may hire a proxy solicitation firm to assist GBC in soliciting proxies from you. In this event, GBC would bear the proxy solicitor’s fee plus reasonable expenses.

Record Date

The close of business on August 25, 2006 has been fixed as the record date for determining the GBC shareholders entitled to receive notice of and to vote at the special meeting. At that time, 2,136,608 shares of GBC common stock were outstanding, held by approximately 750 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of GBC common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present.

Approval of the merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of GBC common stock entitled to vote at the special meeting. You are entitled to one vote for each share of GBC common stock you held as of the record date.

Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum. Because approval of such adjournments is based on the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against this proposal.

Shareholders will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by GBC’s transfer agent.

Because the affirmative vote of the holders of a majority of the issued and outstanding shares of GBC common stock entitled to vote at the special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the GBC board of directors urges GBC shareholders to promptly vote by completing, dating, and signing the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker.

Voting Agreement

As an inducement to and a condition of First Charter’s willingness to enter into the merger agreement, each of the directors and executive officers of GBC entered into a voting agreement with First Charter. Pursuant to the voting agreement, each of the directors and executive officers of GBC agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval and adoption of the merger agreement (or any amended version thereof), the merger and the other transactions contemplated thereby, (ii) against any action or agreement that is or would be reasonably likely to result in any condition to GBC’s obligations or First Charter’s obligations under the merger agreement not being fulfilled and (iii) against any Alternative Proposal (as defined in the merger agreement and as further described under “The Merger Agreement — Agreement Not to Solicit Other Offers”). As of the record date, the directors and executive officers of GBC beneficially owned 557,785 shares, or approximately 26% of the outstanding shares of GBC common stock.

Each of the directors and executive officers of GBC also granted First Charter an irrevocable proxy coupled with an interest to vote such shareholder’s shares as provided in the voting agreement. Each proxy will expire automatically and without further action by the parties upon the termination of the voting agreement, which terminates upon termination of the merger agreement. Except for shares of GBC common stock that may be attributable to them pursuant to the voting agreement, none of the directors or executive officers of First Charter beneficially own any shares of GBC common stock.

A copy of the voting agreement is attached as Appendix D of this Proxy Statement/Prospectus and is incorporated herein by reference. GBC shareholders are urged to read the voting agreement in its entirety.

Beneficial Stock Ownership of GBC Management and Directors

The following table provides information concerning beneficial ownership of GBC common stock as of August 25, 2006, by:

•	each of GBC’s directors;

•	each of GBC’s Chief Executive Officer and Chief Financial Officer; and

•	all of GBC’s and Gwinnett Banking Company’s directors and executive officers as a group.

The following table lists the applicable percentage of beneficial ownership based on 2,136,608 shares of common stock outstanding as of August 25, 2006.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Percentage

Larry D. Key	82,323	3.85%
John T. Hopkins III	60,510	2.83%
James B. Ballard	44,764	2.10%
Jerry M. Boles	31,700	1.48%
W. H. Britt	23,026	1.08%
Richard F. Combs(2)	63,643	2.98%
W. Grant Hayes(3)	11,000	*
Douglas A. Langley(4)	36,500	1.71%
Norris J. Nash(5)	53,813	2.52%
J. Joseph Powell(6)	47,765	2.24%
Michael A. Roy	53,531	2.51%
William S. Stanton, Jr.	49,210	2.30%
All directors and executive officers
as a group (12 persons)	557,785	26.11%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days.

(2)	Includes 6,882 shares owned by Mr. Combs’ wife.

(3)	Includes 2,500 shares owned by a company that Mr. Hayes controls.

(4)	Includes 3,600 shares owned by Mr. Langley’s wife, 28,000 shares held by the Ashworth & Associates, P.C. 401(k) Profit Sharing Plan, of which Mr. Langley is the Trustee.

(5)	Includes 2,500 shares held by a general partnership that Mr. Nash controls.

(6)	Includes 10,714 shares owned by a company that Mr. Powell controls.

INFORMATION ABOUT THE COMPANIES

First Charter Corporation

First Charter Corporation is a North Carolina corporation and a bank holding company under U.S. law. Its principal asset is the stock of its subsidiary, First Charter Bank. First Charter’s primary market area is located within North Carolina and is centered primarily around the Charlotte Metro region, including Mecklenburg County and its surrounding counties. Charlotte is the twenty-sixth largest city in the United States and has a diverse economic base. As of June 30, 2006, First Charter had total consolidated assets of approximately $4.4 billion, total consolidated deposits of approximately $3.0 billion and total consolidated shareholders’ equity of approximately $337 million.

At June 30, 2006, First Charter Bank, a full service bank, operated 58 financial centers and four insurance offices, as well as 139 ATMs (automated teller machines) throughout North Carolina. First Charter Bank also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. Through its financial centers, First Charter Bank provides a wide range of banking products, including interest-bearing and noninterest-bearing checking accounts, money market accounts, certificates of deposit, individual retirement accounts, full service and discount brokerage services including annuity sales, overdraft protection, financial planning services, personal and corporate trust services, safe deposit boxes, and online banking. First Charter Bank also provides commercial, consumer, real estate, residential mortgage and home equity loans. First Charter Bank also operates other lines of business through various subsidiaries, including insurance services.

First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ Global Select Market. The principal executive offices of First Charter are located at 10200 David Taylor Drive, Charlotte, North Carolina 28262. The telephone number is (704) 688-4300.

Additional information about First Charter and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.”

GBC Bancorp, Inc.

General

GBC was organized in August 1996 as a Georgia corporation for the purpose of acquiring all of the common stock of Gwinnett Banking Company, a Georgia bank that subsequently opened for business in October 1997. GBC is a bank holding company within the meaning of the Bank Holding Company Act of 1956, and the Georgia Bank Holding Company Act. GBC was organized to facilitate Gwinnett Banking Company’s ability to serve its customers’ requirements for financial services.

Gwinnett Banking Company

Gwinnett Banking Company is a full service commercial bank with locations at 165 Nash Street, Lawrenceville, Gwinnett County, Georgia and 11675 Rainwater Drive, Alpharetta, Fulton County, Georgia. Gwinnett Banking Company’s primary service area is Gwinnett and Fulton Counties, but also serves the adjacent Georgia counties, or parts thereof, of Cherokee, Cobb, DeKalb, Forsyth, Fulton, Hall and Walton. The principal business of Gwinnett Banking Company is to accept deposits from the public and to make loans and other investments. The principal source of funds for Gwinnett Banking Company’s loans and investments are demand, time, savings, and other deposits (including negotiable orders of withdrawal or NOW accounts), amortization and prepayments of loans and borrowings. The principal sources of income for Gwinnett Banking Company are interest and fees collected on loans, interest and dividends collected on other investments and service charges. The principal expenses of Gwinnett Banking Company are interest paid on savings and other deposits (including NOW accounts), interest paid on other borrowings by Gwinnett Banking Company, employee compensation, office expenses and other overhead expenses.

Industry and Competition

Gwinnett Banking Company opened its main office in Lawrenceville, Gwinnett County, Georgia, followed by a second branch in Alpharetta, Fulton County, Georgia in 2001. Gwinnett and Fulton Counties boast some of the strongest demographic growth trends in the nation. Gwinnett County’s population, for example, is projected to grow at a 23.5% rate from 2005 to 2010. This is significantly faster growth than the 11.3% projected for Georgia or the 6.3% projected nationally over the same time period. The 2005 median household income in Gwinnett County is $71,149 and Fulton County is $61,147, significantly higher than the $51,646 median income for Georgia and $46,059 for the Southeast.

Gwinnett Banking Company competes with national and state banks, financial institutions, brokerage firms and credit unions for loans and deposits. These competitors offer a range of banking services and compete vigorously to offer these services, especially deposits. In addition, in certain aspects of its banking business, Gwinnett Banking Company also competes with credit unions, small loan companies, consumer finance companies, brokerage firms, insurance companies, money market funds and other financial institutions which have recently been invading traditional banking markets. Gwinnett Banking Company competes with these institutions primarily on the basis of price and customer service. The competition has increased significantly within the past few years as a result of federal and state legislation deregulating financial institutions. Many of Gwinnett Banking Company’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of the competitors have been in business for a long time and have an established customer base and name recognition.

Employees

Gwinnett Banking Company had 45 full-time and 2 part-time employees as of August 1, 2006. GBC does not have any employees who are not also employees of Gwinnett Banking Company.

Supervision and Regulation

Supervision, regulation and examination of GBC and Gwinnett Banking Company is intended primarily for the protection of depositors rather than holders of GBC common stock. GBC is a bank holding company registered with the Federal Reserve Board and the Georgia Department of Banking and Finance under the Bank Holding Company Act of 1956, as amended, (the “BHC Act”) and the Georgia Bank Holding Company Act, respectively. As a result, it is subject to the supervision, examination and reporting requirements of these acts and the regulations of the Federal Reserve Board and the Georgia Department of Banking and Finance issued under these acts.

The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than five percent of the voting shares of the bank; (2) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (3) it may merge or consolidate with any other bank holding company.

The Gramm-Leach-Bliley Act (“GLB Act”) permits bank holding companies meeting certain management, capital and community reinvestment standards to engage in a substantially broader range of non-banking activities than were permitted previously, including insurance underwriting and merchant banking activities. The GLB Act repealed sections 20 and 32 of the Glass Steagall Act, permitting affiliations of banks with securities firms and registered investment companies. The GLB Act permits banks to be under common control with securities firms, insurance companies, investment companies and other financial interests if these companies are subsidiaries of a financial holding company. Some of these affiliations are also permissible for bank subsidiaries. The GLB Act includes significant provisions regarding the privacy of financial information. These financial privacy provisions generally require a financial institution to adopt a privacy policy regarding its practices for sharing nonpublic personal information and to disclose that policy to its customers, both at the time the customer relationship is established and at least annually during the relationship. These provisions also prohibit the Company from disclosing nonpublic personal financial information to third parties unless customers have the opportunity to opt out of the disclosure.

The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks that are members of the Federal Reserve Board and other affiliates (which includes any holding company of which a bank is a subsidiary and any other non-bank subsidiary of such holding company). Banks that are not members of the Federal Reserve Board also are subject to these limitations. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or the furnishing of services.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) recapitalized the Bank Insurance Fund (“BIF”), of which Gwinnett Banking Company is a member; substantially revised statutory provisions, including capital standards; restricted certain powers of state banks; gave regulators the authority to limit officer and director compensation; and required holding companies to guarantee the capital compliance of their banks in certain instances. FDICIA, among other things, requires the federal banking agencies to take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. FDICIA established five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized,” as defined by regulations adopted by the Federal Reserve Board, the Federal Deposit Insurance Corporation (“FDIC”) and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure, and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to the greater of 2 percent of total tangible assets or 65 percent of the minimum leverage ratio to be prescribed by regulation. An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

Under the agency rule implementing the prompt corrective action provisions, an institution that (i) has a Total Capital ratio of 10.0% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be “well capitalized.” An institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be “adequately capitalized.” A depository institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be “undercapitalized.” A depository institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be “significantly undercapitalized,” and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.” For purposes of the regulation, the term “tangible equity” includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating. An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency.

Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary’s assets and the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines “that those actions are necessary to carry out the purpose” of FDICIA.

If a depository institution fails to meet regulatory capital requirements, regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC’s claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the “sister bank” exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to prevailing rates in the institution’s region; (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ “qualified” senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain non-depository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer without regulatory approval. At December 31, 2005, GBC and Gwinnett Banking Company were both “well capitalized” and were not subject to any of the foregoing restrictions.

The Community Reinvestment Act of 1977 (“CRA”) and the regulations of the Federal Reserve Board and the FDIC implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The CRA and its implementing regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch or to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction. Gwinnett Banking Company’s most recent CRA examination was in December 9, 2003 and Gwinnett Banking Company received a “Satisfactory” rating.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) is intended to allow the federal government to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Title III of the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

Among its provisions, the USA Patriot Act requires each financial institution: (i) to establish an anti-money laundering program, (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks and (iii) to avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, the USA Patriot Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. The federal banking agencies have begun proposing and implementing regulations interpreting the USA Patriot Act. Compliance with the USA Patriot Act did not have a significant impact on the financial condition or results of operations of GBC and Gwinnett Banking Company.

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) intended to address systemic and structural weaknesses of the capital markets in the United States that were perceived to have contributed to recent corporate scandals. The Sarbanes-Oxley Act created the Public Company Accounting Oversight Board (“PCAOB”) to oversee the conduct of audits of public companies. The duties of PCAOB include (i) registering public accounting firms that prepare audit reports, (ii) establishing auditing, quality control, ethics, independence and other standards for the preparation of audit reports, (iii) conducting inspections of registered public accounting firms and (iv) otherwise promoting high professional standards among, and improving the quality of audit services offered by auditors of public companies. The PCAOB is funded from assessments on public companies and is subject to the oversight of the SEC. In addition, the Sarbanes-Oxley Act attempts to strengthen the independence of public company auditors by, among other things, (i) prohibiting public company auditors from providing certain non-audit services to their audit clients, (ii) requiring a company’s audit committee to preapprove all audit and non-audit services being provided by its independent auditor, (iii) requiring the rotation of audit partners and (iv) prohibiting an auditor from auditing a client that has as its chief executive officer, chief financial officer, chief accounting officer or controller a person that was employed by the auditor during the previous year.

The Sarbanes-Oxley Act also attempts to enhance the responsibility of corporate management by, among other things, (i) requiring the Chief Executive Officer and Chief Financial Officer of public companies to provide certain certifications in their periodic reports regarding the accuracy of the periodic reports filed with the SEC, (ii) prohibiting directors and officers of public companies from fraudulently influencing an accountant engaged in the audit of the company’s financial statements, (iii) requiring chief executive officers and chief financial officers to forfeit certain bonuses in the event of a misstatement of financial results, (iv) prohibiting directors and officers found to be unfit from serving in a similar capacity with other public companies, (v) prohibiting directors and officers from trading in the company’s equity securities during pension blackout periods and (vi) requiring the SEC to issue standards of professional conduct for attorneys representing public companies. In addition, public companies whose securities are listed on a national securities exchange or association must satisfy the following additional requirements: (i) the company’s audit committee must appoint and oversee the company’s auditors, (ii) each member of the company’s audit committee must be independent, (iii) the company’s audit committee must establish procedures for receiving complaints regarding accounting, internal accounting controls and audit-related matters, (iv) the company’s audit committee must have the authority to engage independent advisors and (v) the company must provide appropriate funding to its audit committee, as determined by the audit committee.

The Sarbanes-Oxley Act contains several provisions intended to enhance the quality of financial disclosures of public companies, including provisions that (i) require that financial disclosures reflect all material correcting adjustments identified by the company’s auditors, (ii) require the disclosure of all material off-balance sheet transactions, (iii) require the SEC to issue rules regarding the use by public companies of pro forma financial information, (iv) with certain limited exceptions, including an exception for financial institutions making loans in compliance with federal banking regulations, prohibit public companies from making personal loans to its directors and officers, (v) with certain limited exceptions, require directors, officers and principal shareholders of public companies to report changes in their ownership in the company’s securities within two business days of the change, (vi) require a company’s management to provide a report of its assessment of the internal controls of the company in its annual report and requires auditors to attest to managements assertion of the internal controls, (vii) require public companies to adopt codes of conduct for senior financial officers and (viii) require companies to disclose whether the company’s audit committee has a financial expert as a member.

Under the Sarbanes-Oxley Act, the SEC was directed to adopt rules designed to protect the independence of research analysts and to require research analysts to disclose conflicts of interest and potential conflicts of interest. The Sarbanes-Oxley Act also directs that certain studies be conducted by the Comptroller General and the SEC, including studies regarding the function of credit rating agencies and the role of investment banks and financial advisers might have on earnings.

Although GBC and Gwinnett Banking Company have incurred additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations promulgated by the SEC thereunder, such compliance has not had a material impact on GBC’s or Gwinnett Banking Company’s financial condition or results of operations.

Environmental Laws

GBC does not anticipate that compliance with environmental laws and regulations will have any material effect on capital, expenditures, earnings, or on its competitive position. However, environmentally related hazards have become a source of high risk and potentially unlimited liability for financial institutions. Environmentally contaminated properties owned by an institution’s borrowers may result in a drastic reduction in the value of the collateral securing the institution’s loans to such borrowers, and liability to the institution for clean-up costs if it forecloses on the contaminated property. GBC is not aware of any borrower who is currently subject to any environmental investigation or clean-up proceeding that is likely to have a materially adverse effect on the financial condition or results of operations of GBC.

Properties

Gwinnett Banking Company leases its main office located at 165 Nash Street, Lawrenceville, Gwinnett County, Georgia. Gwinnett Banking Company also leases its branch banking offices located at 11675 Rainwater Drive, Suite 150, Alpharetta, Fulton County, Georgia 30004. All leased property is in good order and condition. Please see “The Merger — GBC’s Directors and Officers Have Financial Interests in the Merger — Purchase of GBC Main Office.”

Legal Proceedings

GBC is subject to claims and litigation in the ordinary course of business. GBC believes that any pending claims and litigation will not have a material adverse effect on its consolidated position.

Market Price of and Dividends on GBC’s Common Stock and Related Shareholder Matters

Shares of GBC common stock are thinly traded on the OTC Bulletin Board under the symbol “GBCP.OB.”

As of June 1, 2006, there were approximately 750 holders of GBC common stock. To date, GBC has not paid any dividends. Under the terms of the merger agreement, GBC may not pay cash dividends on its common stock.

No Changes in or Disagreements with Accountants on Accounting and Financial Disclosure

During GBC’s two most recent fiscal years and all subsequent interim periods, there were no changes in its accountants or any disagreements with its accountants on any matter of accounting principal or practice, financial statement disclosure, or auditing scope or procedure. Further, the accountant’s reports on GBC’s financial statements for the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principal.

GBC Bancorp, Inc. Management’s Discussion and Analysis of Financial Condition
and Results of Operations

General

The following is GBC’s management’s discussion and analysis of certain significant factors that have affected the financial position and operating results of GBC and Gwinnett Banking Company, during the periods included in the accompanying audited consolidated financial statements as of and for the years ended December 31, 2005 and December 31, 2004 and the unaudited consolidated financial statements as of and for the three and six months ended June 30, 2006 and June 30, 2005. The purpose of this discussion is to focus on information about GBC’s financial condition and results of operations that are not otherwise apparent from these financial statements. Reference should be made to these financial statements contained in Appendix E and the selected financial data presented elsewhere in this Proxy Statement/Prospectus for an understanding of the following discussion and analysis.

Critical Accounting Policies

GBC has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States in the preparation of GBC’s financial statements. GBC’s significant accounting policies are described in the footnotes to the audited consolidated financial statements included in this proxy statement/prospectus.

Certain accounting policies involve significant judgments and assumptions by GBC which have a material impact on the carrying value of certain assets and liabilities. GBC considers these accounting policies to be critical accounting policies. The judgments and assumptions GBC uses are based on historical experience and other factors, which GBC believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions GBC makes, actual results could differ from these judgments and estimates which could have a material impact on GBC’s carrying values of assets and liabilities and GBC’s results of operations.

GBC believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of GBC’s consolidated financial statements. Please see “— Provision for Loan Losses,” below, for a description of GBC’s processes and methodology for determining GBC’s allowance for loan losses.

Management’s Discussion and Analysis for the Three Months and Six Months Ended June 30, 2006 and June 30, 2005

GBC’s results for the first six months of 2006 were highlighted by continued increased profitability to approximately $3,707,000, compared to approximately $2,830,000 for the six months of 2005.

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. GBC attempts to price deposits to meet asset/liability objectives consistent with local market conditions.

GBC’s liquidity is monitored on a periodic basis by management and State and Federal regulatory authorities. GBC monitors its liquidity requirements under two categories, operational needs and emergency needs. The operational needs category establishes the cash requirements to sufficiently fund GBC’s deposit reserve requirements and pay operating expenses. The emergency need category establishes sufficient cash requirements to fund the volatility of deposits. As determined under these categories, GBC’s liquidity as of June 30, 2006 was considered satisfactory.

In the future, the primary source of funds available to GBC will be the payment of dividends by Gwinnett Banking Company. Banking regulations limit the amount of the dividends that may be paid without prior approval of Gwinnett Banking Company’s regulatory agency. As of June 30, 2006, Gwinnett Banking Company could pay approximately a $1,889,000 dividend without regulatory approval.

At June 30, 2006, GBC’s capital ratios were adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios on a consolidated and bank-only basis are as follows:

	Actual		Well-
		Gwinnett	Capitalized
	GBC	Company Only	Requirement

Leverage ratios	10.21%	8.79%	5.00%
Risk-based capital ratios:
Tier 1 capital	11.58%	9.97%	6.00%
Total capital	12.72%	11.11%	10.00%

These ratios may decline as asset growth continues, but are expected to exceed regulatory minimum requirements. GBC believes that anticipated future earnings will assist in keeping these ratios at satisfactory levels.

GBC believes that its liquidity and capital resources will be adequate and will meet its foreseeable short and long-term needs. GBC anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, GBC’s other material commitments and liabilities.

GBC management is not aware of any known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on GBC’s liquidity, capital resources or operations. Management is also not aware of any current recommendations by regulatory authorities that, if they were implemented, would have such an effect.

At June 30, 2006, GBC had no material commitments for capital expenditures.

Off-Balance Sheet Arrangements

GBC is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of GBC’s customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet.

GBC’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. GBC uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of GBC’s commitments is as follows:

June 30, 2006

Commitments to extend credit	$133,525,426
Letters of credit	$5,988,600

$139,514,026

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by GBC upon extension of credit, is based on GBC’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by GBC to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which GBC deems necessary.

Related Party Transactions

Directors and officers of GBC and their affiliates, including members of their families or businesses and other organizations with which they are associated, have banking and other transactions in the ordinary course of business with Gwinnett Banking Company. It is the policy of Gwinnett Banking Company that any loans or other transactions with those persons or entities (i) be made in accordance with applicable law and Gwinnett Banking Company’s lending policies, (ii) be made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing, and (iii) not be expected to involve more than the normal risk of collectability or present other unfavorable features to the GBC and Gwinnett Banking Company. In addition, all transactions with directors and officers of GBC and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of the directors of GBC, including a majority of the directors who do not have an interest in the transaction.

GBC leases its main office banking facilities under a noncancelable operating lease agreement from GBC Properties, LLC, a limited liability company owned by several members of the GBC board of directors. The lease term is for 15 years with the monthly rental payment adjusting every fifth year for changes in the Consumer Price Index. The lease agreement requires GBC to pay normal operating and occupancy expenses of the facilities. Prior to the transaction with First Charter, GBC and GBC Properties, LLC reached an understanding whereby the GBC main office banking facilities would be sold to GBC in the event of a change in control of GBC. The merger agreement requires that such purchase occur prior to the consummation of the merger. Please see “The Merger — GBC’s Directors and Officers Have Financial Interests in the Merger — Purchase of GBC Main Office.”

Financial Condition as of June 30, 2006 and December 31, 2005

The following is a summary of GBC’s balance sheet for the periods indicated:

	June 30,	December 31,
	2006	2005
	(Dollars in thousands)

Cash and due from banks	$6,942	$3,801
Federal funds sold	15,396	16,656
Securities	32,426	32,411
Loans, net	339,440	315,453
Premises and equipment	278	293
Other assets	15,802	11,092

	$410,284	$379,706

Deposits	$360,682	$341,171
Securities sold under repurchase agreements	844	829
Other liabilities	7,705	4,713
Shareholders’ equity	41,053	32,993

	$410,284	$379,706

GBC’s total assets increased by 8.05% for the first six months of 2006. Deposit growth of approximately $19,511,000 was invested primarily in loans and cash due from banks. GBC increases its deposits in response to increases in loans. GBC’s net loan to deposit ratio increased to 94.11% at June 30, 2006 from 92.46% at December 31, 2005. GBC’s total equity increased by year-to-date net income of approximately $3,707,000 and proceeds from the exercise of stock options in the amount of $4,774,000. These increases were partially offset by unrealized losses on securities available-for-sale, net of tax, of approximately $421,000.

GBC’s securities portfolio, consisting of U.S. Agency, State, County and Municipals, and mortgage-backed securities, amounted to approximately $32,426,000 at June 30, 2006. Unrealized losses on securities amounted to approximately $1,386,000 at June 30, 2006, as compared to an unrealized loss of approximately $705,000 at December 31, 2005. Management has not specifically identified any securities for sale in future periods that, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

GBC has approximately 80% of its loan portfolio collateralized by real estate located in its primary market area of Gwinnett County, Georgia and surrounding counties. GBC’s real estate construction portfolio consists of loans collateralized by loans to build one-to-four-family residential properties. GBC generally requires that loans collateralized by real estate not exceed 80%-85% of the collateral value.

The remaining approximately 20% of the loan portfolio consists of commercial, consumer, and other loans. GBC requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with GBC’s loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in GBC’s market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing.

GBC attempts to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower’s financial position. Also, GBC establishes and periodically reviews its lending policies and procedures as well as having independent loan review. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of Gwinnett Banking Company’s statutory capital and unsecured loan relationships that exceed 15% of Gwinnett Banking Company’s statutory capital.

Results of Operations For The Three Months Ended June 30, 2006 and 2005 and For The Six Months Ended June 30, 2006 and 2005

The following is a summary of GBC’s operations for the periods indicated:

	Three Months Ended
	June 30,
	2006	2005
	(Dollars in thousands)

Interest income	$8,760	$6,117
Interest expense	3,776	2,146

Net interest income	4,984	3,971
Provision for loan losses	30	150
Other income	751	984
Other expense	2,315	2,294

Pretax income	3,390	2,511
Income tax	1,252	917

Net income	$2,138	$1,594

	Six Months Ended
	June 30,
	2006	2005
	(Dollars in thousands)

Interest income	$16,813	$11,465
Interest expense	7,141	3,935

Net interest income	9,672	7,530
Provision for loan losses	481	405
Other income	1,195	1,681
Other expense	4,517	4,357

Pretax income	5,869	4,449
Income tax	2,162	1,619

Net income	$3,707	$2,830

GBC’s net interest income increased by $1,013,000 and $2,142,000 for the second quarter and first six months of 2006, respectively, as compared to the same periods in 2005. GBC’s net interest margin increased to 4.77% during the first six months of 2006 as compared to 4.63% for the first six months of 2005 and 4.75% for the entire year of 2005. The increase in net interest income is due primarily to the increased volume of average loans outstanding, higher loan interest rates and increase in related loan fees. GBC’s cost of funds increased to 3.91% in the first six months of 2006 as compared to 2.89% in the first six months of 2005. The increase in cost of funds was a smaller increase than the increase in loan yields, therefore, creating an increase in interest margins.

The provision for loan losses decreased by $120,000 for the second quarter and increased by $76,000 for the first six months of 2006, respectively, as compared to the same periods in 2005. The amounts provided are due primarily to overall loan growth, as well as GBC’s assessment of the inherent risk in the loan portfolio. Based upon its evaluation of the loan portfolio, GBC believes the allowance for loan losses to be adequate to absorb losses on existing loans that may become uncollectable. GBC’s evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, past experience, underlying collateral values, and current economic conditions that may affect the borrower’s ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. The unclassified loans are further segmented by loan type with an allowance percentage applied to each type in order to establish a general allowance for loan losses. The allowance percentage determined is based upon GBC’s experience specifically and the historical experience of the banking industry generally. Due to improvements in the economic environment, the historical experience of low losses and the maturing of the loan portfolio, management may decrease the general allowances for loan losses in the future. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for losses. The allowance for loan losses as a percentage of total loans was 1.20% at June 30, 2006 as compared to 1.16% at December 31, 2005.

Information with respect to nonaccrual, past due and restructured loans is as follows:

	June 30,
	2006	2005
	(Dollars in thousands)

Nonaccrual loans	$64	$1,606
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	0	0
Restructured loans	285	304
Potential problem loans	3,817	2,529
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	6	77
Interest income that was recorded on nonaccrual and restructured loans	0	0

Potential problem loans are defined as loans about which GBC has serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on nonaccrual status, to become past due more than ninety days, or to be restructured.

It is GBC’s policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. Management considers the collection of interest doubtful when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information, which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Information regarding certain loans and allowance for loan loss data is as follows:

	Six Months Ended
	June 30,
	2006	2005
	(Dollars in thousands)

Average amount of loans outstanding	$344,230	$276,540

Balance of allowance for loan losses at beginning of period	$3,701	$3,775

Loans charged off
Commercial and financial	$0	$905
Real estate construction	0	0
Installment	0	0
Other	69	0

	69	905

Loans recovered
Commercial and financial	0	0
Real estate construction	0	0
Other	15	0

	15	0

Net charge-offs	54	905

Additions to allowance charged to operating expense during period	481	405

Balance of allowance for loan losses at end of period	$4,128	$3,275

Ratio of net loans charged off during the period to average loans outstanding	0.02%	0.32%

Other income decreased by $233,000 and $486,000 for the second quarter and first six months of 2006, respectively, as compared to the same periods in 2005. Decreased premiums on sale of SBA loans of $772,000 accounted for the year-to-date decrease and were due to a temporary decrease in SBA loans sales activity.

Other expenses increased by $21,000 and $160,000 for the second quarter and first six months of 2006, respectively, as compared to the same periods in 2005. Salaries and employee benefits increased by $108,000 and $393,000 during these periods due to annual salary increases. Equipment and occupancy expenses decreased by $58,000 due to renegotiated lease agreement. Other operating expenses have decreased by $5,000 and $206,000 during these periods due to the decrease in the directors deferred compensation accrual of $203,000.

GBC has provided for income taxes at an effective tax rate of 37% for the first six months of 2006 as compared to 36% for the first six months of 2005.

GBC is not aware of any known trends, events or uncertainties, other than the effect of events as described above, that will have or that are reasonably likely to have a material effect on GBC’s liquidity, capital resources or operations. GBC is also not aware of any current recommendations by regulatory authorities, which, if they were implemented, would have such an effect.

Management’s Discussion and Analysis for the Years Ended December 31, 2005 and December 31, 2004

Financial Condition at December 31, 2005 and December 31, 2004

Following is a summary of GBC’s balance sheet for the years indicated:

	December 31,
	2005	2004
	(Dollars in thousands)

Cash and due from banks	$3,801	$5,390
Federal funds sold	16,656	17,694
Securities	32,411	31,000
Loans, net	315,453	248,801
Premises and equipment	293	378
Other assets	11,092	10,672

	$379,706	$313,935

Total deposits	$341,171	$282,336
Securities sold under repurchase agreements	830	1,820
Other liabilities	4,712	3,040
Shareholders’ equity	32,993	26,739

	$379,706	$313,935

As of December 31, 2005, GBC had total assets of approximately $380 million, an increase of 21% over December 31, 2004. Total interest-earning assets were approximately $365 million at December 31, 2005, or 96% of total assets, as compared to 95% of total assets at December 31, 2004. GBC’s primary interest-earning assets at December 31, 2005, were loans, which made up 86% of total interest-earning assets, as compared to 84% at December 31, 2004. GBC’s loan to deposit ratio was 92% at December 31, 2005, as compared to 88% at December 31, 2004. Deposit growth of approximately $59 million as of December 31, 2005 compared to December 31, 2004, along with the decrease in cash and due from banks and federal funds funded the increase in investments of $1.4 million and the increase in loans of $67 million. GBC increases its deposits in response to increases in loans.

GBC’s securities portfolio, consisting of U.S. Agency, State and municipal, and mortgage-backed securities, amounted to approximately $32 million at December 31, 2005 as compared to approximately $31 million at December 31, 2004. Net unrealized losses on securities amounted to approximately $705,000 at December 31, 2005, as compared to unrealized gains of approximately $82,000 at December 31, 2004. Management has not specifically identified any securities for sale in future periods that, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

Approximately 79% of GBC’s loan portfolio is collateralized by real estate located in GBC’s primary market area of Gwinnett County, Georgia and surrounding counties. GBC’s real estate construction portfolio consists of loans collateralized by loans to build one- to four-family residential properties. GBC generally requires that loans collateralized by real estate not exceed 80%-85% of the collateral value.

The remaining approximately 21% of the loan portfolio consists of commercial, consumer, and other loans. GBC requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with GBC’s loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in GBC’s market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing.

GBC attempts to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower’s financial position. Also, GBC establishes and periodically reviews its lending policies and procedures as well as having independent loan review. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of Gwinnett Banking Company’s statutory capital and unsecured loan relationships that exceed 15% of Gwinnett Banking Company’s statutory capital.

Liquidity and Capital Resources

At December 31, 2005, GBC’s capital ratios were considered adequate based on regulatory minimum capital requirements. GBC’s shareholders’ equity increased by approximately $6,254,000 due to net income in 2005 of approximately $6,201,000 and proceeds from the exercise of stock options of $541,000. These increases partially offset by a decrease in other comprehensive income related to GBC’s securities of approximately $488,000. For regulatory purposes, the net unrealized gains on securities available-for-sale are excluded in the computation of the capital ratios.

The primary source of funds available to GBC will be the payment of dividends by Gwinnett Banking Company. Banking regulations limit the amount of the dividends that may be paid without prior approval of Gwinnett Banking Company’s regulatory agency.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for GBC and Gwinnett Banking Company as of December 31, 2005, are as follows:

	Actual		Well-
		Gwinnett Banking	Capitalized
	GBC	Company Only	Requirement

Leverage ratios	9.08%	8.77%	5.00%
Risk-based capital ratios:
Tier 1 capital	9.88%	9.55%	6.00%
Total capital	10.98%	10.65%	10.00%

At December 31, 2005, GBC had no material commitments for capital expenditures.

Off-Balance Sheet Arrangements

GBC is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of GBC’s customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet.

GBC’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. GBC uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of GBC’s commitments as of December 31, 2005 and December 31, 2004 is as follows:

	December 31,
	2005	2004

Letters of credit	$4,606,625	$4,607,425
Commitments to extend credit	115,581,935	98,888,244

Total	$120,188,560	$103,495,669

Letters of credit are conditional commitments that GBC issues to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which GBC deems necessary. At December 31, 2005, GBC had arrangements with four commercial banks for additional short-term advances of $25,200,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Because these commitments generally have fixed expiration dates and many will expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if GBC deems it necessary in connection with the extension of credit, is based on GBC’s credit evaluation of the borrower. If needed, GBC has the ability on a short-term basis to borrow funds and purchase Federal funds from other financial institutions.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. GBC, through its asset/liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of GBC’s interest rate sensitive assets and liabilities, see “— Asset/Liability Management,” below.

GBC does not engage in any transactions or have relationships or other arrangements with an unconsolidated entity. These include special purpose and similar entities or other off-balance sheet arrangements. GBC also does not trade in energy, weather or other commodity-based contracts.

Results of Operations for the Years Ended December 31, 2005 and December 31, 2004

The following is a summary of GBC’s operations for the years indicated.

	December 31,
	2005	2004
	(Dollars in thousands)

Interest income	$25,192	$16,849
Interest expense	9,324	5,625

Net interest income	15,868	11,224
Provision for loan losses	853	798
Other income	2,983	1,815
Other expenses	8,356	7,209

Pre-tax income	9,642	5,032

Income taxes	3,441	1,709

Net income	$6,201	$3,323

Net Interest Income

GBC’s results of operations are determined by GBC’s ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond GBC’s control, GBC’s ability to generate net interest income depends on GBC’s ability to obtain an adequate net interest spread between the rate GBC pays on interest-bearing liabilities and the rate GBC earns on interest-earning assets.

GBC’s net yield on average interest-earning assets was 4.75% in 2005, as compared to 4.17% in 2004. Average loans increased by approximately $57 million, which accounted for the most significant change in the approximately $64 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by approximately $55 million, with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 7.57% in

2005 from 6.26% in 2004. The rate paid on average interest-bearing liabilities increased to 3.30% in 2005 from 2.47% in 2004. The increase in net yield was due primarily to the rising rate environment experienced during 2005. As GBC’s rates continue to increase on average interest-earning assets, GBC expects to see its net yield continue to increase. The increase in net income is due to continued strong loan demand from GBC’s primary markets coupled with the increase in net yield.

Provision for Loan Losses

The provision for loan losses was $853,000 in 2005, as compared to $798,000 in 2004. The increase in the amounts provided were due primarily to the change in the inherent risk in the loan portfolio. GBC had $926,000 in net charge-offs in 2005, as compared to $52,000 in net charge-offs in 2004. As of December 31, 2005, GBC had $1,961,000 of nonperforming loans or assets, as compared to $2,145,000 at December 31, 2004. Through GBC’s eighth full year of operations, GBC has incurred no significant loan losses. Based on GBC’s evaluation of the loan portfolio, GBC believes the allowance for loan losses to be adequate to absorb losses on existing loans that may become uncollectible. GBC’s evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, past experience, underlying collateral values, and current economic conditions that may affect the borrower’s ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. The unclassified loans are further segmented by loan type with an allowance percentage applied to each type in order to establish a general allowance for loan losses. The allowance percentage determined is based on GBC’s experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for losses. The allowance for loan losses as a percentage of total loans at December 31, 2005 was 1.16%, as compared to 1.49% at December 31, 2004. The increase in this percentage is primarily the result of having more of GBC’s own historical experience on which to base GBC’s evaluation of the adequacy of the allowance for loan losses.

Other Income

Other income consists of service charges on deposit accounts, mortgage loan origination fees, gain on sale of SBA loans and other miscellaneous revenue and fees. Other income of approximately $2,983,000 increased by approximately $1,168,000 in 2005 from approximately $1,815,000 in 2004. This net increase is due to a increase in service charges on deposit accounts of approximately $8,000, a decrease in mortgage loan origination fees of approximately $1,000, an increase in gains on sale of SBA loans of approximately $723,000, an increase in SBA servicing fees of $384,000, a decrease in income recognized on life insurance policies of approximately $2,000, and an increase in other miscellaneous revenues and fees of approximately $56,000.

Other Expenses

Other expenses were approximately $8,356,000 in 2005, as compared to approximately $7,209,000 in 2004, an increase of approximately $1,147,000. Salaries and employee benefits increased by approximately $669,000 due to the annual salary increase to all employees and the increase in commissions paid on SBA premiums. Equipment and occupancy expenses decreased by approximately $26,000, due primarily to decreased property taxes and decrease in depreciation. Other operating expenses increased by approximately $504,000, due primarily to a $34,000 increase in data processing costs, $248,000 increase in director fees, $46,000 increase in broker fees, $65,000 increase in professional fees, $58,000 increase in business license, $35,000 increase in contributions and a $18,000 increase in other operating costs. The overall increase in other expenses is primarily attributable to the growth of Gwinnett Banking Company.

Income Tax

GBC has reported income tax expense for 2005 of $3,441,000, as compared to $1,709,000 in 2004. GBC’s effective income tax rate was 36% in 2005 and 34% in 2004.

Asset/Liability Management

GBC’s objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Specific officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. GBC’s management’s overall philosophy is to support asset growth primarily through growth on core deposits of all categories made by local individuals, partnerships and corporations.

GBC’s asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to GBC’s board of directors on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact on earnings of substantial movements in interest rates. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If GBC’s assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, GBC also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as interest rate caps and floors), which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debt also may decrease during periods of rising interest rates.

Changes in interest rates also affect GBC’s liquidity position. GBC currently prices deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect GBC’s liquidity position.

GBC’s cumulative one year interest rate-sensitivity gap ratio was 1.05 and 1.11 at December 31, 2005 and December 31, 2004, respectively. This indicates that GBC’s interest-earning assets will reprice during each respective period at a rate faster than GBC’s interest-bearing liabilities. GBC’s targeted ratio for each respective period was .80 to 1.20 for this time horizon. The change in the one year interest rate-sensitivity gap ratio is a normal variation and does not reflect any change in GBC policies.

The following table sets forth the distribution of the repricing of GBC’s interest-earning assets and interest-bearing liabilities as of December 31, 2005, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of GBC’s customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

		After Three	After One
	Within	Months But	Year But
	Three	Within	Within	After Five
	Months	One Year	Five Years	Years	Total
	(Dollars in thousands)

Interest-earning assets:
Federal funds sold	$16,656	$0	$0	$0	$16,656
Securities	0	0	14,847	17,564	32,411
Loans	275,488	14,810	27,690	1,167	319,155

Total	292,144	14,810	42,537	18,731	368,222

Interest-bearing liabilities:
Interest-bearing demand deposits	61,191	0	0	0	61,191
Savings	2,879	0	0	0	2,879
Certificates, less than $100,000	38,863	119,240	7,806	0	165,909
Certificates, $100,000 and over	17,790	51,444	12,448	0	81,682
Repurchase agreements	829	0	0	0	829

Total	121,552	170,684	20,254	0	312,490
				—

Interest rate sensitivity gap	$170,592	$(155,874)	$22,283	$18,731	$55,732

Cumulative interest rate sensitivity gap	$170,592	$14,718	$37,001	$55,732

Interest rate sensitivity gap ratio	2.40	.09	2.10	.0
Cumulative interest rate sensitivity gap ratio	2.40	1.05	1.12	1.18

THE MERGER

Background of the Merger

GBC’s board of directors has periodically explored and assessed strategic options available to achieve GBC’s goals of fully utilizing its capital, achieving superior returns on equity and maximizing shareholder value. These strategic discussions have included the possibility of accelerating branch openings, business combinations involving GBC and other equally-sized financial institutions, as well as a possible sale of GBC to a larger regional or national financial institution.

At a meeting on December 14, 2004, GBC’s board of directors engaged in a discussion about the timing of a possible future sale or merger of GBC and obtained the advice of GBC’s legal counsel with respect to matters pertaining to a possible sale or merger of GBC. Larry D. Key, GBC’s Chairman of the Board, President and Chief Executive Officer and John T. Hopkins, III, GBC’s Executive Vice President, Chief Financial Officer and Secretary, were instructed by GBC’s board of directors to continue to explore GBC’s strategic options, including the possible future sale or merger of GBC and to interview financial advisory firms to serve, at the appropriate time, as GBC’s financial advisor with respect to the possible sale or merger of GBC.

In January 2005, GBC’s board of directors decided it was appropriate to engage an investment banking firm to advise it on its strategic alternatives. After considering several candidates, GBC’s board of directors decided to engage Burke Capital Group as its financial advisor based on the extensive merger advisory experience of Burke Capital Group and other significant qualifications. Burke Capital Group had a detailed knowledge of GBC, was extremely familiar with the Atlanta banking market and had significant knowledge of many potential partners for a merger or sale of GBC. On February 4, 2005, GBC executed an engagement letter with Burke Capital Group.

In the following weeks, GBC provided Burke Capital Group with detailed reports regarding GBC including: company history, markets, management, historical financial performance, projected financial performance, business plan, asset quality, and branch locations. Mr. Key and Mr. Hopkins regularly conferred with representatives of Burke Capital Group and assisted in drafting a confidential information memorandum on GBC to be used by Burke Capital Group in assessing strategic alternatives and to provide to potential partners who may have an interest in learning more about GBC. Burke Capital Group also developed a list of potential partners who may have an interest in acquiring GBC.

From March to July 2005, Burke Capital Group contacted approximately 30 bank holding companies regarding their potential interest in acquiring GBC. Eleven of these companies indicated such an interest. Burke Capital Group entered into confidentiality agreements on behalf of GBC with each of these companies in order to provide them with the confidential information memorandum. In June 2005, two of these companies provided written non-binding indications of interest outlining their respective proposals. Both companies were invited to conduct detailed due diligence. One of the companies withdrew its proposal after conducting due diligence. At a meeting on June 23, 2005, GBC’s board of directors considered the other company’s proposal, reviewed materials provided by Burke Capital Group and consulted with its legal counsel regarding its fiduciary duties in considering a business combination transaction or sale of the business under Georgia law and GBC’s articles of incorporation. GBC’s board of directors discussed the alternatives in detail and the potential impact a sale of GBC would have on GBC’s employees, customers, communities and shareholders. Representatives of Burke Capital Group explained the proposal in detail and provided an extensive analysis of the company, its business prospects, as well as the terms of the proposal. After considering the proposal, the alternatives, and other factors (including, without limitation, the detailed due diligence conducted by GBC’s management on the company), GBC’s board of directors informed Burke Capital Group not to proceed with discussions regarding a business combination with this company.

Burke Capital Group continued to discuss options with GBC’s management and re-contacted several companies it had originally contacted. In August 2005, one company expressed an interest and provided GBC with a written non-binding proposal. This company was invited to conduct detailed due diligence. After conducting due diligence, this company withdrew its proposal. Throughout the remainder of 2005, Burke

Capital Group continued intermittently to contact other bank holding companies regarding a possible combination with GBC. None of these discussions resulted in serious negotiations or any written expressions of interest. Burke Capital Group’s engagement expired on December 31, 2005, subject to certain rights of Burke Capital Group surviving until December 31, 2006 with respect to a sale transaction involving the approximately 30 bank holding companies previously contacted by Burke Capital Group.

In January, 2006, GBC’s board of directors decided it was appropriate to engage another investment banking firm to advise it on its strategic alternatives. GBC’s board of directors decided to engage Sandler O’Neill as its financial advisor based on its extensive merger advisory experience and other significant qualifications. Sandler O’Neill is a nationally recognized investment banking firm specializing in financial institutions and has been a leading financial advisor for commercial bank and thrift merger transactions in the southeast and metro-Atlanta during the past few years. Due to Sandler O’Neill’s national presence, the GBC board of directors concluded that this engagement would result in access to a wider range of potential partners. On January 17, 2006, GBC executed an engagement letter with Sandler O’Neill.

In the following weeks, GBC provided Sandler O’Neill with detailed reports regarding GBC including: company history, markets, management, historical financial performance, projected financial performance, business plan, asset quality and branch locations. Mr. Key and Mr. Hopkins regularly conferred with Sandler O’Neill and assisted in compiling confidential information on GBC to be used by Sandler O’Neill in discussions with potential merger partners. Sandler O’Neill also developed a list of potential partners, distinct from those contacted by Burke Capital Group, who may have an interest in acquiring GBC.

From January to March, 2006, Sandler O’Neill contacted each of these bank holding companies inquiring as to their potential interest in acquiring GBC. One of these companies indicated an interest. Sandler O’Neill entered into a confidentiality agreement on behalf of GBC with this company and provided it with confidential financial information.

Between March 17 and April 3, 2006, management of GBC and this company discussed the possibility of a business combination, including the principal financial and business terms of the transaction and proposed employment arrangements with certain senior executive officers of GBC. During this time, GBC provided this company with detailed financial and other information. On April 12, 2006, this company submitted a non-binding written indication of interest to enter into a business combination with GBC whereby GBC would merge with and into this company. The indication of interest proposed an exchange ratio with an implied value of $44.50 per share of GBC common stock, with an aggregate transaction value of approximately $95.1 million. The indication of interest contemplated the merger consideration to be paid 51% in common stock of this company and 49% in cash. The indication of interest was subject to satisfactory completion of due diligence and the execution of a definitive merger agreement.

On April 18, 2006, the GBC board of directors met with representatives of Sandler O’Neill and outside legal counsel to review the proposal submitted by this company. Sandler O’Neill presented a summary of the proposed terms of the transaction along with an overview of this company. Sandler O’Neill also compared the proposal to other acquisition transactions in the southeast and metro-Atlanta during the past few years. The GBC board of directors discussed its obligations to give due consideration to all relevant factors, including the short-term and long-term social and economic interests of GBC’s employees, customers, shareholders, other constituents and the communities within which it operates. The GBC board of directors directed Mr. Key and Mr. Hopkins to continue due diligence investigations with this company and work toward a definitive merger agreement.

During the week of April 24, 2006, this company conducted on-site due diligence at GBC. On May 2, 2006, representatives of GBC management and Sandler O’Neill and GBC’s outside legal counsel met with this company’s management at its headquarters to conduct on-site due diligence and continue discussions of the terms of the proposed transaction.

Simultaneously with these discussions, First Charter, a bank holding company which had previously been contacted by Burke Capital Group during July 2005, indicated an interest in entering into a business combination transaction with GBC whereby GBC would merge with and into First Charter. On April 3, 2006,

First Charter executed a Confidentiality Agreement. Thereafter, on April 5, 2006, Robert E. James, Jr., President and Chief Executive Officer of First Charter, and Stephen M. Rownd, Executive Vice President and Chief Risk Officer of First Charter, met with Mr. Key in Atlanta to discuss a potential business combination. Subsequently, on April 17, 2006, the First Charter Executive Committee held a special meeting to discuss the potential transaction. By letter dated April 17, 2006, First Charter submitted a non-binding indication of interest. First Charter’s indication of interest proposed an exchange ratio with an implied value from $43.54 to $45.41 per share of GBC common stock, with an aggregate transaction value ranging from approximately $93 to $97 million. The indication of interest contemplated the merger consideration to be paid 70% in First Charter common stock and 30% in cash. The indication of interest was subject to satisfactory completion of due diligence and the execution of a definitive merger agreement.

On April 26, 2006, the board of directors of First Charter held a meeting to review and discuss the potential transaction and its proposed terms. On April 27, 2006, Mr. Key met with the First Charter management team in Charlotte to continue discussions concerning a proposed transaction. Thereafter, on May 5, 2006, Burke Capital Group informed First Charter that GBC was in discussion with another bidder and that First Charter would need to increase its indication of interest to warrant continued consideration from GBC.

During the week of May 8, 2006, First Charter conducted on-site due diligence at GBC. During this time, GBC also continued due diligence and negotiations toward a definitive merger agreement with the other company. On May 15, 2006, the First Charter board of directors held a special meeting at which members of First Charter senior management made various presentations about, and the board discussed, the potential strategic combination with GBC and the proposed terms of the merger. At this meeting, the First Charter board approved the proposed transaction subject to certain conditions. On May 15, 2006, First Charter revised its original indication of interest to provide for an exchange ratio with an implied value of $47.41 per share of GBC common stock, with an aggregate transaction value of approximately $101.5 million. Similar to the original indication of interest, the revised indication of interest contemplated the merger consideration to be paid 70% in First Charter common stock and 30% in cash.

On May 16, 2006, the GBC board of directors met with representatives of Sandler O’Neill and outside legal counsel to review the proposal submitted by First Charter and to discuss the status of the negotiations with the other company. Representatives of Burke Capital Group provided the GBC board of directors with a comparison of the indications of interest, highlighting the differences in pricing and proposal terms, as well as the business and financial performance of each company. Representatives of Sandler O’Neill discussed GBC’s options with respect to the indications of interest and the available alternatives, and answered questions from the GBC board of directors. The GBC board of directors evaluated and discussed the most attractive option for GBC and its shareholders, including continuing as an independent entity, postponing the process until the first quarter of 2007 and continuing with due diligence investigations and merger negotiations with the two companies. The GBC board of directors discussed its obligations to give due consideration to all relevant factors, including the short-term and long-term social and economic interests of GBC’s employees, customers, shareholders, other constituents and the communities within which it operates. Additionally, the GBC board of directors discussed the indications of interest in relation to the future value of GBC as an independent entity, as well as other comparable precedent transactions. The GBC board of directors voted unanimously to continue due diligence activities and work toward a definitive merger agreement with both companies. The GBC board of directors invited both companies to submit revised indications of interest by May 22, 2006. The GBC board of directors believed that proceeding simultaneously with both companies and requesting revised indications of interest was necessary in order for the GBC board of directors to accurately and completely discharge their fiduciary duties.

First Charter submitted a revised indication of interest proposing an exchange ratio with an implied value of $47.74 per share of GBC common stock, with an aggregate transaction value of approximately $102 million. The proposal contemplated the merger consideration to be paid 70% in First Charter common stock and 30% in cash. Additionally, this proposal contained certain price protection features in the event First Charter’s common stock price dropped below a certain threshold and declined 15% more than a decline in a bank stock index between the time the merger agreement was signed and six days prior to the closing. The other company resubmitted its earlier written proposal and, as an additional option to GBC, verbally submitted a revised indication of interest with an implied value of $47.74 per share of GBC common stock, with an aggregate transaction value of approximately $102 million. This proposal, however, contemplated the merger consideration to be paid 100% in cash.

On May 23, 2006, the GBC board of directors held a meeting to consider all of the alternatives, including the offers by First Charter and the other company. The GBC board of directors noted that other preliminary indications of interest in 2006 had not materialized into formal offers and that, at the conclusion of the extensive process conducted by Burke Capital Group and Sandler O’Neill, the offers by First Charter and the other company were the only offers for the GBC board of directors to consider. Representatives of Sandler O’Neill explained First Charter’s proposal in detail and gave an extensive analysis of First Charter, its business prospects, as well as the terms of the proposal. In addition, representatives of Sandler O’Neill explained the other company’s proposals in detail and gave an extensive analysis of the other company, its business prospects, as well as the terms of its proposals. After considering the proposals from both companies and the alternatives and factors discussed below in “GBC’s Reasons for the Merger,” the GBC board of directors authorized Sandler O’Neill and the management of GBC to continue discussions with First Charter regarding a business combination involving First Charter and GBC on the terms proposed by First Charter. Sandler O’Neill was instructed to notify the other company that it would not proceed with discussions regarding a business combination.

After May 23, 2006, GBC management and representatives of Sandler O’Neill continued discussions with the management of First Charter about the proposed transaction, including the principal financial and business terms of the transaction and proposed employment arrangements with certain senior executive officers of GBC. GBC management and representatives of Sandler O’Neill continued due diligence investigations on First Charter, and worked with GBC’s legal advisors to draft definitive documentation with respect to a potential merger. On May 30, 2006, these due diligence investigations were completed.

On June 1, 2006, the GBC board of directors met with certain members of GBC’s senior management, representatives from Sandler O’Neill and GBC’s outside legal advisors. The GBC board of directors reviewed information regarding GBC, First Charter and the terms of the proposed transaction with First Charter. Representatives of Sandler O’Neill reviewed with the GBC board of directors financial and other information regarding GBC, First Charter and the proposed transaction with First Charter, as well as information regarding peer companies and comparable transactions. Sandler O’Neill rendered to the GBC board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of its fairness opinion and based upon and subject to the considerations described in its opinion and other matters as Sandler O’Neill considered relevant, the proposed merger consideration in the First Charter transaction was fair, from a financial point of view, to holders of GBC common stock.

Legal counsel to GBC discussed with the GBC board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction under Georgia law and GBC’s articles of incorporation and reviewed the legal terms of the merger and related agreements. As it had done previously, the GBC board of directors discussed the alternatives in detail and the potential impact the proposed transaction would have on GBC’s employees, customers, communities and shareholders. The GBC board of directors also considered the liquidity of First Charter’s stock relative to the liquidity of GBC common stock. First Charter’s average daily trading volume over the prior three months was approximately 70,000 shares. It was noted that GBC’s common stock rarely trades. The GBC board of directors noted further that GBC’s common stock was significantly less liquid which could generate more volatility.

The GBC board of directors also considered the size of First Charter and its geographic markets and diversified business lines. In the current competitive environment, the GBC board of directors noted that partnering with a larger organization such as First Charter would likely improve GBC’s ability to compete in its markets by providing additional products, increased lending limits, better training for personnel, and greater resources in general. In addition, the GBC board of directors considered the risk that GBC may not achieve its business plan given its size, lack of scale, and the relative size of its market presence and name recognition and the increasing competition faced in its markets.

Following review and discussion among the members of the GBC board of directors at its meeting on June 1, 2006, the GBC board of directors voted unanimously to approve the merger, the merger agreement, and the transactions contemplated by the merger agreement with First Charter. Following the board of directors meeting, GBC and First Charter and their respective counsel finalized, executed and delivered the definitive agreements for the transaction. These agreements included the merger agreement, the employment agreement with Larry D. Key, and the retention agreements with Michael L. Couch, a Senior Vice President and Senior Construction Loan Officer for GBC, and Katrina M. Winberg, a Senior Vice President, SBA Lending for GBC. The employment and retention agreements were a condition of First Charter’s willingness to enter into the merger agreement. The transaction was announced on June 1, 2006, by a joint press release issued by First Charter and GBC at approximately 11:00 p.m. Eastern Time.

GBC’s Reasons for the Merger; Recommendation of the GBC Board of Directors

The GBC board of directors consulted with GBC management, as well as its legal and financial advisors, in its evaluation of the merger. In reaching its conclusion to approve the merger agreement and in determining that the merger is in the best interests of GBC and its shareholders, the GBC board considered a number of factors, including the following:

•	the merits of other strategic options available to GBC, including continuing as an independent entity while making certain changes to its current strategic plans;

•	Sandler O’Neill’s and Burke Capital Group’s detailed analyses of similar transactions which demonstrated that the principal financial and business terms of the merger were comparable;

•	the opinion delivered to GBC by Sandler O’Neill, to the effect that, as of June 1, 2006, and based upon and subject to the considerations set forth in the opinion, the merger consideration specified in the merger agreement was fair from a financial point of view to the holders of shares of GBC common stock;

•	the low probability of receiving more favorable merger offers from other financial institutions in the near future due to the thorough market-testing process that the GBC board of directors had completed;

•	the expected compatibility of cultures, management, and similar business philosophies of GBC and First Charter;

•	the employee benefits that current employees of GBC would receive as employees of First Charter;

•	the ability to offer GBC’s current customers an expanded array of products and services;

•	the benefits to the communities in which GBC operates due to the expected effects on GBC’s employees and customers;

•	the information regarding First Charter’s financial condition, operations, culture, and business philosophy learned in meetings between the executive management of GBC and Sandler O’Neill and the executive management of First Charter;

•	GBC’s due diligence review of First Charter and its knowledge of First Charter, including First Charter’s track record of completing and integrating bank acquisitions;

•	the regulatory and other approvals required in connection with the merger and the significant likelihood that, once the definitive merger agreement had been entered into, the merger would be completed;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes which would generally allow GBC shareholders receiving First Charter common stock in exchange for their shares of GBC common stock to avoid recognizing any gain or loss for federal income tax purposes;

•	First Charter’s ability to access a large capital base to support its lending and deposit operations;

•	First Charter’s history of paying dividends and its attractive dividend yield;

•	the fact that First Charter’s common stock has greater liquidity than GBC’s common stock;

•	the challenges of combining the businesses, assets and workforces of the two companies and First Charter’s successful experience in this regard; and

•	the proposed employment and/or retention arrangements with Larry D. Key, Michael L. Couch, Katrina M. Winberg, Michael A. Roy, Paul C. Birkhead, Jan K. Smith, Kevin H. Mathis, Debbie D. Poole, Carolyn R. Hall, Thomas L. Dorman, Christopher C. Cagle, and Jerry M. Barfield and the fact that some of GBC’s directors and executive officers have other interests in the merger that are in addition to their interests as GBC shareholders.

The foregoing discussion of the information and factors considered by the GBC board of directors is not exhaustive, but includes the material factors considered by the GBC board of directors. In view of the wide variety of factors considered by the GBC board of directors in connection with its evaluation of the merger and the complexity of these matters, the GBC board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The GBC board of directors evaluated the factors described above, including by asking questions of GBC management and GBC legal and financial advisors, and reached consensus that the merger was in the best interests of GBC and its shareholders. In considering the factors described above, individual members of the GBC board of directors may have given different weights to different factors.

The GBC board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of GBC and its shareholders. Accordingly, the GBC board of directors unanimously approved the merger and the merger agreement and unanimously recommends that GBC shareholders vote “FOR” approval of the merger.

Opinion of GBC’s Financial Advisor

By letter agreement dated January 17, 2006 and amended on May 16, 2006, GBC engaged Sandler O’Neill to act as the exclusive and independent financial advisor to the board of directors of GBC and its subsidiaries in connection with GBC’s consideration of a possible business combination involving GBC and a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to GBC in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the June 1, 2006 meeting at which the GBC board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to GBC shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this Proxy Statement/Prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. GBC shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the GBC board and is directed only to the fairness of the merger consideration to GBC’s shareholders from a financial point of view. It does not address the underlying business decision of GBC to engage in the merger or any other aspect of the merger and is not a recommendation to any GBC shareholder as to how the shareholder should vote at the special meeting with respect to the merger or any other matter or the form of consideration the shareholder should elect in the merger.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

(1) the merger agreement;

(2) certain publicly available financial statements and other historical financial information of GBC that Sandler O’Neill deemed relevant;

(3) certain publicly available financial statements and other historical financial information for First Charter that Sandler O’Neill deemed relevant;

(4) internal financial projections for GBC for the years ending December 31, 2006 through December 31, 2010 prepared by and reviewed with senior management of GBC;

(5) consensus earnings per share estimates for First Charter for the years ending December 31, 2006 and 2007 as published by First Call and discussed with the senior management of First Charter and, for the years ending December 31, 2008 through December 31, 2010, an assumed earnings per share annual growth rate as discussed with senior management of First Charter;

(6) the pro forma financial impact of the merger based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of GBC and First Charter;

(7) a comparison of certain financial and stock market information for GBC with similar publicly available information for certain other companies the securities of which are publicly traded;

(8) the publicly reported historical stock price and trading activity for First Charter’s common stock, including a comparison of certain financial and stock market information for First Charter with similar publicly available information for certain other companies the securities of which are publicly traded;

(9) to the extent publicly available, the financial terms of certain recent business combinations involving commercial banks and thrifts as the selling entity;

(10) the current market environment generally and the banking environment in particular; and

(11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of GBC the business, financial condition, results of operations and prospects of GBC and held similar discussions with certain members of senior management of First Charter regarding the business, financial condition, results of operations and prospects of First Charter. All information provided to Sandler O’Neill regarding First Charter was provided pursuant to the terms of a confidentiality agreement.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to them from public sources, that was provided to them by GBC and First Charter or their respective representatives or that was otherwise reviewed by them and have assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O’Neill has further relied on the assurances of the managements of GBC and First Charter that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any such information and does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of GBC or First Charter or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of GBC and First Charter nor has Sandler O’Neill reviewed any individual credit files relating to GBC or First Charter. Sandler O’Neill assumed, based on the consent of the managements of GBC and First Charter, that the respective allowances for loan losses for both GBC and First Charter are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for GBC and First Charter and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of GBC and First Charter and used by Sandler O’Neill in its analyses, GBC’s and First Charter’s managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of the respective managements for the respective future financial performances of GBC and First Charter and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expresses no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no material change in GBC’s and First Charter’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill.

Sandler O’Neill has assumed in all respects material to its analysis that GBC and First Charter will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with GBC’s consent, Sandler O’Neill has relied upon the advice GBC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Events occurring after that date could materially affect this opinion. Sandler O’Neill has not undertaken and has not been asked to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. Sandler O’Neill is expressing no opinion as to what the value of First Charter’s common stock will be when issued to GBC’s shareholders pursuant to the merger agreement or the prices at which GBC’s or First Charter’s common stock may trade at any time.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to GBC or First Charter and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of GBC or First Charter and the companies to which they are being compared.

The earnings projections used and relied upon by Sandler O’Neill for GBC in its analyses were based upon internal financial projections for GBC for the years ending December 31, 2006 through December 31, 2010 prepared by and reviewed with the management of GBC. The earnings projections for First Charter for the years ending December 31, 2006 and 2007 were published by First Call and discussed with senior management of First Charter and, for the years ending December 31, 2008 through 2010, an assumed annual earnings per share growth rate was discussed with senior management of First Charter. With respect to GBC’s and First Charter’s financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, management of the respective institutions confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of management and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of GBC, First Charter and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the GBC board at its June 1, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of the GBC common stock or the price at which the First Charter common stock may be sold at any time.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the total consideration equal to $30.6 million in cash and 2.975 million shares of First Charter common stock valued at $24.00 per share and upon 2,136,608 fully diluted shares of GBC common stock; assuming all outstanding options of GBC are exercised prior to the closing of the merger, Sandler O’Neill calculated a per share transaction value of $47.74 (excluding merger expenses and capitalized transaction costs).

Based upon GBC’s financial information as of and for the period ending March 31, 2006, Sandler O’Neill calculated the following ratios:

	Transaction Ratios
		GBC
	GBC	Bancorp/
	Bancorp	First		Nationwide		Southeast		Metro-Atlanta
	Values(1)	Charter		Transactions(2)		Transactions(3)		Transactions(4)

Transaction price/book value	$19.43	245.7%		217.7%		233.9%		271.4%
Transaction price/tangible book value	$19.43	245.7%		230.2%		249.4%		271.4%
Transaction price/LTM net income	$3.31	14.4	x	20.2	x	19.7	x	21.7%
Tangible book premium/core deposits(5)	$284,853	22.0%		20.4%		22.8%		23.6%

(1)	Financial data as of or for the twelve months ended March 31, 2006; per GBC’s financial statements.

(2)	Based on 90 Nationwide commercial bank and thrift transactions since January 1, 2005 with a transaction value between $15-$150 million and Sellers’ Core Deposits / Total Deposits < 75%.

(3)	Based on 49 Southeast commercial bank and thrift transactions since January 1, 2005 with a transaction value between $15-$150 million.

(4)	Based on 15 Metro-Atlanta commercial bank and thrift transactions since January 1, 2003 with a transaction value between $15-$150 million.

(5)	Core deposits equal total deposits less time deposits greater than $100,000.

Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial and market trading information for GBC and a group of Metro-Atlanta commercial banks selected by Sandler O’Neill with assets of $200 million to $1 billion. This peer group consisted of the following publicly traded commercial banks:

CCF Holding Company	Integrity Bancshares, Inc.
Citizens Bancshares Corporation	SouthCrest Financial Group, Inc.
Crescent Banking Company	Southern Community Bancshares, Inc.
FirstBank Financial Services, Inc.	Summit Bank Corporation
Georgia Bancshares, Inc.	WGNB Corporation

Sandler O’Neill used publicly available information to compare selected financial and market trading information for GBC and the median data for the commercial banks in the peer group listed above. The table below sets forth the comparative financial data as of and for the twelve months ending March 31, 2006, with pricing data as of May 30, 2006:

Comparable Group Analysis

		Peer Group
	GBC Bancorp	Median

Total assets (in millions)	$418.3	$429.2
Tangible equity/tangible assets	8.23%	8.28%
LTM return on average assets	1.74%	1.11%
LTM return on average equity	20.30%	11.28%
Price/tangible book value(1)	NM	201.4%
Price/LTM earnings per share(1)	NM	16.7	x
Market capitalization (in millions)(1)	NM	$69.5

(1)	GBC’s market valuation is considered non-meaningful, or “NM”, for purposes of this analysis because GBC does not have an actively traded stock. From January 1, 2006 to May 30, 2006, a total of 2,000 GBC shares were traded equating to an average daily volume of 19 shares.

Present Value Analysis of GBC

Sandler O’Neill performed an analysis that estimated the net present value per share through December 31, 2010 of GBC common stock under various circumstances and assuming GBC performs in accordance with management’s estimates for the years ending December 31, 2006 through 2010. To approximate the terminal value of GBC’s common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 12.0x to 17.0x and multiples of tangible book value ranging from 150% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 12.5% to 15.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of GBC common stock. As illustrated in the following tables, this analysis indicated an imputed range of per share values for GBC common stock of $36.13 to $58.00 when applying the price/earnings multiples and $34.95 to $72.60 when applying multiples of tangible book value. Sandler O’Neill calculated a per share transaction value of $47.74.

Present Value Per Share — Based on Price/Earnings;
Net Present Value for Period Ending Dec. 31, 2010

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x

12.5%	$40.94	$44.35	$47.76	$51.17	$54.59	$58.00
13.5%	$39.25	$42.53	$45.80	$49.07	$52.34	$55.61
14.5%	$37.65	$40.79	$43.93	$47.07	$50.20	$53.34
15.5%	$36.13	$39.14	$42.15	$45.16	$48.17	$51.18

Present Value Per Share — Based on Price/Tangible Book Value;
Net Present Value for Period Ending Dec. 31, 2010

Discount Rate	150%	175%	200%	225%	250%	275%

12.5%	$39.60	$46.20	$52.80	$59.40	$66.00	$72.60
13.5%	$37.97	$44.30	$50.63	$56.96	$63.29	$69.61
14.5%	$36.42	$42.49	$48.56	$54.63	$60.70	$66.77
15.5%	$34.95	$40.77	$46.60	$52.42	$58.25	$64.07

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed 90 merger transactions announced from January 1, 2005 through May 30, 2006 involving commercial banks and thrifts acquired in the United States with announced transaction values greater than $15 million and less than $150 million and where the sellers’ core deposits / total deposits were less than 75% (the “Nationwide Group”). Sandler O’Neill also reviewed 49 merger transactions announced in the Southeast from January 1, 2005 through May 30, 2006 involving commercial banks and thrifts with announced transaction values greater than $15 million and less than $150 million (the “Southeast Group”). Sandler O’Neill also reviewed 15 merger transactions announced in Metro-Atlanta from January 1, 2003 through May 30, 2006 involving commercial banks and thrifts with announced transaction values greater than $15 million and less than $150 million (the “Metro-Atlanta Group”). In connection with these three groups of merger transactions, Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ net income, transaction price to stated book value, transaction price to tangible book value, and tangible book premium to core deposits. Sandler O’Neill computed a high, low, and median multiple for these groups of transactions. The median multiples from the Nationwide, Southeast and Metro-Atlanta Groups were then applied to GBC’s financial information as of and for the twelve months ended March 31, 2006. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values for GBC of $42.30 to $66.86 based upon the median multiples for the Nationwide Group, $45.45 to $65.14 based upon the median multiples for the Southeast Group and $49.87 to $71.66 based upon the median multiples for the Metro-Atlanta Group. Sandler O’Neill calculated a per share transaction value of $47.74.

Comparable Transaction Multiples

	Median			Median			Median
	Nationwide			Southeast			Metro-Atlanta
	Group		Implied	Group		Implied	Group		Implied
	Multiple		Value	Multiple		Value	Multiple		Value

Transaction price/LTM net income(1)	20.2	x	$66.86	19.7	x	$65.14	21.7	x	$71.66
Transaction price/book value	217.7%		$42.30	233.9%		$45.45	271.4%		$52.72
Transaction price/tangible book value	230.2%		$44.72	249.4%		$48.46	271.4%		$52.72
Tangible book premium/core deposits(2)	20.4%		$45.56	22.8%		$48.76	23.6%		$49.87

(1)	For purposes of this analysis, Price/LTM EPS multiples > 30x are assumed to be non-meaningful.

(2)	Core deposit premium is calculated by taking the transaction value, less tangible book value, divided by core deposits. Core deposits equal total deposits less time deposits greater than $100,000. For purposes of this analysis, a Core Deposit Premium > 50% is assumed to be non-meaningful.

Stock Trading History

Sandler O’Neill reviewed the reported closing per share market prices and volume of the First Charter common stock for the one-year and three-year periods ended May 30, 2006, and the relationship between the movements in the closing prices of the First Charter common stock during those periods to movements in certain stock indices, including the Standard & Poor’s 500 Index, Standard & Poor’s Bank Index, and the Nasdaq Bank Index, and to the weighted average (by market capitalization) performance of a peer group of publicly-traded commercial banks selected by Sandler O’Neill. The institutions included in the peer group are identified in the section “Comparable Company Analysis” below.

During the one-year period ended May 30, 2006, the First Charter common stock outperformed the Standard & Poor’s Bank Index, while it performed comparably with the Standard & Poor’s 500 Index and it generally underperformed the Nasdaq Bank Index and the peer group to which it was compared. Over the three-year period ended May 30, 2006, the First Charter common stock underperformed the indices and peer group to which it was compared.

First Charter Stock Performance

	Beginning Index Value	Ending Index Value
	May 27,	May 30,
	2005	2006

First Charter	100.0	105.1
NASDAQ Bank Index	100.0	106.5
S&P 500 Index	100.0	105.1
First Charter Peer Group	100.0	110.8
S&P Bank Index	100.0	103.8

	Beginning Index Value	Ending Index Value
	May 30,	May 30,
	2003	2006

First Charter	100.0	121.8
NASDAQ Bank Index	100.0	128.6
S&P 500 Index	100.0	130.7
First Charter Peer Group	100.0	135.9
S&P Bank Index	100.0	130.5

Sandler O’Neill also noted that the total reported trading volume for First Charter over the one-year and three-year periods ended May 30, 2006 was 13.7 million and 37.1 million shares, respectively, with average daily trading volumes of 54,167 and 48,952, respectively, over the same one-year and three-year periods.

Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial and market trading information for First Charter and a group of commercial banks selected by Sandler O’Neill with total assets greater than $2.0 billion and less than $10.0 billion. This peer group consisted of the following publicly traded commercial banks:

Alabama National Bancorporation	Simmons First National Corporation
Bank of the Ozarks, Inc.	Sterling Bancshares, Inc.
Capital City Bank Group, Inc.	Texas Capital Bancshares, Inc.
Provident Bankshares Corporation	Texas Regional Bancshares, Inc.
Renasant Corporation	Trustmark Corporation
SCBT Financial Corporation	United Bankshares, Inc.
Seacoast Banking Corporation of Florida	United Community Banks, Inc.

Sandler O’Neill used publicly available information to compare selected financial and market trading information for First Charter and the median data for the commercial banks in the peer group listed above. The table below sets forth the comparative financial data as of and for the twelve months ending March 31, 2006, with pricing data as of May 30, 2006:

Comparable Group Analysis

			Peer Group
	First Charter(1)		Median

Total assets (in millions)	$4,283.4		$3,469.3
Tangible equity/tangible assets	7.32%		6.71%
LTM return on average assets	1.06%		1.15%
LTM return on average equity	14.39%		13.29%
Price/tangible book value	234.6%		298.5%
Price/LTM earnings per share	15.6	x	16.8x
Price/estimated FY 2006 earnings per share	15.0	x	16.3x
Market capitalization (in millions)	$731.6		$678.4

(1)	Financial results exclude $7.8 million in charges to terminate derivative transactions, $6.9 million in charges due to the early extinguishment of debt and $16.7 million in charges resulting from its balance sheet restructuring.

Present Value Analysis of First Charter

Sandler O’Neill performed an analysis that estimated the net present value per share through December 31, 2010 of First Charter common stock under various circumstances and assuming First Charter performs in accordance with the earnings projections for the years ending December 31, 2006 through 2010. To approximate the terminal value of First Charter’s common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 14.0x to 19.0x and multiples of tangible book value ranging from 225% to 350%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Charter common stock. As illustrated in the following tables, this analysis indicated an imputed range of per share values for First Charter common stock of $19.54 to $30.12 when applying the price/earnings multiples and $21.57 to $37.53 when applying multiples of tangible book value. These ranges compare to a price per share of $24.00 used in determining the transaction value.

Present Value Per Share — Based on Price/Earnings;
Net Present Value for Period Ending Dec. 31, 2010

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x

11.0%	$22.91	$24.35	$25.79	$27.24	$28.68	$30.12
12.0%	$22.00	$23.38	$24.77	$26.15	$27.53	$28.91
13.0%	$21.14	$22.47	$23.79	$25.12	$26.44	$27.77
14.0%	$20.32	$21.59	$22.86	$24.13	$25.40	$26.67
15.0%	$19.54	$20.76	$21.98	$23.20	$24.42	$25.64

Present Value Per Share — Based on Price/Tangible Book Value;
Net Present Value for Period Ending Dec. 31, 2010

Discount Rate	225%	250%	275%	300%	325%	350%

11.0%	$25.30	$27.75	$30.19	$32.64	$35.08	$37.53
12.0%	$24.30	$26.64	$28.98	$31.33	$33.67	$36.02
13.0%	$23.34	$25.59	$27.84	$30.08	$32.33	$34.58
14.0%	$22.43	$24.59	$26.74	$28.90	$31.05	$33.21
15.0%	$21.57	$23.64	$25.70	$27.77	$29.84	$31.90

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on December 31, 2006; (2) $30.6 million in cash and 2.975 million shares of First Charter common stock are issued in the merger; (3) earnings per share projections for GBC and First Charter are consistent with internal projections as discussed with management of both companies; and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings are as expected by the senior managements of GBC and First Charter. The analysis indicated that for the years ending December 31, 2007 through 2010, the merger would be accretive to the projected earnings per share of First Charter and that at, as of December 31, 2006, the assumed closing date for the merger, dilutive to the tangible book value per share of First Charter.

GBC has agreed to pay Sandler O’Neill a transaction fee in connection with the merger which is payable in cash upon the closing of the Business Combination. GBC has also agreed to pay Sandler O’Neill a fee of $150,000 for rendering its opinion, which was paid in cash at the time the opinion was rendered. GBC has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. GBC and its affiliates do not have, and during the previous two years have not had, any other material relationship with Sandler O’Neill, its affiliates, or any of its unaffiliated representatives.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to GBC and First Charter and their respective affiliates and may actively trade the debt or equity securities of GBC and First Charter and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

First Charter’s Reasons for the Merger

First Charter’s board of directors believes that the merger of GBC into First Charter will further the strategic plan of First Charter to be a leading regional financial services company delivering community banking services in the established and growing markets along the I-85 and I-40 corridors in North Carolina, South Carolina, Georgia and Virginia. The First Charter board of directors believes that the consummation of the merger presents an unique opportunity for First Charter to broaden its geographic market area by expanding its franchise and banking operations into the greater metropolitan Atlanta area, which First Charter believes is an attractive market area. The acquisition of GBC also is expected to benefit First Charter by allowing First Charter to spread its credit risk over multiple market areas and states and to provide access to another large market area as a source for core deposits.

The terms of the merger, including the exchange ratio, are the result of arm’s-length negotiations between representatives of First Charter and GBC. In reaching its decision to approve the merger, the First Charter board of directors consulted with its legal advisors regarding the terms of the transaction, with its financial advisors regarding the financial aspects of the proposed transaction and the exchange ratio, and with management of First Charter. In approving the entry into the merger, the First Charter board of directors considered the following material factors:

•	GBC’s branches are located in Gwinnett and Fulton County, Georgia, two of the wealthiest and fastest growing counties in the United States.

•	GBC is a very well-managed, quality organization with a strong earnings record, strong credit quality, strong risk management and a customer-focused business model.

•	The consummation of the merger would add GBC’s experienced, high-performing management team to the First Charter senior management.

•	GBC’s and First Charter’s managements share a common business vision and commitment to their respective customers, shareholders, employees and other constituencies.

•	The two companies have complementary sales- and service-focused business models, strong credit culture and credit quality, and an ability to market products to each other’s customer bases, including, specifically:

•	the opportunity to introduce First Charter’s successful retail banking practices into a new growth market;

•	the addition of GBC’s superior small business association (frequently referred to as SBA) lending expertise; and

•	the leveraging of First Charter management’s home builder finance product niche with GBC’s strong existing commercial real estate and home building finance products and services.

•	The expectation of First Charter’s management that the merger will be immediately accretive to First Charter’s earnings under generally accepted accounting practices and will accelerate First Charter’s balance sheet conversion to higher yielding assets.

•	The merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The First Charter board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating GBC’s business, operations and workforce with those of First Charter Bank, the potential negative impact on First Charter’s stock price, the need to obtain GBC shareholder and regulatory approvals in order to complete the transaction, and the risks associated with achieving the anticipated cost savings.

First Charter’s board of directors considered all of these factors as a whole and, on balance, First Charter’s board of directors believes that the opportunities created by the merger to increase the value of the First Charter franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by the First Charter board of directors is not exhaustive, but includes the material factors considered by the First Charter board of directors. In view of the wide variety of factors considered by the First Charter board of directors in connection with its evaluation of the merger and the complexity of these matters, the First Charter board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the First Charter board of directors may have given different weights to different factors.

On the basis of these considerations, First Charter’s entry into the merger was approved by First Charter’s board of directors on May 15, 2006.

Board of Directors and Management of First Charter Following Completion of the Merger

Upon completion of the merger, Larry D. Key, GBC’s Chairman of the Board, President and Chief Executive Officer, will serve as an Executive Vice President of First Charter Bank and Regional President for

the GBC region, reporting to Robert E. James, Jr., President and Chief Executive Officer of First Charter. Additionally, prior to completion of the merger, First Charter will take certain actions to appoint to the First Charter board of directors an individual from the GBC region that is mutually agreed upon by First Charter and GBC.

Information about the current First Charter directors and executive officers can be found in First Charter’s proxy statement dated March 22, 2006. See “Where You Can Find More Information.” For more information on the employment arrangements between First Charter and certain GBC officers that will become effective upon the completion of the merger, see “— GBC’s Directors and Officers Have Financial Interests in the Merger,” immediately below.

GBC’s Directors and Officers Have Financial Interests in the Merger

In considering the recommendation of the GBC board of directors that you vote to approve the merger on substantially the terms set forth in the merger agreement, you should be aware that some of GBC’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of GBC’s shareholders generally. The GBC board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger. These interests include the following:

Larry Key Employment Agreement

Larry D. Key, GBC’s Chairman of the Board, President and Chief Executive Officer, has entered into an employment agreement with First Charter to serve as an Executive Vice President of First Charter Bank and Regional President for the GBC region following the completion of the merger. Mr. Key’s employment agreement provides an annual base salary of $225,000 and makes him eligible for a bonus payment for his fiscal 2006 performance pursuant to the terms of GBC’s bonus program in effect at the date of the merger agreement and a bonus payment of up to 50% of his 2007 base salary for his fiscal 2007 performance in accordance with the performance targets established in his employment agreement. In consideration of terminating his employment agreement with GBC, Mr. Key will receive a retention payment of $611,232 and a restricted stock award of First Charter common stock valued at approximately $450,000 that will vest on the third anniversary of the closing of the merger, subject to the qualifications set forth in Mr. Key’s employment agreement. Mr. Key will also receive certain other perquisites, including a car allowance, club membership dues and insurance benefits, and other employee perquisites and benefits, such as expense reimbursement and participation in First Charter’s insurance and health benefit plans, that are available to other First Charter executives. Mr. Key’s employment agreement will also subject him to non-competition restrictions in the event of the termination of his employment with First Charter.

Retention Agreements

First Charter required, as a condition to entering into the merger agreement, that Katrina M. Winberg enter into a retention agreement with First Charter. Ms. Winberg serves as Senior Vice President, SBA Lending for GBC and, upon completion of the merger, Ms. Winberg will serve in a substantially similar position for First Charter as she did for GBC. Ms. Winberg’s retention agreement provides, among other things, that she will be paid an annual base salary of approximately $118,000, plus commissions pursuant to the terms of GBC’s incentive program in effect at the date of the merger agreement. She will also receive a restricted stock award of First Charter common stock that will vest on the third anniversary of the closing of the merger, valued at approximately $354,000. In addition, if Ms. Winberg experiences a Termination of Service (as defined in her restricted stock award agreement) before the third anniversary of the closing of the merger as a result of First Charter’s discontinuance of its Small Business Administration lending business or First Charter’s involuntary termination of Ms. Winberg without cause, Ms. Winberg will be paid the cash value of her restricted shares based on the publicly traded price of the First Charter’s common stock as of the Termination of Service as if such shares had vested on a pro-rata basis through the effective date of such event. Ms. Winberg will be entitled to participate in management incentives, bonuses and benefits made available to First Charter employees of a similar class. Ms. Winberg’s retention agreement will also subject her to non-competition restrictions in the event of the termination of her employment with First Charter.

First Charter also required, as a condition to entering into the merger agreement, that Michael L. Couch enter into a retention agreement with First Charter. Mr. Couch serves as a Senior Vice President and Senior Construction Loan Officer for GBC and, upon completion of the merger, Mr. Couch will serve in a substantially similar position for First Charter as he did for GBC. Mr. Couch’s retention agreements provides, among other things, that he will be paid an annual base salary of approximately $128,000 and will receive a restricted stock award of First Charter common stock that will vest on the third anniversary of the closing of the merger, valued at approximately $386,000. In addition, if Mr. Couch experiences a Termination of Service (as defined in his restricted stock award agreement) before the third anniversary of the closing of the merger as a result of First Charter’s involuntary termination of Mr. Couch without cause, Mr. Couch will be paid the cash value of his restricted shares based on the publicly traded price of the First Charter’s common stock as of the Termination of Service as if such shares had vested on a pro-rata basis through the effective date of such event. Mr. Couch will be entitled to participate in management incentives, bonuses and benefits made available to First Charter employees of a similar class. Mr. Couch’s retention agreement will also subject him to non-competition restrictions in the event of the termination of his employment with First Charter.

First Charter has entered into retention agreements with nine of GBC’s employees, including Michael A. Roy and Paul C. Birkhead, Gwinnett Banking Company’s Executive Vice President and Chief Credit Officer and Senior Vice President and Senior Commercial Loan Officer, respectively. These retention agreements provide incentives and benefits, including, in some cases, cash and stock awards, to encourage these employees to remain with First Charter Bank after the completion of the merger. The obligation of First Charter to complete the merger is conditioned, among other things, upon the effectiveness of these nine retention agreements.

John Hopkins Agreement with GBC

Pursuant his current employment agreement with GBC, following the completion of the merger, John T. Hopkins, III, GBC’s Executive Vice President, Chief Financial Officer and Secretary, will be entitled to a change in control payment of approximately $475,948 and continued health and insurance benefits.

Payments Under Deferred Stock Unit Plan

Effective January 1, 2001, GBC established a deferred stock unit plan in which GBC’s and Gwinnett Banking Company’s directors were able to choose to receive deferred fee units as consideration for their directors’ fees in lieu of cash. The deferred fee units assigned to the plan participants equal the number of shares of common stock that could be purchased at the fair market value with the amount of fees deferred. When a plan participant terminates service as a director or there is a change in control of GBC, such as will occur in connection with the merger with First Charter, the units will be settled in cash at the fair market value of GBC’s common stock. Each participant will receive a lump sum cash payment for the value of his or her units. As of May 31, 2006, approximately 47,000 deferred fee units had been awarded under the deferred stock unit plan. In the merger agreement, GBC agreed not to make any additional awards under the deferred stock unit plan.

SERP Amendments

Several years prior to the transaction with First Charter, GBC entered into Executive Supplemental Retirement Agreements (“SERPs”) with five of its executive officers, including Larry D. Key, to provide retirement benefits in addition to those available under the tax-qualified plans that GBC has sponsored for its employees. Immediately prior to the execution of the merger agreement, GBC and the five executives amended the SERPs as follows:

•	Each SERP was converted from a plan that provides the payment of an account balance over a specified period of years during retirement to a defined benefit-type plan that pays at least a minimum specified retirement benefit for the lifetime of the executive.

•	The minimum benefit payable under each SERP was set at a specified dollar amount equal to 40% of the executive’s current, annualized compensation at the time of the amendment.

•	To provide that if the investment return on the insurance policies that have been earmarked to provide benefits under the SERPs provides a fund that exceeds the amount needed to provide the minimum benefits in retirement, then the benefits would be increased correspondingly.

Purchase of GBC Main Office

GBC leases its main office banking facilities and associated land, which are located at 165 Nash Street, Lawrenceville, Georgia, from GBC Properties, LLC, a limited liability company owned by members of the GBC board of directors. Prior to entering into the transaction with First Charter, GBC and GBC Properties, LLC reached an understanding whereby the GBC main office banking facilities would be sold to GBC in the event of a change in control of GBC. The merger agreement requires that such purchase occur prior to the consummation of the merger. Under the merger agreement, First Charter is permitted to participate in the negotiation of the contract for the purchase of the GBC main office and a sale contract may not be entered into without First Charter’s prior approval (which approval shall not be unreasonably withheld or delayed). The merger agreement provides that the purchase price for GBC’s main office shall equal the fair market value of the property as determined by the average of two commercial appraisals separately selected by GBC and First Charter, and is subject to adjustment if the two appraisals differ by greater than ten percent.

First Charter Board Seat

Prior to completion of the merger, First Charter will take certain actions to appoint to the First Charter board of directors an individual from the GBC region that is mutually agreed upon by First Charter and GBC.

First Charter Advisory Board

It is anticipated that each member of the board of directors of GBC will be asked to serve on a local advisory board of First Charter Bank. It is anticipated that the advisory board will meet quarterly and that members of the board will be compensated for their service.

GBC Director and Officer Indemnification

First Charter has agreed to indemnify the directors and officers of GBC against certain liabilities following the merger. First Charter has also agreed to provide directors’ and officers’ liability insurance for a period of three years following the merger subject to certain restrictions as provided for in the merger agreement.

Public Trading Markets

First Charter common stock is currently traded on the NASDAQ Global Select Market under the symbol “FCTR.” Shares of GBC common stock are thinly traded on the OTC Bulletin Board under the symbol “GBCP.OB.” Upon completion of the merger, GBC common stock will be removed from the OTC Bulletin Board and deregistered under the Securities Exchange Act of 1934, as amended. The shares of First Charter common stock issued pursuant to the merger agreement will be traded on the NASDAQ Global Select Market.

The shares of First Charter common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an affiliate of GBC, as discussed in “The Merger Agreement — Resales of First Charter Stock by GBC Affiliates.”

First Charter Dividends

First Charter currently pays a quarterly cash dividend of $0.195 per share on its common stock. First Charter currently expects to continue to pay a quarterly cash dividend of at least $0.195 per share of common stock, although the First Charter board of directors may change this dividend policy at any time. GBC currently pays no cash dividends on its common stock. Under the terms of the merger agreement, GBC may not pay cash dividends on its common stock.

First Charter shareholders will be entitled to receive dividends when and if declared by the First Charter board of directors out of funds legally available for dividends. The First Charter board of directors may change its dividend policy at any time and the First Charter board of directors will periodically consider the payment of dividends, taking into account First Charter’s financial condition and level of net income, changing opportunities to deploy capital effectively, operating trends, future income tax rates and general economic conditions, as well as various legal and regulatory limitations.

Regulatory Approvals Required for the Merger

Bank holding companies, such as First Charter and GBC, and their respective depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Report on Form 10-K of First Charter, which is incorporated by reference in this Proxy Statement/Prospectus, and the discussion under the caption “Information About the Companies — GBC Bancorp, Inc.” Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. See “Where You Can Find More Information.”

The merger of Gwinnett Banking Company with and into First Charter Bank, which we expect to complete following the effective time of the merger (which we refer to as the “subsidiary bank merger”), are subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

The Merger

The merger is subject to approval by Board of Governors of the Federal Reserve System (which we refer to as the Federal Reserve Board) under the Bank Holding Company Act. In considering the approval of a transaction such as the merger, this Act requires the Federal Reserve Board to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve Board is also required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve Board determines that there are anti-competitive consequences to the merger, it will not approve the transaction unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Where a transaction, such as the merger, is the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the Bank Holding Company Act authorizes the Federal Reserve Board to approve the transaction without regard to whether such transaction is prohibited under the laws of any state, as long as the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. First Charter is considered well-capitalized and well-managed under the Federal Reserve’s Regulation Y, and the transaction does not exceed the other limitations.

The Federal Reserve Board also must review the nonbanking activities being acquired in the merger (such as certain insurance agency activities, brokerage and investment advisory services) to determine whether the acquisition of such activities reasonably can be expected to produce benefits to the public (such as greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). This consideration includes an evaluation by the Federal Reserve Board of the financial and managerial resources of First Charter and its subsidiaries and the nonbank subsidiaries of GBC, and the effect of the proposed transaction on those resources, as well as whether the merger would result in a monopoly or otherwise would substantially lessen competition.

GBC also must obtain the prior approval of the merger from the Georgia Department of Banking and Finance under the bank holding company act provisions of the Financial Institutions Code of Georgia. In evaluating the transaction, the Georgia Department of Banking and Finance will consider the effect of the transaction upon competition, the convenience and needs of the community to be served, the financial history of the acquiring holding company and the bank to be acquired, the condition of the acquiring holding company and the bank to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the acquisition and the equitable treatment of minority shareholders of the bank to be acquired.

First Charter expects to file its application for regulatory approval with the Federal Reserve Board and the Georgia Department of Banking and Finance during the third quarter of 2006.

The Subsidiary Bank Merger

Although not required by the terms of the merger agreement, First Charter expects to effect the subsidiary bank merger during the fourth quarter of 2006 or the first quarter of 2007. The subsidiary bank merger is subject to approval of the Federal Reserve Board under the Bank Merger Act. In granting its approval under the Bank Merger Act, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the Federal Reserve Board may not approve any subsidiary bank merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the subsidiary bank merger in any section of the country may be to substantially lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the subsidiary bank merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the Federal Reserve Board must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank merger and an opportunity for the public to comment on the applications in writing and to request a hearing.

The North Carolina Commissioner of Banks also must approve the subsidiary bank merger under the bank merger act provisions of the North Carolina General Statutes. In its review of the subsidiary bank merger, the North Carolina Commissioner of Banks is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the merger is in the public interest and whether the merger is for legitimate purposes.

GBC Shareholders Have Dissenters’ Rights of Appraisal in the Merger

GBC is incorporated under Georgia law. Under Article 13, Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code, or the Georgia Code, holders of GBC common stock who desire to object to the merger and to receive the fair value of their GBC stock in cash, referred to as “dissenting shareholders,” may do so by complying with the provisions of Georgia law pertaining to the exercise of dissenters’ rights.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS’ RIGHTS UNDER THE GEORGIA CODE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ARTICLE 13 OF THE GEORGIA CODE, A COPY OF WHICH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS.

This Proxy Statement/Prospectus constitutes notice to holders of GBC common stock (for purposes of this discussion, “Shareholders” or “Holders”) of the applicable statutory provisions of Article 13 of the Georgia Code. Any Shareholder who wishes to assert his or her dissenters’ rights or who wishes to preserve his or her right to do so should review the following discussion and Appendix C carefully. If Shareholders fail to comply timely and properly with the procedures specified they will lose dissenters’ rights under Georgia law.

A Holder of GBC common stock is entitled to dissent and obtain payment in cash for the fair value of his or her shares. For purposes of Article 13 of the Georgia Code, the term “fair value” means the value of the dissenting shares immediately before the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger. Each dissenting Shareholder must:

•	deliver to GBC, before the vote is taken to approve the merger at the GBC special meeting, written notice of his or her intent to demand payment of the fair value of his or her shares of common stock if the merger is effectuated; and

•	not vote his or her dissenting shares in favor of the merger proposal.

A Shareholder who does not satisfy both of these requirements is not entitled to payment for his or her shares under Georgia law. In addition, any Shareholder who returns a signed proxy but fails to provide instructions as to the manner in which the shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters’ rights.

If the merger agreement is approved by the Shareholders, GBC is required to send a written dissenters’ notice to all dissenting Shareholders no later than ten days after consummation of the merger. The dissenters’ notice will provide where the payment demand must be sent and where and when stock certificates for dissenting shares must be deposited. The dissenters’ notice will also set a date by which GBC must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered and be accompanied by a copy of Article 13 of the Georgia Code.

Each dissenting Shareholder to whom GBC sends a dissenters’ notice must make a first payment demand for his or her shares by written notice to GBC and deposit his or her stock certificates in accordance with the terms of the dissenters’ notice. Upon completion of the merger, the rights of a dissenting Shareholder are limited to the rights to receive the fair value of his or her shares. Any dissenting Shareholder who does not submit a first payment demand or deposit his or her shares as set forth in the dissenters’ notice will lose his or her rights to dissent and shall not be entitled to payment for his or her shares under Article 13 of the Georgia Code.

Within ten days of the later of the closing of the merger or GBC’s receipt of the first payment demand, GBC will offer to pay the dissenting Shareholders who have complied with the provisions of Article 13 of the Georgia Code the amount GBC estimates to be the fair value of the shares, plus accrued interest. GBC’s offer of payment must be accompanied by:

•	recent GBC financial statements;

•	a statement of GBC’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenting Shareholder’s right to demand payment of a different amount if the dissenting Shareholder is dissatisfied with the offer; and

•	a copy of Article 13 of the Georgia Code.

If a dissenting Shareholder accepts GBC’s offer by providing written notice to GBC within 30 days after the date the offer is made, or if the dissenting Shareholder is deemed to have accepted such offer by failure to respond within such 30-day period, GBC shall make payment for the dissenting shareholder’s shares within 60 days after the later of the date GBC made the offer of payment or the date on which the merger occurs.

If the merger is not effected within 60 days after the first payment demand and the deposit of stock certificates, GBC must return the deposited stock certificates. If, after the return, the merger is effectuated, GBC must send a new dissenters’ notice and repeat the payment demand procedure described above.

If a dissenting Shareholder is dissatisfied with GBC’s offer of payment or the merger does not occur and GBC does not return the deposited certificates within 60 days after the date set for making the first payment demand, he or she may make a second payment demand to GBC in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting Shareholder waives his or her right to demand payment of a different amount than that offered by GBC and is deemed to have accepted the amount offered by GBC unless the dissenting Shareholder makes a second payment demand within 30 days after the date GBC makes its offer.

In the event a dissenting Shareholder’s second payment demand remains unsettled 60 days after GBC receives such second payment demand, GBC will commence a nonjury equitable appraisal proceeding in the Superior Court of Gwinnett County, Georgia to determine the fair value of the shares and accrued interest. GBC will make all dissenting Shareholders whose second payment demands remain unsettled parties to the appraisal proceeding. In the appraisal proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If GBC does not commence the appraisal proceeding within 60 days after receiving a dissenting Shareholder’s second payment demand, GBC shall pay each dissenting Shareholder whose second payment demand remains unsettled the amount demanded by each dissenting Shareholder in his or her second payment demand.

Any dissenting Shareholder who has duly asserted dissenters’ rights in compliance with Article 13 of the Georgia Code will not, after the consummation of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions on those shares.

If any Shareholder who properly asserts dissenters’ rights under Article 13 of the Georgia Code fails to perfect such rights, or effectively withdraws such assertion or loses such rights, as provided in Article 13 of the Georgia Code, the dissenting shares of such Shareholder will be converted into the right to receive the consideration receivable with respect to such dissenting shares in accordance with the merger agreement.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Merger Consideration

Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of GBC common stock will be converted into the right to receive, at the election of the holder of such share, either:

•	$47.74 in cash (without interest); or

•	1.989 shares of First Charter common stock; or

•	a combination of cash and First Charter common stock.

Any merger consideration is subject to ratable proration, as described below. No fractional shares of First Charter common stock will be issued in connection with the merger. Instead, GBC shareholders will receive, without interest, a cash payment from First Charter equal to the fractional share interest they otherwise would have received, multiplied by the value of First Charter common stock. For this purpose, First Charter common stock will be valued at its closing sales prices on the effective date of the merger.

Based on the closing price of $24.13 per share of First Charter common stock on August 29, 2006, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, the implied value of the merger consideration proposed for each share of GBC common stock is $47.92, which we calculated by assuming 70% of each share of GBC’s common stock is converted into a right to receive First Charter common stock at an exchange ratio of 1.989 shares per full GBC share and the remaining 30% is converted into the right to receive cash at a price of $47.74 per full GBC share. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for First Charter common stock.

Cash or Stock Election

If you are a record holder of GBC common stock, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, First Charter common stock, or a combination of cash and First Charter common stock, or to make no election with respect to the merger consideration that you wish to receive. A more detailed description of the election form is set forth below under the subheading “The Merger Agreement — Election Procedures; Surrender of Stock Certificates.”

All elections by GBC shareholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 70% of the outstanding shares of GBC common stock will be converted into the right to receive First Charter common stock, and the remaining 30% of the outstanding shares of GBC common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if GBC shareholders in the aggregate elect to receive greater or fewer of the shares of First Charter common stock than First Charter has agreed to issue. These procedures are summarized below.

•	If First Charter common stock is oversubscribed: If GBC shareholders elect to receive more First Charter common stock than First Charter has agreed to issue in the merger, then all GBC shareholders who have elected to receive cash or who have made no election will receive cash for their GBC shares and all shareholders who elected to receive First Charter common stock will receive a pro rata portion of the available First Charter shares plus cash for those shares not converted into First Charter common stock.

•	If First Charter common stock is undersubscribed: If GBC shareholders elect to receive fewer shares of First Charter common stock than First Charter has agreed to issue in the merger, then all GBC shareholders who have elected to receive First Charter common stock will receive First Charter common stock, and

•	if the number of shares as to which GBC shareholders have made no election is less than this shortfall, then all GBC shareholders who have made no election will receive First Charter common stock, and all GBC shareholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus First Charter common stock for those GBC shares not converted into cash; or

•	if the number of shares as to which GBC shareholders have made no election is greater than or equal to the shortfall, all GBC shareholders who have elected to receive cash will receive cash, and all GBC shareholders who made no election will receive a pro rata portion of the remaining available cash consideration plus First Charter common stock for those GBC shares not converted into cash.

Neither GBC nor First Charter is making any recommendation as to whether GBC shareholders should elect to receive cash or First Charter common stock in the merger. Each GBC shareholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive First Charter common stock or cash in amounts that vary from the amounts you elected to receive.

First Charter will not issue any fractional shares of First Charter common stock in the merger. Instead, a GBC shareholder who otherwise would have received a fraction of a share of First Charter common stock will receive an amount in cash determined by multiplying the fraction of a share of First Charter common stock to which the holder would otherwise be entitled by the average closing price of First Charter common stock on the date on which the merger is completed and rounding such amount to the nearest cent.

The First Charter articles of incorporation will be the articles of incorporation, and the First Charter bylaws will be the bylaws, of the combined company after completion of the merger. The merger agreement provides that First Charter may change the structure of the merger if consented to by GBC (but GBC’s consent cannot be unreasonably withheld or delayed). No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to GBC shareholders in the merger, or materially impede or delay completion of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved by GBC shareholders;

•	we obtain all required governmental and regulatory consents and approvals without a condition or restriction that would have a material adverse effect on either GBC or First Charter, measured on a scale relative to GBC; and

•	all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with each of the Secretary of State of the State of Georgia and the Secretary of State of the State of North Carolina. However, we may agree to a later time for completion of the merger and specify that time in the articles of merger in accordance with Georgia and North Carolina law. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date. If these conditions are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of First Charter, then First Charter may postpone the closing until the first full week after the end of that quarter. It currently is anticipated that the effective time of the merger will occur prior to the end of 2006, but we cannot guarantee when or if the merger will be completed.

Board of Directors of the Surviving Corporation

Prior to completion of the merger, First Charter will take certain actions to appoint to the First Charter board of directors an individual from the GBC region that is mutually agreed upon by First Charter and GBC and, if necessary, will increase the size of the board of directors to permit this appointment.

Election Procedures; Surrender of Stock Certificates

As described above, holders of record of GBC common stock will receive an election form under separate cover. The election form will entitle you to elect to receive cash, First Charter common stock, or a combination of cash and First Charter common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on the 25th day following the mailing of the election form. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of GBC common stock certificates for cash and/or First Charter common stock. Shortly after the merger, the exchange agent will allocate cash and shares of First Charter common stock among GBC shareholders, consistent with their elections, and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your GBC stock certificates after the merger is completed. Please do not forward your GBC stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of GBC common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either First Charter common stock and/or cash for your GBC common stock, you should complete and return the election form. If you do not make an election, you will be allocated First Charter common stock and/or cash depending on the elections made by other GBC shareholders. You should be aware, however, that if you make an election you will not be able to sell or otherwise transfer your shares of GBC common stock thereafter unless you properly withdraw your election prior to the election deadline. GBC shareholders who do not submit a properly completed election form or who revoke their election form prior to the election deadline will have their shares of GBC common stock designated as non-election shares.

GBC shareholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

First Charter will deposit with the exchange agent the shares representing First Charter’s common stock and cash to be issued to GBC shareholders in exchange for their shares of GBC common stock. As soon as is reasonably practicable after the completion of the merger, the exchange agent will mail to GBC shareholders who have not submitted election forms or who have revoked such forms a letter of transmittal instructions for the exchange of their GBC stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of GBC common stock, together with the signed letter of transmittal, the GBC shareholder shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of First Charter common stock (if any) determined in accordance with the exchange ratio or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your GBC stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any First Charter common stock. No interest will be paid or accrued to GBC shareholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of GBC common stock. GBC stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

If any certificate representing shares of First Charter’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of First Charter common stock made available to the exchange agent that remains unclaimed by GBC shareholders as of the first anniversary of the effective time of the merger will be returned to First Charter. After the first anniversary of the effective time, any GBC shareholder who has not exchanged shares of GBC common stock for the merger consideration in accordance with the merger agreement may look only to First Charter for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, First Charter, GBC, the exchange agent or any other person will not be liable to any GBC shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash consideration or cash in lieu of fractional shares payable to any GBC shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Until GBC common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to First Charter common stock into which shares of GBC common stock may have been converted into the right to receive will accrue but will not be paid. First Charter will pay to former GBC shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their GBC stock certificates.

Prior to the effective time of the merger, GBC and its subsidiaries may not declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than:

•	dividends paid by any subsidiary of GBC to GBC or to any of its wholly-owned subsidiaries; and

•	the acceptance of shares of GBC common stock in payment of the exercise of a stock option granted under a GBC stock option plan, in accordance with past practice.

Representations and Warranties

The merger agreement contains customary representations and warranties of GBC and First Charter relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization and financial statements of our companies, true and correct except to a de minimus extent), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (2) changes in laws, rules or regulations of general applicability to banks or savings associations, and their holding companies, generally, or their interpretations by courts or governmental entities, (3) changes in global or national political conditions or in general economic or market conditions affecting banks, savings associations or their holding companies generally, except to the extent that such changes in general or market conditions have a materially disproportionate adverse effect on such party, or (4) completion or public disclosure of the merger. The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of First Charter and GBC has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements, internal controls and accounting;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse changes;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	tax treatment of the merger; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, GBC has made other representations and warranties about itself to First Charter as to:

•	employee matters, including employee benefit plans;

•	material contracts;

•	risk management instruments and derivatives;

•	investment and loan portfolios;

•	real property and intellectual property;

•	environmental liabilities;

•	personal and real property leases;

•	credit card operations and securitizations;

•	the inapplicability of state takeover laws; and

•	the receipt of a financial advisor’s opinion.

First Charter also has made a representation and warranty to GBC regarding the availability of cash to pay the cash portion of the merger consideration.

The representations and warranties described above and included in the merger agreement were made by each of First Charter and GBC to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by First Charter and GBC in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between First Charter and GBC rather than to establish matters as facts. The merger agreement is described in, and included as Appendix A to, this document only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding GBC, First Charter or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information.”

Covenants and Agreements

Each of GBC and First Charter has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, GBC agreed to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and employees, and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay its respective ability to obtain any necessary regulatory approvals, perform its covenants or complete the merger. GBC has further agreed that, with certain exceptions and except with First Charter’s prior written consent, GBC will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “The Merger Agreement — Dividends and Distributions”;

•	issue shares, stock options or other equity-based awards outside the parameters set forth in the merger agreement;

•	except as contemplated by the merger agreement and except as in the ordinary course of business, (1) increase wages, salaries or incentive compensation, (2) pay or provide, or increase or accelerate the accrual rate, vesting or timing or payment or funding of, any compensation or benefit to employees of GBC and its subsidiaries, or (3) establish, adopt or become a party to any new employee benefit or compensation plan or agreement or amend any existing plan;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties, or cancel, release or assign any material indebtedness;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, securitization and servicing policies other than as required by applicable law;

•	make any material investment either by purchase of securities, capital contributions, property transfers or purchase of property or assets;

•	take any action or knowingly fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•	amend any charter documents, take any action to exempt another person from any applicable takeover law or defensive charter or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with third parties;

•	restructure or materially change its investment securities portfolio or its gap position;

•	commence or settle any material claim;

•	take or fail to take any action that is intended, or may be reasonably expected, to cause any of the conditions to the merger to fail to be satisfied;

•	change its tax accounting or financial accounting methods, except as required by applicable law or generally accepted or regulatory accounting principles;

•	file or amend any tax return other than in the ordinary course of business, make or change any material tax election or settle or compromise any material tax liability;

•	incur any single expense in excess of $200,000;

•	modify the terms of the employment or retention agreements, as the case may be, between GBC and certain of its employees; or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the preceding bullets.

First Charter agrees that, except with GBC’s prior written consent, First Charter will not, among other things, undertake the following extraordinary actions:

•	amend any charter documents in a manner that would adversely affect GBC or its shareholders or the transactions contemplated by the merger agreement;

•	take any action or knowingly fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•	take any action that is intended, or may be reasonably expected, to result in any of the conditions to the merger failing to be satisfied;

•	take any action that would reasonably be expected to prevent, materially impede or materially delay completion of the merger;

•	declare, set aside, make or pay any extraordinary special dividends on First Charter common stock or make any other extraordinary or special distributions in respect of any of its capital stock;

•	enter into any agreement to acquire all or substantially all of the capital stock or assets of any other entity or business unless such transaction would not be expected to delay completion of the merger beyond April 30, 2007, or materially impair the prospects of completing the merger; or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the preceding bullets.

The merger agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Reasonable Best Efforts of GBC to Obtain the Required Shareholder Vote

GBC has agreed to hold a meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining shareholder approval of the merger. GBC will use its reasonable best efforts to obtain such approval. GBC is also required to submit the merger agreement to a shareholder vote even if its board of directors no longer recommends approval of the merger agreement.

GBC and First Charter have also agreed in good faith to use their reasonable best efforts to negotiate a restructuring of the merger if GBC’s shareholders do not approve the merger agreement at the special meeting and to resubmit the transaction to GBC’s shareholders for approval. However, in any restructuring neither party has any obligation to change the amount or kind of the merger consideration in a manner adverse to that party or its shareholders.

Agreement Not to Solicit Other Offers

GBC also has agreed that it, its subsidiaries and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	solicit, initiate, encourage or facilitate any inquiries or proposals for any “Alternative Transaction” (as defined below); or

•	participate in any discussions or negotiations, or enter into any agreement, regarding any Alternative Transaction.

However, prior to the special meeting, GBC may consider and participate in discussions and negotiations with respect to a bona fide “Alternative Proposal” (as defined below) if (1) it has first entered into a confidentiality agreement with the party proposing the Alternative Proposal on terms comparable to the confidentiality agreement with First Charter and (2) the GBC board of directors determines reasonably in good faith (after consultation with outside legal counsel and financial advisors) that failure to take these actions would cause it to violate its fiduciary duties.

GBC has agreed:

•	to notify First Charter promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to GBC or any of its subsidiaries, and to provide First Charter with relevant information regarding the Alternative Proposal or request;

•	to keep First Charter fully informed, on a current basis, of any material changes in the status and any material changes in the terms of any such Alternative Proposal; and

•	to cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal, and to use reasonable best efforts to cause all persons other than First Charter who have been furnished with confidential information in connection with an Alternative Proposal within the 12 months prior to the date of the merger agreement to return or destroy such information.

As used in the merger agreement, “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving GBC or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “Alternative Transaction” means any of the following:

•	a transaction pursuant to which any person (or group of persons) other than First Charter or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of GBC common stock or outstanding voting power or of any new series or new class of GBC preferred stock that would be entitled to a class or series vote with respect to the merger, whether from GBC or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving GBC (other than the merger being described here);

•	any transaction pursuant to which any person (or group of persons) other than First Charter or its affiliates acquires or would acquire control of assets (including, for this purpose, the outstanding equity securities of subsidiaries of GBC and securities of the entity surviving any merger or business combination including any of GBC’s subsidiaries) of GBC, or any of its subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of GBC and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving GBC or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of GBC common stock immediately prior to the transaction do not, in the aggregate, own at least 75% of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in the transaction immediately after the completion of the transaction in substantially the same proportion as the holders held the shares of GBC common stock immediately prior to the completion of the transaction.

Expenses and Fees

In general, each of First Charter and GBC will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, shall be borne equally by GBC and First Charter.

Employee Matters

First Charter has agreed that for a period of one year following the closing of the merger, with respect to the employees of GBC and its subsidiaries at the effective time, it will provide such employees in the aggregate with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar in the aggregate to the aggregate employee benefits, rates of base salary or hourly wage and annual bonus opportunities provided to such employees pursuant to GBC’s benefit plans as in effect immediately prior to the merger. First Charter has also agreed to honor certain existing GBC compensation arrangements, discussed under the subheading “The Merger — GBC’s Directors and Officers Have Financial Interests in the Merger.”

In addition, First Charter has agreed, to the extent any GBC employee becomes eligible to participate in First Charter benefit plans following the merger:

•	generally to recognize each employee’s service with GBC prior to the completion of the merger for purposes of eligibility to participate, vesting credits and, except under defined benefit pension plans, benefit accruals, in each case under the First Charter plans to the same extent such service was recognized under comparable GBC plans prior to completion of the merger; and

•	to waive any exclusion for pre-existing conditions under any First Charter health, dental or vision plans, to the extent such limitation would have been waived or satisfied under a corresponding GBC plan in which such employee participated immediately prior to the effective time, and recognize any medical, dental or health expenses incurred in the GBC health plan year in which the merger closes for purposes of applicable deductible and annual out-of-pocket expense requirements under any health, dental or vision plan of First Charter.

However, First Charter has no obligation to continue the employment of any GBC employee for any period following the merger. For a discussion of employment and retention agreements that First Charter has entered into with certain GBC employees and executive officers, including Larry D. Key, GBC’s Chairman of the Board, President and Chief Executive Officer, please see “The Merger — GBC’s Directors and Officers Have Financial Interests in the Merger.”

Indemnification and Insurance

The merger agreement requires First Charter to maintain in effect for and in accordance with their terms the current rights of GBC directors, officers and employees to indemnification under the GBC articles of incorporation or the GBC bylaws or disclosed agreements of GBC. The merger agreement also provides that, upon completion of the merger, First Charter will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of GBC and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The merger agreement provides that First Charter will maintain for a period of three years after completion of the merger GBC’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that First Charter is not required to incur annual premium expense greater than 125% of GBC’s current annual directors’ and officers’ liability insurance premium.

Purchase of GBC’s Main Office Property

GBC leases its main office banking facilities and associated land, which are located at 165 Nash Street, Lawrenceville, Georgia, from GBC Properties, LLC, a limited liability company owned by members of the GBC board of directors. Prior to entering into the transaction with First Charter, GBC and GBC Properties, LLC reached an understanding whereby the GBC main office banking facilities would be sold to GBC in the event of a change in control of GBC. The merger agreement requires that such purchase occur prior to the consummation of the merger. Under the merger agreement, First Charter is permitted to participate in the negotiation of the contract for the purchase of the GBC main office and a sale contract may not be entered into without First Charter’s prior approval (which approval shall not be unreasonably withheld or delayed). The merger agreement provides that the purchase price for GBC’s main office shall equal the fair market value of the property as determined by the average of two commercial appraisals separately selected by GBC and First Charter, and is subject to adjustment if the two appraisals differ by greater than ten percent.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval of the merger by GBC shareholders;

•	the approval of the listing of First Charter common stock to be issued in the merger on the NASDAQ Global Select Market, subject to official notice of issuance;

•	the effectiveness of the registration statement of which this document is a part with respect to the First Charter common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•	the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to complete the merger (in the case of the conditions to First Charter’s obligation to complete the merger, without any conditions or restrictions that would have a material adverse effect on either GBC or First Charter, measured on a scale relative to GBC); and

•	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

The obligation of First Charter to complete the merger is also subject to the satisfaction or waiver of a number of other conditions, including:

•	GBC shall have performed in all material respects all obligations required to be performed by it under the merger agreement;

•	There shall be no investigation (formal or informal) by any governmental entity regarding or involving GBC, Gwinnett Banking Company or any aspect of GBC’s business and there shall be no claim or proceeding brought by a third-party seeking any order or decree to limit First Charter’s business activities as a result of the consummation of the merger or any of the transactions contemplated by the merger agreement that has not been settled on terms satisfactory to First Charter;

•	The employment agreement with Larry D. Key and the retention agreements with Katrina M. Winberg and Michael L. Couch, and the other nine retention agreements, all of which are discussed under the heading “The Merger — GBC’s Directors and Officers Have Financial Interests in the Merger” shall be in full force and effect, and First Charter shall have received no notice of any intent to modify or terminate any of those agreements;

•	All stock options relating to GBC common stock shall have been exercised or extinguished and no such GBC options shall remain outstanding; and

•	Gwinnett Banking Company 401(k) employee stock ownership plan shall have been terminated as of or prior to the effective time of the merger.

The obligation of GBC to complete the merger is also subject to the satisfaction or waiver of a number of other conditions, including:

•	First Charter shall have performed in all material respects all obligations required to be performed by it under the merger agreement; and

•	the receipt by GBC of a legal opinion with respect to certain federal income tax consequences of the merger.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable);

•	if the merger has not been completed by April 30, 2007, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	if there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days of notice of the breach; or

•	if the other party has committed a substantial, bad faith breach of its obligation to use reasonable best efforts to negotiate a restructuring of the transaction and to resubmit the transaction to GBC’s shareholders for approval, if GBC shareholders fail to approve the merger.

First Charter may terminate the merger agreement if the GBC board of directors fails to recommend that GBC shareholders approve the merger, withdraws or modifies in a manner adverse to First Charter, or makes public statements inconsistent with, its recommendation of the merger to shareholders, or recommends a competing merger proposal.

In addition, GBC may terminate the merger agreement if First Charter’s average stock price over the 10 trading days up to and including the sixth business day before the closing of the merger (the “determination date”) is less than $20.35 and First Charter’s stock price has also declined by greater than 15% relative to the Nasdaq Bank Index between May 31, 2006 (the day prior to the date the merger agreement was signed) and the determination date. However, if GBC elects to exercise this termination right, the merger agreement will nevertheless not be terminated if within five business days of receiving GBC’s termination notice, First Charter increases the common stock component of the merger consideration, as set forth in the merger agreement.

GBC will be required to pay First Charter a termination fee in the amount of $3.57 million, plus all of the reasonable actual expenses incurred by First Charter in connection with the proposed transaction, if GBC enters into or closes on an acquisition agreement with respect to an Alternative Transaction (or an Alternative Proposal is received (as defined in the merger agreement and described above under the subheading “The Merger Agreement — Agreement Not to Solicit Other Offers”)) if either:

•	the merger agreement is duly terminated by First Charter and prior to such termination, an Alternative Transaction was received, commenced, publicly proposed or publicly disclosed (as defined in the merger agreement and described above under the subheading “The Merger Agreement — Agreement Not to Solicit Other Offers”), and within 12 months after such termination, GBC has entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction, or

•	after receiving an Alternative Proposal, GBC’s board of directors fails to convene the special meeting to approve the merger with First Charter or recommend that the GBC shareholders approve the merger agreement, and within 12 months of receiving the Alternative Proposal, GBC has entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

However, First Charter will in any event not be entitled to a termination fee if the merger agreement is terminated by mutual consent or due to a failure to obtain the necessary regulatory approvals. Similarly, First Charter will not be entitled to a termination fee if GBC terminates the merger agreement due to (i) a material breach of a representation, warranty or covenant by First Charter or (ii) a decline in First Charter’s average stock price described above in this subsection coupled with First Charter’s decision not to increase the common stock component of the merger consideration.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of First Charter or GBC, except that (1) both First Charter and GBC will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their boards of directors or by written agreement. However, after any approval of the transactions contemplated by the merger agreement by the GBC shareholders, there may not be, without further approval of those shareholders, any amendment of the merger agreement that (1) changes the amount or the form of the consideration to be delivered to the holders of GBC common stock, (2) changes any term of the certificate of incorporation of the combined company, or (3) changes any of the terms and conditions of the merger agreement if such change would adversely affect the holders of any GBC securities, in each case other than as contemplated by the merger agreement.

At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Resales of First Charter Stock by GBC Affiliates

Shares of First Charter common stock to be issued to GBC shareholders in the merger have been registered under the Securities Act, and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of GBC. Any transfers of First Charter common stock, however, by any person who is an affiliate of GBC at the time the merger is submitted for a vote of the GBC shareholders will, under existing law, require:

•	the further registration under the Securities Act of the First Charter stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of GBC is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, GBC. These restrictions are expected to apply to the directors and executive officers of GBC and the holders of 10% or more of the outstanding GBC common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

First Charter will give stop transfer instructions to the exchange agent with respect to the shares of First Charter common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

GBC has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of GBC for purposes of Rule 145 under the Securities Act to deliver to First Charter a written agreement intended to ensure compliance with the Securities Act.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of GBC as of the effective time of the merger will be recorded at their respective fair values and added to those of First Charter. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of First Charter issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of GBC.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of GBC common stock that exchange their shares of GBC common stock for shares of First Charter common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

This discussion addresses only those GBC shareholders that hold their shares of GBC common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities that elects the mark-to-market method of accounting for your securities;

•	a holder of GBC common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of GBC common stock that received GBC common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a holder of GBC common stock that holds GBC common stock as part of a hedge, straddle, constructive sale or conversion transaction.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of GBC common stock that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the GBC common stock.

The parties intend for the merger to qualify as a reorganization for United States federal income tax purposes. In connection with the filing of the registration statement of which this document forms a part, Womble Carlyle Sandridge & Rice, PLLC has delivered an opinion to GBC to the effect that (1) assuming that no less than 40% of the closing date fair market value of the aggregate consideration for all of the outstanding GBC common stock will be in the form of First Charter common stock, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Stock Consideration Assumption”) and (2) except to the extent of any cash consideration received in the merger and except with respect to cash received in lieu of fractional share interests in First Charter common stock, no gain or loss will be recognized by holders of GBC common stock in the merger. It is a condition to GBC’s obligation to complete the merger that GBC receive an opinion from Womble Carlyle Sandridge & Rice, PLLC, dated the closing date of the merger, to the same effect as the opinion from that firm described above. This opinion will be based on representations contained in certificates delivered by First Charter and GBC and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. In the event that on the closing date of the merger, the Stock Consideration Assumption is not satisfied (because of the operation of Section 8.1(g) of the merger agreement or for any other reason), the merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Womble Carlyle Sandridge & Rice, PLLC will be unable to deliver the opinion that is a condition to GBC’s obligation to complete the merger. The opinion described above will not be binding on the Internal Revenue Service. First Charter and GBC have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences of the merger are as follows:

•	if you exchange GBC common stock solely for First Charter common stock, you will not recognize gain or loss except with respect to any cash received in lieu of a fractional share of First Charter common stock;

•	if you exchange GBC common stock solely for cash, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of GBC common stock surrendered;

•	if you exchange GBC common stock for a combination of First Charter common stock and cash and your tax basis in the GBC common stock surrendered is less than the sum of the fair market value of the First Charter common stock and the amount of cash received, you generally will recognize gain in an amount equal to the lesser of (1) the excess of the sum of the cash (excluding any cash received in lieu of a fractional share of First Charter common stock) and the fair market value of the First Charter common stock you receive (including any fractional share of First Charter common stock you are deemed to receive and exchange for cash), over your tax basis in the GBC common stock surrendered in the merger (i.e., realized gain); and (2) the amount of cash (excluding any cash received in lieu of a fractional share of First Charter common stock) that you receive in the merger. However, if your tax basis in the GBC common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the First Charter common stock received, your loss will not be recognized for tax purposes until you dispose of the shares you received in the merger;

•	your tax basis in the First Charter common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash), will equal your tax basis in the GBC common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange (excluding any gain recognized with respect to any cash received in lieu of a fractional share of First Charter common stock) and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of First Charter common stock); and

•	your holding period of the First Charter common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash) will include your holding period for the shares of GBC common stock that you exchange in the merger.

If you acquired different blocks of GBC common stock at different times or at different prices, any gain or loss you recognize will be determined separately with respect to each block of GBC common stock, and the cash and First Charter common stock you receive will be allocated pro rata to each such block of common stock. In addition, your tax basis and holding period in your First Charter common stock received in the merger may be determined with reference to each block of GBC common stock exchanged. If you have different bases or holding periods in respect of shares of GBC common stock, you should consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of First Charter common stock received in the merger.

Any recognized gain will generally be long-term capital gain if your holding period with respect to the GBC common stock surrendered is more than one year at the effective time of the merger. In some cases, where you actually or constructively own First Charter common stock immediately before the merger, such cash received in the merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such cash received would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to you. Consequently, if you may be subject to those rules, you should consult your tax advisor as to the application of these rules to the particular facts relevant to you.

Cash in Lieu of a Fractional Share

If you receive cash in lieu of a fractional share of First Charter common stock, you will be treated as having received the fractional share of First Charter common stock pursuant to the merger and then as having exchanged the fractional share of First Charter common stock for cash in a redemption by First Charter. As a result, assuming that the redemption of a fractional share of First Charter common stock is treated as a sale or exchange and not as a dividend, you generally will recognize gain or loss equal to the difference between the amount of cash received and your basis in the fractional share of First Charter common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Dissenting Shareholders

Holders of GBC common stock who dissent with respect to the merger as discussed in “The Merger — GBC Shareholders Have Dissenters’ Rights of Appraisal in the Merger,” and who receive cash in respect of their shares of GBC common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and their aggregate tax basis in their shares of GBC common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of GBC common stock you may be subject to information reporting and backup withholding at a rate of 28% on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

Penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Reporting Requirements

If you receive shares of First Charter common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax consequences that may be important to you. Thus, we urge GBC shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING GBC SHAREHOLDERS

When the merger becomes effective, holders of GBC common stock who elect to receive First Charter common stock as merger consideration, or who otherwise receive First Charter common stock due to the proration of their cash merger consideration election as described elsewhere in this document, will become holders of First Charter common stock. The following is a summary of material differences between the rights of holders of First Charter common stock and holders of GBC common stock. Since First Charter is organized under the laws of the State of North Carolina and GBC is organized under the laws of the State of Georgia, differences in the rights of holders of First Charter common stock and those of holders of GBC common stock arise from differing provisions of the North Carolina Business Corporation Act (the “NCBCA”) and the Georgia Business Corporation Code (the “Georgia Code”), in addition to differing provisions of their respective articles of incorporation and bylaws.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between the rights of holders of First Charter common stock and holders of GBC common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the Georgia Code and the governing corporate instruments of First Charter and GBC, to which the shareholders of GBC are referred.

FIRST CHARTER	GBC

AUTHORIZED CAPITAL STOCK

Common Stock.   First Charter’s authorized common stock consists of 100,000,000  shares of common stock, no par value. As of June  30, 2006, there were  (i)  31,120,421  shares of First Charter common stock issued and outstanding and (ii)  4,329,461  shares of First Charter common stock reserved for issuance upon exercise of stock options issued pursuant to employee and director stock plans of First Charter or its subsidiary, First Charter Bank. Except for the preferred stock discussed below, there are no other classes of capital stock authorized for issuance by First Charter.

Common Stock.    GBC’s authorized common stock consists of 3,000,000  shares of common stock, $1.00  par value per share. As of June  30, 2006, there were 2,136,608  shares of GBC common stock issued and outstanding. There are no other classes of capital stock authorized for issuance by GBC.

Preferred Stock.   First Charter’s authorized preferred stock consists of 2,000,000  shares. First Charter’s articles of incorporation authorize the First Charter board of directors (the “First Charter Board”) to fix the designation, powers, preferences, and rights of the shares of each series of preferred stock to be issued by First Charter. The rights of preferred stockholders may supersede the rights of common shareholders. As of June  1, 2006, First Charter had established one class of preferred stock, which was designated Series  X Junior Participating Preferred Stock. As of June  1, 2006, 100,000  shares of the Series  X Junior Participating Preferred Stock were authorized for issuance, and none of such shares were issued and outstanding.

Preferred Stock. GBC has no authorized or issued shares of preferred stock.

FIRST CHARTER	GBC

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

First Charter’s articles of incorporation provide that, generally, any merger, consolidation or disposition of all or substantially all of the assets of First Charter or the stock or assets of any of its major subsidiaries may be submitted to the shareholders of First Charter only if approved by at least seventy-five percent (75%) of the First Charter Board. If submitted to the shareholders, such action generally must be approved by  (i)  the holders of at least seventy-five percent (75%) of the aggregate voting power of First Charter and (ii)  the holders of at least 50% of the aggregate voting power entitled to vote thereon other than controlling shareholders.

GBC’s articles of incorporation provide that any merger or share exchange of the corporation with or into any other entity, or the sale or other disposition of all or substantially all of GBC’s assets requires either: (i)  the affirmative vote of two-thirds (2/3) of the GBC board of directors (the ‘‘GBC Board”) and the affirmative vote of a majority of the issued and outstanding shares of the corporation entitled to vote; or (ii) the affirmative vote of a majority of the GBC Board and the affirmative vote of at least two-thirds (2/3) of the issued and outstanding shares of the corporation entitled to vote. The GBC Board unanimously approved the merger with First Charter and, thus, an affirmative vote of a majority of the issued and outstanding shares of the corporation is required to approve the merger with First Charter.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

The NCBCA provides that a North Carolina corporation’s articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. As provided in “Mergers, Share Exchanges and Sales of Assets” above, First Charter’s articles of incorporation further provide more stringent voting requirements to amend certain articles regarding specified significant corporate actions. These articles may be amended only by the vote of the shareholders required by the provisions for the significant corporate actions.

The Georgia Code provides that an amendment of a corporation’s articles of incorporation requires approval by a majority of each voting group entitled to vote on the amendment. GBC’s articles of incorporation further provide that unless approved by two-thirds (2/3) of the GBC Board, any amendment to the provisions in GBC’s articles of incorporation regarding (i)  removal of directors, (ii)  approval of mergers, consolidations or a sale of all or substantially all of the corporation’s assets, or (iii)  the consideration by the GBC board of tender offers, must be approved by two-thirds (2/3) of the issued and outstanding shares of the corporation.

AMENDMENTS TO THE BYLAWS

First Charter’s bylaws provide that the shareholders may amend or repeal the bylaws and may adopt new bylaws. In regard to the First Charter Board, First Charter’s bylaws authorize the First Charter Board to amend or repeal the bylaws, except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the First Charter Board. Further, any bylaw that fixes a greater quorum requirement than otherwise provided by the NCBCA may not be amended by a quorum or vote of the directors less than the quorum or vote prescribed by the bylaw.

GBC’s articles of incorporation provide that GBC’s shareholders and the GBC Board have the power to alter, amend, or repeal GBC’s bylaws or adopt new bylaws at any regular or special meeting. In order to amend the provision of the bylaws regarding the number of directors, GBC’s articles of incorporation impose a heightened requirement of the affirmative vote of two- thirds (2/3) of all directors then in office or the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of the corporation.

SHAREHOLDERS’ RIGHTS OF DISSENT AND APPRAISAL

The NCBCA provides that for any merger, share exchange or sale or exchange of property,	The Georgia Code provides dissenters’ rights for (i) mergers and certain share exchanges that

FIRST CHARTER	GBC

dissenters’ rights are not available to the shareholders of a corporation, such as First Charter, that is either listed on a national securities exchange or held by more than 2,000 record shareholders, unless (i) the articles of incorporation of the corporation provide otherwise or (ii) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (a) cash, (b) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (c) a combination of cash and such shares. First Charter’s articles of incorporation do not authorize any special dissenters’ rights.
require shareholder approval, (ii)  sales of all or substantially all of the assets of a corporation, (iii)  certain amendments to the articles of incorporation and (iv)  any corporate action taken pursuant to a shareholder vote if the articles of incorporation, bylaws or a resolution of the board of directors entitle shareholders to dissent. Similar to the NCBCA, the Georgia Code does not provide dissenters’ rights for corporations that have over 2,000  shareholders or whose voting stock is listed on a national securities exchange.

Since GBC does not have 2,000  shareholders and its common stock is quoted on the OTC Bulletin Board, which is not a national securities exchange, holders of GBC’s common stock have dissenters’ rights in connection with the merger with First Charter. For a discussion of the dissenters’ rights that are available to GBC shareholders in connection with the merger, and the specific steps that must be followed to exercise those rights, see ‘‘The Merger  — GBC Shareholders Have Dissenters’ Rights of Appraisal in the Merger.”

SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of the shareholders of First Charter may be called at any time by First Charter’s Chief Executive Officer, by the Secretary acting under instructions of the Chief Executive Officer or by the First Charter Board.

Special meetings of the GBC shareholders may be called at any time by the GBC Board, GBC’s President or upon the written request of any one or more shareholders owning an aggregate of not less than twenty-five percent (25%) of the outstanding capital stock of GBC.

SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

First Charter’s bylaws establish advance notice procedures for shareholder proposals and the nominations of candidates for election as directors. Any shareholder wishing to nominate a person for election to the First Charter Board must, in most cases, submit the nomination in writing to the Secretary of First Charter between 90 and 120  days prior to the anniversary of the preceding year’s annual meeting. Similarly, any shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders must, in most cases, provide notice to the Secretary of First Charter between 90 and 120  days prior to the anniversary of the preceding year’s annual meeting.
Neither GBC’s articles of incorporation nor its bylaws have provisions for advance shareholder notice of shareholder proposals or advance notice of director nominations.

DIRECTORS

Number of Directors

First Charter’s bylaws provide the First Charter Board shall have not less than five (5) nor more	GBC’s bylaws provide the GBC Board shall have not less than seven (7) nor more than

FIRST CHARTER	GBC

than twenty-five (25) members, as determined from time to time either by (i) a vote of the shareholders or (ii) the approval of at least seventy-five percent (75%) of the members of the First Charter Board. Currently, the number of directors serving on the First Charter Board has been fixed at 16 directors, and there are 15 directors serving on the board, with one vacancy.	fifteen (15) members. The number of directors on the GBC Board may be changed, within the minimum and maximum, by an affirmative vote of two-thirds (2/3) of the issued and outstanding shares of the corporation entitled to vote in an election of directors, or by the affirmative vote of two-thirds (2/3) of all directors then in office on the GBC Board. GBC’s Board currently has 10 members.

Classification

First Charter’s articles of incorporation provide that the First Charter Board shall be divided into three classes, with directors serving staggered three-year terms.	GBC does not have a classified board of directors. All directors are elected by the shareholders for one year terms.

Election of Directors

First Charter’s bylaws provide that directors are to be elected by a plurality of the votes cast by the shares entitled to vote in the election, at a meeting at which a quorum is present.	GBC’s bylaws provide that directors are to be elected at each annual meeting of the shareholders by an affirmative vote of a plurality of the shares represented at such meeting.

Removal

Under First Charter’s bylaws, First Charter directors may be removed, with or without cause, by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove him or her. A director may not be removed by the shareholders at a shareholders meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. If any directors are so removed, new directors may be elected at the same meeting.

GBC’s articles of incorporation provide that the entire GBC Board or any individual director may be removed without cause only by a vote of the holders of a majority of the issued and outstanding shares of the corporation. The entire GBC Board or any individual director may be removed with cause only by the affirmative vote of the holders of a majority of the shares of the corporation represented at the shareholders meeting. For purposes of removal, ‘‘cause” is considered: (i) conviction of a felony; (ii)  the request or demand for removal by any bank regulatory authority having jurisdiction over the corporation; or (iii)  a determination by at least two-thirds (2/3) of the directors of the corporation then in office, excluding the director to be removed, that the director’s conduct has been inimical to the best interest of the corporation.

Vacancy

First Charter’s bylaws provide that if a vacancy occurs on the First Charter Board, including a vacancy resulting from an increase in the number of directors or from the failure of the shareholders to elect the authorized number of directors, the vacancy may be filled by  (i)  the shareholders, (ii)  the First Charter Board in a regular board action or (iii)  if less than a quorum of the First Charter Board exists, the affirmative vote of a majority of the directors or by the sole director remaining in office. If the vacant office was held by a director elected by a voting group
GBC’s bylaws provide that any vacancy among directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of the remaining directors.

FIRST CHARTER	GBC

of shareholders, only the remaining director or directors elected by that voting group or the holders of shares of that voting group are entitled to fill the vacancy.

Discharge of Duties

The NCBCA requires that a director discharge his or her duties  (i)  in good faith, (ii)  with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (iii)  in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or to a higher standard of care.

The Georgia Code requires that a director discharge his or her duties as a director subject to several general standards of care. Each director must act in a manner he or she believes in good faith to be in the best interests of the corporation. Additionally, a director must exercise the care of an ordinarily prudent person in a like position and in similar circumstances.

Exculpation

First Charter’s articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of First Charter will have any personal liability for monetary damage for a breach of his or her duty as a director.

GBC’s articles of incorporation provide that a director will not be personally liable to GBC or its shareholders for monetary damages for breach of any duty as a director, other than personal liability for:  (i)  any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii)  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii)  certain types of liability enumerated under Georgia law, dealing with unlawful distributions to shareholders; and (iv) any transactions from which the director derived an improper personal benefit.

Indemnification

First Charter’s bylaws require First Charter to indemnify its directors, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability relating to activities that were known or believed by such person to be clearly in conflict with the best interests of First Charter. For more on indemnification of First Charter’s directors and officers, please see the discussion below under the caption “Indemnification of Directors and Officers.”

GBC’s bylaws provide that GBC shall indemnify its directors for liabilities and expenses from proceedings arising out of his or her duties as a director if the director acted in a manner he or she believed in good faith to be in the best interests of the corporation and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. For more on indemnification of GBC’s directors and officers, please see the discussion below under the caption ‘‘Indemnification of Directors and Officers.”

Consideration of Business Combinations

Neither First Charter’s articles of incorporation nor its bylaws specify any factors to which the First Charter Board must give consideration in evaluating a transaction involving a potential change in control of First Charter. For a discussion of the factors considered by the First Charter Board in connection with the merger,

GBC’s articles of incorporation provide that the GBC Board, when evaluating any offer of another party (i)  to make a tender offer or exchange offer for any equity security of GBC, (ii)  to merge or consolidate any other corporation with GBC or (iii)  to purchase or otherwise acquire all or substantially all of the assets of the

FIRST CHARTER	GBC

please see “The Merger — First Charter’s Reasons for the Merger.”	corporation, must, in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors. These factors specifically include: (a) the short-term and long-term social and economic effects on the employees, customers, shareholders and the constituents of GBC and its subsidiaries, and on the communities within which the corporation and its subsidiaries operate and (b) the consideration being offered by the other party in relation to the then-current value of the corporation in a freely negotiated transaction and in relation to the GBC Board’s then-estimate of the future value of the corporation as an independent entity. For a discussion of the factors considered by the GBC Board in connection with the merger, please see ‘‘The Merger — GBC’s Reasons for the Merger.”

ANTI-TAKEOVER STATUTES

The North Carolina Control Share Acquisition Act is designed to protect shareholders of publicly owned corporations based and incorporated in North Carolina against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain types of shareholders. The Act is triggered by the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power for the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation may require that their shares be redeemed at the highest price paid per share by the acquirer for any of the acquired shares. First Charter has opted out of the North Carolina Control Share Acquisition Act, as permitted by that Act.

The North Carolina Shareholder Protection Act requires that certain business combinations with existing shareholders either be approved by a

Georgia law provides for certain voting rules and fair price requirements concerning business combinations with ‘interested shareholders.’ These provisions are designed to protect shareholders of Georgia corporations against the inequities of certain tactics which have been utilized in hostile takeover attempts. Under the fair price provisions, business combinations with interested shareholders (generally, any person who beneficially owns 10% or more of the corporation’s voting shares) must meet one of three criteria designed to protect minority shareholders: (i)  the transaction must be unanimously approved by the ‘‘continuing directors” of the corporation (generally, directors who served prior to the time the interested shareholder acquired 10% ownership and who are unaffiliated with the interested shareholder), (ii) the transaction must be approved by two-thirds (2/3) of the continuing directors and a majority of shares held by shareholders other than the interested shareholders, or (iii) the terms of the transaction must meet specified fair pricing criteria and certain other tests which are intended to assure that all shareholders receive a fair price for their shares regardless of which point in time they sell to the acquiring party. Fair price requirements under the Georgia Code are not applicable to any corporation unless they are specifically incorporated in the bylaws of the corporation. Since GBC’s bylaws do not contain specific fair price requirements, they do not apply to transactions involving GBC.

FIRST CHARTER	GBC

supermajority of the other shareholders or meet certain “fair price” requirements. First Charter has opted out of the North Carolina Shareholder Protection Act in its articles of incorporation, as permitted by that Act.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

First Charter’s bylaws require First Charter to indemnify its directors and officers, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability relating to activities that were known or believed by such person to be clearly in conflict with the best interests of First Charter. First Charter must also indemnify each director and officer for reasonable costs, expenses and attorneys’ fees incurred in connection with the enforcement of rights to indemnification, if it is determined that the director or officer is entitled to indemnification.

The determination concerning whether an officer or director is entitled to indemnification must be made  (i)  by the First Charter Board by a majority vote of the directors that are not parties to the proceeding; (ii)  if a quorum of directors cannot be obtained, by a majority vote of a committee duly designated by the First Charter Board; (iii)  by special legal counsel selected by the First Charter Board or its committee; or (iv)  by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

GBC’s bylaws provide that GBC must indemnify any individual made a party to a proceeding because he or she is or was a director, officer, employee or agent of the corporation for reasonable expenses, judgments, fines, penalties and amounts paid in settlement, if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the corporation. In the case of any criminal proceeding, such indemnification is required if he or she had no reasonable cause to believe his or her conduct was unlawful. GBC’s bylaws also provide that if a director, officer, employee, or agent of the corporation has been successful in the defense of any proceeding (or claim, issue or matter within a proceeding) to which he or she was a party because his or her service to the corporation, GBC must (without consideration of the exceptions provided above) indemnify the party against reasonable expenses incurred in connection the proceeding.

DIVIDENDS AND OTHER DISTRIBUTIONS

The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would  (i)  render the corporation insolvent, (ii)  make the corporation unable to meet its obligations as they become due in the ordinary course of business or (iii)  result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. First Charter is not subject to any other express restrictions on payments of dividends and other distributions.

Under the Georgia Code, the GBC Board may declare dividends on GBC common stock unless doing so would cause GBC to be unable to pay its debts as they come due in the usual course of business, or GBC’s total assets to be less than the sum of its total liabilities plus the amount needed to satisfy any dissolution preferences. Like First Charter, since GBC is a bank holding company, the ability of GBC to pay distributions to GBC shareholders largely depends upon the amount of dividends its bank subsidiary may provide to it under regulatory guidelines and as the Federal Reserve will permit.

The ability of First Charter to pay distributions to the holders of its common stock will largely depend, however, upon the amount of dividends

FIRST CHARTER	GBC

its bank subsidiary, which is subject to restrictions imposed by regulatory authorities, pays to First Charter. In addition, the Federal Reserve could oppose a distribution by First Charter if it determined that such a distribution would harm First Charter’s ability to support its bank subsidiary. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the First Charter Board.

LIQUIDATION RIGHTS

In the event of the liquidation, dissolution or winding-up of the affairs of First Charter, holders of First Charter Series  X Junior Participating Preferred Stock, of which there are presently none, are entitled to be paid before any distribution or payment is made to holders of First Charter common stock. These preferred shareholders, of which there are presently none, are to be paid the greater of  (i)  $1.00  per share or (ii)  the aggregate amount distributed or to be distributed to the holder prior to such date in connection with the liquidation, dissolution or winding up, together with accrued dividends, whether or not declared. The holders of common stock are entitled to share in First Charter’s assets and funds remaining after payment, or provision for payment, of all debts, other liabilities, and payment of the preferred shareholders of First Charter.

In the event of the liquidation, dissolution or winding-up of the affairs of GBC, holders of outstanding shares of GBC common stock are entitled to share in the assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of GBC.

Because GBC is a bank holding company, its rights and the rights of its creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that GBC may itself be a creditor with recognized claims against the subsidiary.

Because First Charter is a bank holding company, its rights and the rights of its creditors and shareholders, to receive the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors, except to the extent that First Charter may itself be a creditor with recognized claims against the subsidiary

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of First Charter and GBC may have appeared had the businesses actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of First Charter and GBC on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with First Charter treated as the acquirer. Under this method of accounting, the assets and liabilities of GBC will be recorded by First Charter at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of First Charter and GBC as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005. The unaudited pro forma condensed combined balance sheet as of June 30, 2006 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2005.

The merger agreement was announced on June 1, 2006 and provides for each outstanding share of GBC common stock to be converted into the right to receive merger consideration in the form of 1.989 shares of First Charter common stock, $47.74 in cash, or a combination of First Charter common stock and cash, except in the case of GBC shareholders who validly perfect dissenters’ rights. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both First Charter and GBC. First Charter’s historical consolidated financial statements are incorporated in this document by reference. GBC’s historical consolidated financial statements are included with this document as Exhibit E and are incorporated herein by reference. See “Where You Can Find More Information.”

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the merger.

First Charter/GBC
Pro Forma Condensed Combined Balance Sheet
(unaudited)

The following unaudited pro forma condensed combined balance sheet combines the historical balance sheets of First Charter and GBC assuming the companies had been combined on June 30, 2006, on a purchase accounting basis.

	June 30, 2006
			Pro Forma		First Charter
	First Charter	GBC Bancorp	Adjustments		GBC Combined
	(Dollars in thousands)

ASSETS
Cash and Cash Equivalents	$131,336	$22,338	$(30,602	) A	$123,072
Securities Available for Sale	884,370	32,426	—		916,796
Loans Held for Sale	8,382	—	—		8,382
Loans, Net of Unearned Income	3,072,288	343,568	(284	) B	3,415,572
			—	C
Allowance for Loan Losses	(29,520)	(4,129)	284	B	(33,365)
Goodwill	20,164	—	63,173	D	83,337
Other Intangible Assets	1,861	—	4,293	E	6,154
Other Assets	274,393	16,080	—		290,473

Total Assets	$4,363,274	$410,283	$36,864		$4,810,421

LIABILITIES
Deposits	$2,988,802	$360,681	$—	C	$3,349,483
Federal Funds Purchased and Sold Under Agreements to Repurchase	219,823	844	—		220,667
Commercial Paper	133,057	—	—		133,057
Long-term Debt	642,827	—	—		642,827
Other Liabilities	41,830	7,705	1,717	F	56,052
			4,800	G

Total Liabilities	$4,026,339	$369,230	$6,517		$4,402,086

Total Shareholders’ Equity	336,935	41,053	(41,053	) A	408,335
			71,400	A

Total Liabilities and Equity	$4,363,274	$410,283	$36,864		$4,810,421

First Charter/GBC
Pro Forma Condensed Combined Statement of Income
(unaudited)

The following unaudited pro forma condensed combined statement of income for the six months ended June 30, 2006 combines the historical statements of income of First Charter and GBC assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

	June 30, 2006
			Pro Forma		First Charter
	First Charter	GBC Bancorp	Adjustments		GBC Combined

Interest Income	$123,388	$16,813	$—	C	$140,201
Interest Expense	58,651	7,142	—	C	65,793

Net Interest Income	$64,737	$9,671	$—		$74,408
Provision for Loan Losses	2,399	481	—		2,880

Net Interest After Provision of Loan Losses	$62,338	$9,190	$—		$71,528
Noninterest Income	35,481	1,195	—		36,676
Noninterest Expense	62,948	4,516	537	H	68,001

Income Before Taxes	$34,871	$5,869	$(537)		$40,203
Provision for Income Taxes	11,881	2,162	(215	) I	13,828

Net Income	$22,990	$3,707	$(322)		$26,375

Net Income Per Share:
Basic	$0.74	$2.01	$—		$0.79
Diluted	$0.74	$1.85	$—		$0.78
Weighted Average Shares:
Basic	30,959,711		2,571,360	J	33,531,071
Diluted	31,249,049		2,571,360	J	33,820,409

First Charter/GBC
Pro Forma Condensed Combined Statement of Income
(unaudited)

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 combines the historical statements of income of First Charter and GBC assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

	December 31, 2005
			Pro Forma		First Charter
	First Charter	GBC Bancorp	Adjustments		GBC Combined

Interest Income	$224,605	$25,192	$—	C	$249,797
Interest Expense	99,722	9,324	—	C	109,046

Net Interest Income	$124,883	$15,868	$—		$140,751
Provision for Loan Losses	9,343	853	—		10,196

Net Interest After Provision of Loan Losses	$115,540	$15,015	$—		$130,555
Noninterest Income	50,213	2,983	—		53,196
Noninterest Expense	131,222	8,356	1,048	H	140,626

Income Before Taxes	$34,531	$9,642	$(1,048)		$43,125
Provision for Income Taxes	9,220	3,441	(419	) I	12,242

Net Income	$25,311	$6,201	$(629)		$30,883

Net Income Per Share:
Basic	$0.83	$3.54	$—		$0.92
Diluted	$0.82	$3.17	$—		$0.92
Weighted Average Shares:
Basic	30,457,573		2,947,991	K	33,405,564
Diluted	30,784,406		2,947,991	K	33,732,397

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included for the year ended December 31, 2005 and as of and for the six months ended June 30, 2006. The pro forma adjustments included herein reflect the conversion of GBC common stock into First Charter common stock using an exchange ratio of 1.989 shares of First Charter stock for each of the 2,136,608 shares of GBC common stock outstanding as of June 30, 2006. The estimated purchase price of $102 million is based on a per share price for First Charter common stock of $24.00 and GBC common stock of $47.74.

The merger will be accounted for using the purchase method of accounting, accordingly, First Charter’s cost to acquire GBC will be allocated to the assets (including identifiable intangible assets) and liabilities of GBC at their respective fair values on the date the merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of GBC at their respective fair values and represents management’s estimates based on the available information. The pro forma adjustments included herein may be revisited as additional information becomes available and as additional analyses are preformed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of GBC’s tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different form the pro forma adjustments presented in this document. Increases and decreases in the fair value of the net assets, commitments, executory contracts and other items of GBC as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The pro forma financial statements do not currently include the complete cost that will be incurred to combine the operations of First Charter and GBC. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 — Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of June 30, 2006, assuming the merger was completed on that date. The pro forma income statements for the six months ended June 30, 2006 and the year ended December 31, 2005 were prepared assuming the merger was completed on January 1, 2005.

The pro forma adjustments in the pro forma financial statements reflect the exchange of 70% of the total number of shares of GBC common stock outstanding at the closing to be exchanged for 1.989 shares of First Charter common stock and the remaining 30% of the outstanding shares will be exchanged for cash at a price of $47.74. Based on these assumptions, the pro forma adjustments reflect the issuance of 2,975,000 shares of First Charter common stock with an aggregate value of $71.4 million. In addition, the cash component of the merger consideration is approximately $30.6 million, and the balance sheet pro forma adjustments include an adjustment to Cash and Cash Equivalents for the cash component of the purchase price to be paid to GBC shareholders.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

Purchase Price (in thousands)
Exchange Ratio	1.989
Times 70%	0.70
Equivalent Exchange Ratio	1.3923
GBC — Net shares outstanding, June 30, 2006	2,137
Total Issuance of First Charter shares	2,975
Purchase Price per First Charter common stock	$24.00
Incremental purchase price based on exchange ratio		$71,400
Cash Price	$47.74
Times 30%	0.30
Equivalent Cash Price	$14.32
GBC — Net shares outstanding, June 30, 2006	2,137
Incremental purchase price based on cash payment		$30,602

Total Purchase Price		$102,002

GBC Shareholder’s Equity	$41,053
Estimated adjustments to reflect assets acquired at fair value
Intangible Assets	4,293
Estimated amounts allocated to liabilities assumed at fair value
Deferred income tax	(1,717)
Other liabilities	(4,800)
Total Adjustments	$38,829

Goodwill resulting from merger		$63,173

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A. Adjustment to eliminate GBC’s historical shareholder’s equity and record the issuance of First Charter common stock and payment of cash consideration to GBC shareholders.

B. Adjustment to the allowance for loan losses reserve associated with impaired loans.

C. GBC loans and deposits are subject to adjustment to their effective fair value. Such adjustments are pending completion of our analysis, therefore no pro forma adjustments are included herein for these items.

D. Adjustment to record goodwill as a result of the merger.

E. Adjustment to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values.

F. Adjustment to record the deferred tax liabilities resulting from the intangible assets recognized in note E above using an estimated tax rate of 40%.

G. Adjustment to record an estimated accrual for restructuring costs associated with the merger. This does not include a full estimate to fully integrate the operations of the two companies. Restructuring costs include certain retention bonuses which may have an on going impact to the income statement. Pending our analysis, such expenses have not been reflected in the condensed pro forma income statements.

H. Adjustment to record amortization expense of the intangible assets described in note E above.

I. Adjustment to record the tax effect of the pro forma adjustments using an estimated tax rate of 40%.

J. Weighted average shares were calculated using the historical weighted average shares of First Charter and GBC, using the exchange ratio, to the equivalent shares of First Charter common stock, for the six months ended June 30, 2006.

K. Weighted average shares were calculated using the historical weighted average shares of First Charter and GBC, adjusted for GBC stock options exercised on June 30, 2006, using the exchange ratio, to the equivalent shares of First Charter common stock, for the year ended December 31, 2005.

LEGAL MATTERS

Womble Carlyle Sandridge & Rice, PLLC, counsel to GBC, has delivered its opinion to GBC as to material federal income tax consequences of the merger. The validity of the First Charter common stock to be issued in connection with the merger will be passed upon for First Charter by Helms Mulliss & Wicker, PLLC. Helms Mulliss & Wicker, PLLC regularly performs legal services for First Charter. Some members of Helms Mulliss & Wicker, PLLC performing those legal services own shares of First Charter common stock.

EXPERTS

The consolidated financial statements of First Charter Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been included in First Charter’s annual report on Form 10-K for the year ended December 31, 2005, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of GBC and its subsidiaries for the year ended December 31, 2005 included herewith at Appendix E, have been audited by Mauldin & Jenkins, LLC, an independent registered public accounting firm, as indicated in its related audit reports, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

GBC expects representatives of Mauldin & Jenkins, LLC to attend the special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

OTHER MATTERS

Under Georgia law and the GBC bylaws, business to be conducted at a special meeting of shareholders may only be brought before the meeting pursuant to a notice of meeting. Accordingly, no matters other than the matters described in this document will be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

GBC 2006 Annual Meeting Shareholder Proposals

GBC will hold its 2006 annual meeting of shareholders only if it reasonably expects that the merger with First Charter will not completed. In the event that GBC elects to hold its 2006 annual meeting, more information on the deadline for the submission of shareholders proposals to be considered at the 2006 annual meeting will be provided in a quarterly report on Form 10-QSB of GBC. In order to be considered for inclusion in the proxy statement and proxy to be used in connection with GBC’s 2006 annual meeting (in the event this meeting is held), shareholder proposals must be received by GBC’s corporate secretary a reasonable time before GBC begins to print and mail its proxy materials. Any shareholder proposals will be subject to Rule 14a-8 under the Exchange Act.

A GBC shareholder may wish to have a proposal presented at the 2006 annual meeting of shareholders of GBC (in the event this meeting is held), but not to have the proposal included in the proxy statement and proxy relating to that meeting. If notice of any such proposal is not received by GBC a reasonable time before GBC begins to print and mail its proxy materials for the 2006 annual meeting (in the event this meeting is held), then such proposal shall be deemed untimely and the persons named in the proxies solicited by the GBC board of directors for the 2006 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposal.

WHERE YOU CAN FIND MORE INFORMATION

First Charter has filed with the SEC a registration statement under the Securities Act that registers the distribution to GBC shareholders of the shares of First Charter common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First Charter and First Charter common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like First Charter and GBC, who file electronically with the SEC. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free of charge from the First Charter website (www.FirstCharter.com) under the section “About First Charter” and then under the heading “Investor Relations” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from GBC on the Gwinnett Banking Company website (www.gwinnettbanking.com) under the tab “Investor Relations.” We have included the web addresses of the SEC, First Charter and GBC as inactive textual references only. Except as specifically incorporated by reference into this document, information on those web sites is not part of this document.

The SEC allows First Charter to incorporate by reference information in this document. This means that First Charter can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that First Charter previously filed with the SEC. They contain important information about First Charter and its financial condition.

(a) First Charter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b) First Charter’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2006 and June 30, 2006;

(c) First Charter’s Current Reports on Form 8-K filed on January 24, 2006, January 31, 2006, February 6, 2006, March 2, 2006, March 7, 2006, March 9, 2006, April 6, 2006, April 24, 2006, April 27, 2006, June 2, 2006, June 6, 2006, June 20, 2006 (both reports filed on such date), June 30, 2006, July 24, 2006 and July 26, 2006 (other than those portions furnished under Items 2.02 and 7.01 of Form 8-K);

(d) The description of First Charter’s common stock contained in First Charter’s Registration Statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

In addition, First Charter also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the GBC special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

First Charter has supplied all information contained or incorporated by reference in this document relating to First Charter and GBC has supplied all information relating to GBC.

Documents incorporated by reference are available from First Charter without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Charter at the following addresses:

First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373
Attention: Investor Relations
Telephone: (704) 688-4300

GBC shareholders requesting documents should do so by October 10, 2006 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from First Charter, First Charter will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither First Charter nor GBC has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

This document contains a description of the representations and warranties that each of First Charter and GBC made to the other in the merger agreement. Representations and warranties made by First Charter, GBC and other applicable parties are also set forth in contracts and other documents (including the merger agreement and voting agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding GBC, First Charter or their respective businesses. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement and the voting agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

APPENDIX A
Execution Copy

AGREEMENT AND PLAN OF MERGER
by and between
GBC BANCORP, INC.
and
FIRST CHARTER CORPORATION

DATED AS OF JUNE 1, 2006

Page

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time	A-1
1.3	Effects of the Merger	A-1
1.4	Conversion of GBC Common Stock	A-2
1.5	Stock Options	A-2
1.6	Articles of Incorporation of First Charter	A-2
1.7	Bylaws of First Charter	A-2
1.8	Tax Consequences	A-2

ARTICLE II DELIVERY OF MERGER CONSIDERATION		A-3
2.1	Exchange Agent	A-3
2.2	Election Procedures	A-3
2.3	Deposit of Merger Consideration	A-4
2.4	Delivery of Merger Consideration	A-5
2.5	Dissenting Shareholders	A-6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF GBC		A-7
3.1	Corporate Organization	A-7
3.2	Capitalization	A-8
3.3	Authority; No Violation	A-8
3.4	Consents and Approvals	A-9
3.5	Reports; Regulatory Matters	A-9
3.6	Financial Statements	A-10
3.7	Broker’s Fees	A-11
3.8	Absence of Certain Changes or Events	A-11
3.9	Legal Proceedings	A-12
3.10	Taxes and Tax Returns	A-12
3.11	Employee Matters	A-13
3.12	Compliance with Applicable Law	A-15
3.13	Certain Contracts	A-15
3.14	Risk Management Instruments	A-16
3.15	Investment Securities and Commodities	A-16
3.16	Loan Portfolio	A-17
3.17	Property	A-17
3.18	Intellectual Property	A-18
3.19	Environmental Liability	A-18
3.20	Leases	A-18
3.21	Securitizations	A-18
3.22	State Takeover Laws	A-18
3.23	Reorganization; Approvals	A-18
3.24	Opinion	A-19
3.25	GBC Information	A-19

A-i

Page

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FIRST CHARTER		A-19
4.1	Corporate Organization	A-19
4.2	Capitalization	A-20
4.3	Authority; No Violation	A-20
4.4	Consents and Approvals	A-21
4.5	Reports; Regulatory Matters	A-21
4.6	Financial Statements	A-22
4.7	Broker’s Fees	A-23
4.8	Absence of Certain Changes or Events	A-23
4.9	Legal Proceedings	A-23
4.10	Taxes and Tax Returns	A-23
4.11	Compliance with Applicable Law	A-24
4.12	Reorganization; Approvals	A-24
4.13	Aggregate Cash Consideration	A-24
4.14	First Charter Information	A-24

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-24
5.1	Conduct of Businesses Prior to the Effective Time	A-24
5.2	GBC Forbearances	A-25
5.3	First Charter Forbearances	A-26

ARTICLE VI ADDITIONAL AGREEMENTS		A-27
6.1	Regulatory Matters	A-27
6.2	Access to Information; Confidentiality	A-28
6.3	Shareholder Approval	A-28
6.4	Affiliates	A-29
6.5	Nasdaq Listing	A-29
6.6	Employee Matters	A-29
6.7	Indemnification; Directors’ and Officers’ Insurance	A-30
6.8	Additional Agreements	A-31
6.9	Advice of Changes	A-31
6.10	No Solicitation	A-31
6.11	Directorship; Advisory Board	A-32
6.12	Restructuring Efforts	A-32
6.13	Press Releases	A-32
6.14	Reasonable Best Efforts; Cooperation	A-33
6.15	Main Office Property	A-33

ARTICLE VII CONDITIONS PRECEDENT		A-33
7.1	Conditions to Each Party’s Obligation To Effect the Merger	A-33
7.2	Conditions to Obligations of First Charter	A-34
7.3	Conditions to Obligations of GBC	A-35

ARTICLE VIII TERMINATION AND AMENDMENT		A-35
8.1	Termination	A-35
8.2	Effect of Termination	A-37

A-ii

Page

8.3	Fees and Expenses	A-37
8.4	Amendment	A-38
8.5	Extension; Waiver	A-38

ARTICLE IX GENERAL PROVISIONS		A-38
9.1	Closing	A-38
9.2	Nonsurvival of Representations, Warranties and Agreements	A-38
9.3	Notices	A-38
9.4	Interpretation	A-39
9.5	Counterparts	A-39
9.6	Entire Agreement	A-39
9.7	Governing Law; Jurisdiction	A-39
9.8	Publicity	A-40
9.9	Assignment; Third-Party Beneficiaries	A-40

Exhibit A — Voting Agreement	Appendix D
Exhibit B — Form of Affiliate Letter	A-42
Exhibit C — Form of Employment Agreement for Larry D. Key	Not Included
Exhibit D — Form of Retention Agreement for Katrina M. Winberg	Not Included
Exhibit E — Form of Retention Agreement for Michael L. Couch	Not Included

A-iii

Defined Term	Section

Agreement	Preamble
Alternative Proposal	6.10(a)
Alternative Transaction	6.10(a)
Articles of Merger	1.2
Average Closing Price	8.1(g)
BHC Act	3.1(b)
Cash Consideration	1.4(c)
Cash Election	2.2(b)
Cash Election Shares	2.2(a)
Cash/Stock Consideration	1.4(c)
Certificate	1.4(d)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Covered Employees	6.6(a)
Criticized Assets	3.16(a)
Derivative Transactions	3.14(a)
Determination Date	8.1(g)
DPC Common Shares	1.4(b)
Effective Time	1.2
Election Deadline	2.2(c)
Election Form	2.2(b)
Election Form Record Date	2.2(b)
ERISA	3.11(a)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.3
Exchange Ratio	1.4(c)
Executed Retention Agreements	3.11(i)
FDIC	3.1(d)
Federal Reserve Board	3.4
First Charter	Preamble
First Charter Articles	1.6
First Charter Bylaws	1.7
First Charter Capitalization Date	4.2(a)
First Charter Closing Price	2.4(f)
First Charter Common Stock	1.4(a)
First Charter Disclosure Schedule	Art. IV
First Charter Floor Price	8.1(g)
First Charter Index Ratio	8.1(g)
First Charter Preferred Stock	4.2(a)

A-iv

Defined Term	Section

First Charter Ratio	8.1(g)
First Charter Regulatory Agreement	4.5(b)
First Charter Requisite Regulatory Approvals	7.2(d)
First Charter SEC Reports	4.5(c)
First Charter Stock Plans	4.2(a)
First Charter Subsidiary	3.1(c)
Form S-4	3.4
GAAP	3.1(c)
GBC	Preamble
GBC Articles	3.1(b)
GBC Benefit Plans	3.11(a)
GBC Board	3.3
GBC Bylaws	3.1(b)
GBC Capitalization Date	3.2(a)
GBC Common Stock	1.4(b)
GBC Contract	3.13(a)
GBC Disclosure Schedule	Art. III
GBC Options	1.5
GBC Regulatory Agreement	3.5(b)
GBC Requisite Regulatory Approvals	7.3(d)
GBC SEC Reports	3.5(c)
GBC Shareholders Meeting	6.3
GBC Stock Plans	1.5
GBC Subsidiary	3.1(c)
GBCC	1.1(a)
GDBF	3.1(b)
Governmental Entity	3.4
Gwinnett Bank	3.1(b)
Indemnified Parties	6.7(a)
Index Price	8.1(g)
Initial Stock Value	8.1(g)
Injunction	7.1(d)
Insurance Amount	6.7(c)
Intellectual Property	3.18
IRS	3.10(a)
Leased Properties	3.17
Letter of Transmittal	2.3(a)
Liens	3.2(b)
Loans	3.16(a)
Mailing Date	2.2(b)
Main Office Property	6.15
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals

A-v

Defined Term	Section

Merger Consideration	1.4(c)
Mixed Election	2.2(b)
NCBCA	1.1(a)
Non-Election	2.2(b)
Non-Election Shares	2.2(a)
Other Regulatory Approvals	3.4
Owned Properties	3.17
Permitted Encumbrances	3.17
Policies, Practices and Procedures	3.15(b)
Proposed Retention Agreements	3.11(i)
Proxy Statement	3.4
Real Property	3.17
Regulatory Agencies	3.5(a)
Representative	2.2(b)
Retention Agreements	3.11(i)
Revised Total Stock Issuance Number	2.2(b)
Sarbanes-Oxley Act	3.5(c)
SBA	3.4
SEC	3.4
Securities Act	3.2(a)
Shortfall Number	2.2(e)
Starting Date	8.1(g)
Stock Consideration	1.4(c)
Stock Election	2.2(b)
Stock Election Number	2.2(a)
Stock Election Shares	2.2(a)
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Takeover Statutes	3.22
Tax Return	3.10(c)
Tax(es)	3.10(b)
Termination Fee	8.3(b)
Total Stock Issuance Number	2.2(b)
Trust Account Common Shares	1.4(b)
Voting Agreement	Recitals
Voting Debt	3.2(a)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2006 (this “Agreement”), by and between GBC BANCORP, INC., a Georgia corporation (“GBC”), and FIRST CHARTER CORPORATION, a North Carolina corporation (“First Charter”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of GBC and First Charter have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which GBC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into First Charter (the “Merger”), so that First Charter is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement and condition to the entrance of First Charter into this Agreement, each of the Directors and Executive Officers of GBC has agreed to enter into a Voting Agreement in the form set forth in Exhibit A (the “Voting Agreement”) pursuant to which they have agreed to vote in favor of the Merger;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the Georgia Business Corporation Code (the “GBCC”), at the Effective Time GBC shall merge with and into First Charter. First Charter shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of GBC shall cease.

(b) First Charter may at any time change the method of effecting the combination (including by providing for the merger of GBC and a wholly owned subsidiary of First Charter) if and to the extent requested by First Charter and consented to by GBC (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of GBC’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2  Effective Time.  The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Georgia on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Section 55-11-06 of the NCBCA and Section 14-2-1106 of the GBCC.

1.4  Conversion of GBC Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of First Charter, GBC or the holder of any of the following securities:

(a) Each share of common stock, no par value per share, of First Charter (the “First Charter Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, par value $1.00 per share, of GBC issued and outstanding immediately prior to the Effective Time (the “GBC Common Stock”) that are owned by GBC or First Charter (other than shares of GBC Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of GBC Common Stock held, directly or indirectly, by GBC or First Charter in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of First Charter or other consideration shall be delivered in exchange therefor.

(c) Subject to Section 1.4(e), each share of the GBC Common Stock, except for shares of GBC Common Stock owned by GBC or First Charter (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive at the election of the holder thereof as provided in Section 2.2 either, (i) 1.989 shares (the “Exchange Ratio”) of First Charter Common Stock (the “Stock Consideration”), (ii) an amount in cash equal to $47.74, without interest (the “Cash Consideration”) or (iii) a combination of the Cash Consideration and the Stock Consideration as provided in Section 2.2 (the “Cash/Stock Consideration”). The Cash Consideration, the Stock Consideration and the Cash/Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d) All of the shares of GBC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of GBC Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of GBC Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.4(f), as well as any dividends to which holders of GBC Common Stock become entitled in accordance with Section 2.4(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of First Charter Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Stock Consideration.

1.5  Stock Options.  All options to purchase shares of GBC Common Stock (the “GBC Options”) under any of its option plans (collectively, the “GBC Stock Plans”) shall have been exercised for shares of GBC Common Stock or shall have been extinguished prior to the Closing, such that no GBC Options are outstanding at the Effective Time.

1.6  Articles of Incorporation of First Charter.  At the Effective Time, the First Charter Amended and Restated Articles of Incorporation (the “First Charter Articles”) shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.7  Bylaws of First Charter.  At the Effective Time, the bylaws of First Charter (the “First Charter Bylaws”) shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8  Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1  Exchange Agent.  Prior to the Effective Time, First Charter shall appoint a bank or trust company, or First Charter’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2  Election Procedures.

(a) Holders of GBC Common Stock may elect to receive shares of First Charter Common Stock or cash (in either case without interest) in exchange for their shares of GBC Common Stock in accordance with the following procedures, provided that, in the aggregate and subject to the provisions of Section 2.4(f), 2,975,000 shares of First Charter Common Stock shall be issued as Stock Consideration in the Merger (the “Total Stock Issuance Number”) (unless adjusted pursuant to Section 8.1(g) (such revised number of shares is herein referred to as the “Revised Total Stock Issuance Number”)). Shares of GBC Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of GBC Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of GBC Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of First Charter Common Stock that would be issuable giving effect to the aggregate Stock Elections that are made is referred to herein as the “Stock Election Number.”

(b) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as GBC and First Charter shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as GBC and First Charter shall mutually agree (the “Mailing Date”) to each holder of record of GBC Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.2, to (i) elect to receive the Cash Consideration for all of the shares of GBC Common Stock held by such holder (a “Cash Election”), in accordance with Section 1.4(c), (ii) elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 1.4(c) or as adjusted in accordance with Section 8.1(g) or as otherwise determined by the parties to this Agreement, (iii) elect to receive the Stock Consideration for a part of such holder’s GBC Common Stock and the Cash Consideration for the remaining part of such holder’s GBC Common Stock (a “Mixed Election”) or (iv) indicate that such record holder has no preference as to the receipt of cash or First Charter Common Stock for such shares (a “Non-Election”). A holder of record of shares of First Charter Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of GBC Common Stock held by such Representative for a particular beneficial owner. Any shares of GBC Common Stock with respect to which the holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Charlotte, North Carolina time, on the 25th day following the Mailing Date (or such other time and date as First Charter and GBC may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. First Charter shall use all reasonable efforts to make available as promptly as possible an Election Form to any holder of record of GBC Common Stock who requests such Election Form following the initial mailing of the Election Forms and prior to the Election Deadline. GBC shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of GBC Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a GBC shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of GBC Common Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. First Charter shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

(d) If the Stock Election Number would result in the Stock Consideration exceeding the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) utilizing a percentage such that when all Stock Election Shares are converted the aggregate Stock Consideration issued in the Merger shall equal the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(e) If the Stock Election Number would result in the Stock Consideration being less than the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable (the amount by which the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable, exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner: (i) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) utilizing a percentage such that when all Non-Election Shares are converted the aggregated Stock Consideration issued in the Merger shall equal the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or (ii) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) utilizing a percentage such that when all Cash Election Shares are converted the aggregate Stock Consideration issued in the Merger shall equal the Total Stock Issuance Number or the Revised Total Stock Issuance Number, as applicable, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.3  Deposit of Merger Consideration.  At or prior to the Effective Time, First Charter shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of First Charter Common Stock sufficient to deliver, and First Charter shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (b) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(f)) (collectively, the “Exchange Fund”) and First Charter shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

2.4  Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) that immediately prior to the Effective Time represented outstanding shares of GBC Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor in accordance with Section 2.4(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of GBC Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor in respect of the shares of GBC Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to First Charter Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of First Charter Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of First Charter Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of First Charter Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the First Charter Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing GBC Common Stock that is not registered in the stock transfer records of GBC, the proper amount of cash and/or shares of First Charter Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such GBC Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of First Charter that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, First Charter) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of fractional shares of First Charter Common Stock otherwise payable pursuant to this Agreement to any holder of GBC Common Stock such amounts as the Exchange Agent or First Charter, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or First Charter, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of GBC Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or First Charter, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of GBC of the shares of GBC Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of GBC Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of First Charter Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of First Charter Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to First Charter Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Charter. In lieu of the issuance of any such fractional share, First Charter shall pay to each former shareholder of GBC who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the closing price of a share of First Charter Common Stock on the Nasdaq National Market on the date of the Effective Time (the “First Charter Closing Price”) by (ii) the fraction of a share (after taking into account all shares of GBC Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of First Charter Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of GBC as of the first anniversary of the Effective Time may be paid to First Charter. In such event, any former shareholders of GBC who have not theretofore complied with this Article II shall thereafter look only to First Charter with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the First Charter Common Stock deliverable in respect of each share of GBC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of First Charter, GBC, the Exchange Agent or any other person shall be liable to any former holder of shares of GBC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by First Charter or the Exchange Agent, the posting by such person of a bond in such amount as First Charter may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.5  Dissenting Shareholders.  Each holder of GBC Common Stock shall be entitled to exercise dissenters’ rights of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC. Any holder of GBC Common Stock who perfects his dissenters’ rights in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such GBC Common Stock in cash as determined pursuant to such provisions; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with Sections 14-2-1301 et seq. of the GBCC and surrendered to First Charter the certificate or certificates representing the shares of GBC Common Stock for which payment is being made. If after the Effective Time a dissenting shareholder of GBC fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of GBC Common Stock, First Charter shall issue and deliver the consideration to which such holder of GBC Common Stock is entitled under this Agreement (without interest) upon surrender by such holder of the certificate or certificates representing the shares of GBC Common Stock for which payment is being made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GBC

Except as disclosed in the disclosure schedule (the “GBC Disclosure Schedule”) delivered by GBC to First Charter prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of GBC’s covenants contained herein, provided, however, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on GBC). No representation or warranty of GBC contained in this Article III (other than representations and warranties contained in Sections 3.3, 3.7, 3.11(b), 3.11(c) and 3.24 which shall be true in all respects and the representations and warranties contained in Section 3.2 and Section 3.6, which shall be deemed untrue and incorrect if not true and correct except to a de minimus extent) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances has had, or is reasonably likely to have, a Material Adverse Effect with respect to GBC. GBC hereby represents and warrants to First Charter as follows:

3.1  Corporate Organization.

(a) GBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. GBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) GBC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the Georgia Bank Holding Company Act. True, complete and correct copies of the Articles of Incorporation of GBC, as amended (the “GBC Articles”), and the Bylaws of GBC (the “GBC Bylaws”), as in effect as of the date of this Agreement, have previously been made available to First Charter. Gwinnett Banking Company (“Gwinnett Bank”) is incorporated under the laws of the State of Georgia and is subject to examination by the Georgia Department of Banking and Finance (the “GDBF”)

(c) Each of GBC’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each GBC Subsidiary, copies of which have previously been made available to First Charter, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “GBC Subsidiary” and “First Charter Subsidiary” shall mean any direct or indirect Subsidiary of GBC or First Charter, respectively.

(d) The deposit accounts of Gwinnett Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(e) The minute books of GBC and each of its Subsidiaries previously made available to First Charter contain true, complete and correct records of all meetings and other corporate actions held or taken since

December 31, 2003 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

3.2  Capitalization.

(a) The authorized capital stock of GBC consists of 3,000,000 shares of GBC Common Stock, of which, as of June 1, 2006 (the “GBC Capitalization Date”), 2,096,633 shares were issued and outstanding. As of the GBC Capitalization Date, no shares of GBC Common Stock were reserved for issuance except for 428,000 shares of GBC Common Stock reserved for issuance in connection with stock options under the GBC Stock Plans. As of the GBC Capitalization Date, GBC has outstanding options to purchase 39,975 shares of GBC Common Stock. All of the issued and outstanding shares of GBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of GBC are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the GBC Stock Plans as set forth herein, GBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of GBC Common Stock, Voting Debt or any other equity securities of GBC or any securities representing the right to purchase or otherwise receive any shares of GBC Common Stock, Voting Debt or other equity securities of GBC. As of the date of this Agreement, there are no contractual obligations of GBC or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GBC or any equity security of GBC or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of GBC or its Subsidiaries or (ii) pursuant to which GBC or any of its Subsidiaries is or could be required to register shares of GBC capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). GBC has provided First Charter with a true, complete and correct list of the aggregate number of shares of GBC Common Stock issuable upon the exercise of each stock option granted under the GBC Stock Plans that was outstanding as of the GBC Capitalization Date and the exercise price for each such GBC stock option. Other than the GBC Options, no equity-based awards are outstanding as of the GBC Capitalization Date. Since January 1, 2006 through the date hereof, GBC has not (A) issued or repurchased any shares of GBC Common Stock, Voting Debt or other equity securities of GBC other than the issuance of shares of GBC Common Stock in connection with the exercise of stock options to purchase GBC Common Stock granted under the GBC Stock Plans that were outstanding on January 1, 2006 or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the GBC Stock Plans.

(b) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of GBC are owned by GBC, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such GBC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3  Authority; No Violation.

(a) GBC has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously approved by the Board of Directors of GBC (the “GBC Board”). The GBC Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of GBC and its shareholders and has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to GBC’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GBC Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of GBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by GBC and (assuming due authorization, execution and delivery by First Charter) constitute the valid and binding obligation of GBC, enforceable against GBC in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by GBC nor the consummation by GBC of the transactions contemplated hereby or thereby, nor compliance by GBC with any of the terms or provisions of this Agreement, will (i) violate any provision of the GBC Charter or the GBC Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to GBC, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, affinity or other partnership or joint marketing agreement, agreement, bylaw or other agreement or other instrument or obligation to which GBC or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4  Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with the FDIC, the GDBF and any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of GBC’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (iv) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and with the Secretary of State of the State of Georgia pursuant to the GBCC, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of the Nasdaq National Market, or that are required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Charter Common Stock pursuant to this Agreement and approval of listing of such First Charter Common Stock with the Nasdaq National Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by GBC of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by GBC of this Agreement.

3.5  Reports; Regulatory Matters.

(a) GBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF, (iv) any state insurance commission or other state regulatory authority and (v) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since

January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of GBC and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of GBC, investigation into the business, disclosures or operations of GBC or any of its Subsidiaries. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of GBC, investigation into the business, disclosures or operations of GBC or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of GBC or any of its Subsidiaries. Since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of GBC or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in GBC’s ordinary course of business).

(b) Neither GBC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2003 a recipient of any supervisory letter from, or since January 1, 2003 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business (or, as applicable, its operations as a financial subsidiary of a national bank under the Gramm-Leach-Bliley Act of 1999), other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, a “GBC Regulatory Agreement”), nor has GBC or any of its Subsidiaries been advised since January 1, 2003 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such GBC Regulatory Agreement. To the knowledge of GBC there has not been any event or occurrence since January 1, 2003 that would result in a determination that Gwinnett Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

(c) GBC has previously made available to First Charter an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by GBC since January 1, 2003 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “GBC SEC Reports”) and (ii) communication mailed by GBC to its shareholders since January 1, 2003 and prior to the date of this Agreement. No such GBC SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all GBC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of GBC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6  Financial Statements.

(a) The financial statements of GBC and its Subsidiaries included (or incorporated by reference) in the GBC SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of GBC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders equity and consolidated financial position of GBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of GBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Mauldin & Jenkins, LLC has served as independent registered public accountants for GBC for all periods covered in the GBC SEC Reports; such firm has not resigned or been dismissed as independent public accountants of GBC as a result of or in connection with any disagreements with GBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither GBC nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of GBC included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2006 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of GBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). GBC has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act).

(d) Since December 31, 2005, (i) through the date hereof, neither GBC nor any of its Subsidiaries nor, to the knowledge of the officers of GBC, any director, officer, employee, auditor, accountant or representative of GBC or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GBC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing GBC or any of its Subsidiaries, whether or not employed by GBC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by GBC or any of its officers, directors, employees or agents to the GBC Board or any committee thereof or to any director or officer of GBC.

3.7  Broker’s Fees.  Neither GBC nor any GBC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the GBC Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to First Charter. The only brokers or finders entitled to any payment from GBC or any GBC Subsidiary in connection with the Merger and related transactions are Sandler O’Neill & Partners, L.P. and Burke Capital Group, L.L.C. and in the aggregate amounts set forth on Section 3.7 of the GBC Disclosure Schedule.

3.8  Absence of Certain Changes or Events.

(a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on GBC. As used in this Agreement, the term “Material Adverse Effect” means, with respect to First Charter, GBC or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i),

Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally except to the extent that such changes in general economic or market conditions have a materially disproportionate adverse effect on such party or (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Since December 31, 2005 through and including the date of this Agreement, GBC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Except as set forth on Section 3.9 of the GBC Disclosure Schedule, since December 31, 2005, neither GBC nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the GBC Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of GBC Common Stock, any restricted shares of GBC Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the GBC Stock Plans, (iii) changed any accounting methods, principles or practices of GBC or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

3.9  Legal Proceedings.

(a) Except as disclosed on Section 3.9 of the GBC Disclosure Schedule and for routine loan collection or foreclosure actions initiated by Gwinnett Bank in the ordinary course of its business, neither GBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of GBC’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against GBC or any of its Subsidiaries. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9 of the GBC Disclosure Schedule would reasonably be expected to have a Material Adverse Effect on GBC.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon GBC, any of its Subsidiaries or the assets of GBC or any of its Subsidiaries.

3.10  Taxes and Tax Returns.

(a) Each of GBC and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. The federal income Tax returns of GBC and its Subsidiaries have never been examined by the Internal Revenue Service (the “IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon GBC or any of its Subsidiaries for which GBC does not have reserves that are adequate under GAAP. Neither GBC nor any of its Subsidiaries is a party to or is bound by any extension, waiver of statute of limitations, consent, Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GBC and its Subsidiaries). Within the past five years, neither GBC nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither GBC nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by GBC or any of its Subsidiaries. Neither GBC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes GBC or any of its Subsidiaries.

3.11  Employee Matters.

(a) Section 3.11 of the GBC Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of GBC or any of its Subsidiaries entered into, maintained or contributed to by GBC or any of its Subsidiaries or to which GBC or any of its Subsidiaries is, or within the past six years has been, obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the “GBC Benefit Plans”).

(b) With respect to each GBC Benefit Plan, GBC has made available to First Charter true, complete and correct copies of the following (as applicable): (i) the written document evidencing such GBC Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the three most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements; (vii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such GBC Benefit Plan; (viii) all amendments, modifications or supplements to any such document; and (ix) a list of each person who has options to purchase GBC Common Stock or has units outstanding under the GBC Director Deferred Stock Unit Plan, noting for each person the number of options or Deferred Fee Units available and the strike price associated therewith. Section 3.11(b) of the GBC Disclosure Schedule sets forth the accrued liability for the GBC Director Deferred Stock Unit Plan and any other GBC phantom-stock Benefit Plans.

(c) GBC and each of its Subsidiaries have operated and administered each GBC Benefit Plan in substantial compliance with all applicable laws and the terms of each such plan. Each GBC Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of GBC, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such GBC Benefit Plan. Each GBC Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan the GBC Benefit Schedule contains (i) the accrued liability for such plan, (ii) a list of assets which are maintained or used to informally fund such plan, (iii) an analysis of the emerging liabilities of the SERPs and (iv) an analysis of the cash surrender value of the split dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided under Section 3.11(b)(vi) of this Agreement. There are no pending or, to the knowledge of GBC, threatened or anticipated claims by, on behalf of or against any of the GBC Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any GBC Benefit Plan have been made on or before their due dates under applicable law and the terms of such GBC Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any GBC Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of GBC included in the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since March 31, 2006.

(d) No GBC Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither GBC nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the GBC Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to GBC or any of its Subsidiaries.

(e) Except as disclosed on Section 3.11(e) of the GBC Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of GBC or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(f) No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any GBC Benefit Plan or with respect to GBC.

(g) No payment made or to be made in respect of any employee or former employee of GBC or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h) Neither GBC nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of GBC or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of GBC, threatened and neither GBC nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither GBC nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of GBC and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

(i) Section 3.11 of the GBC Disclosure Schedule sets forth a true, complete and correct list of employment agreements with each of GBC’s key executives, copies of which have been delivered to First Charter. In addition, Section 3.11 of the GBC Disclosure Schedule contains a list of the GBC Executives that have entered into retention agreements (the “Executed Retention Agreements”), copies of which have been delivered to First Charter, and a list of executives that will be required to enter into retention agreements (the “Proposed Retention Agreements” and together with the Executed Retention Agreements, the “Retention Agreements”) substantially upon the terms described in the disclosure schedule. Each of the employment agreements and Executed Retention Agreements is, and the Proposed Retention Agreements when executed will be, valid and binding and in full force and effect.

(j) Except as disclosed in the GBC Disclosure Schedule (which shall contain the actuarial present value of all such benefits), neither GBC nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under Section 601 et seq. of ERISA and Section 4980B of the Code.

3.12  Compliance with Applicable Law.

(a) GBC, Gwinnett Bank and each of GBC’s other Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to GBC or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither GBC nor any GBC Subsidiary acts as a fiduciary for any Person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b) Since the enactment of the Sarbanes-Oxley Act, GBC has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Section 3.12(b) of the GBC Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of GBC who have outstanding loans from GBC or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13  Certain Contracts.

(a) Except as disclosed on Section 3.13 of the GBC Disclosure Schedule, neither GBC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from First Charter, GBC, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of GBC or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the GBC SEC Reports filed prior to the date hereof, (iv) that materially restricts the conduct of any line of business by GBC or, to the knowledge of GBC, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) including any stock option plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. No such agreement will give any party to that agreement the right to terminate or renegotiate the terms of, that agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the GBC Disclosure Schedule, is referred to as an “GBC Contract,” and neither GBC nor any of its Subsidiaries knows of, or has received notice of, any violation of any GBC Contract by any of the other parties thereto.

(b) (i) Each GBC Contract is valid and binding on GBC or its applicable Subsidiary and is in full force and effect, (ii) GBC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each GBC Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of GBC or any of its Subsidiaries under any such GBC Contract.

(c) Neither GBC nor any of its Subsidiaries is a party to any agreement prohibiting or restricting such entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other person.

3.14  Risk Management Instruments.

(a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any GBC Stock Option.

(b) A list of each Derivative Transaction involving more than $10,000 is identified on Section 3.14 of the GBC Disclosure Schedule. All Derivative Transactions, whether entered into for the account of GBC or any of its Subsidiaries or for the account of a customer of GBC or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by GBC and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of GBC or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. GBC and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to GBC’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15  Investment Securities and Commodities.

(a) Each of GBC and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of GBC or its Subsidiaries. Such securities and commodities are valued on the books of GBC in accordance with GAAP in all material respects.

(b) GBC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which GBC believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, GBC has made available to First Charter in writing the material Policies, Practices and Procedures.

3.16  Loan Portfolio.

(a) Section 3.16(a) of the GBC Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of March 31, 2006, of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to GBC or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of March 31, 2006, of all “non-accrual” Loans. As of March 31, 2006, GBC and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the GBC Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by GBC as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“Criticized Assets”). Section 3.16(a) of the GBC Disclosure Schedule sets forth (A) a summary of Criticized Assets as of March 31, 2006, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (B) each asset of GBC or any of its Subsidiaries that, as of March 31, 2006, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by GBC or its Subsidiaries, and all such Loans purchased by GBC or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and GBC or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

3.17  Property.  GBC or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such GBC SEC Reports as being owned by GBC or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such GBC SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to GBC’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of GBC, threatened condemnation proceedings against the Real Property. GBC and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

GBC currently maintains insurance on all its property, including the Real Property in amounts, scope and coverage reasonably necessary for its operations. GBC has not received any notice of termination, nonrenewal or premium adjustment for such policies.

3.18  Intellectual Property.  GBC and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by GBC and its Subsidiaries does not, to the knowledge of GBC, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which GBC or any Subsidiary acquired the right to use any Intellectual Property. To GBC’s knowledge, no person is challenging, infringing on or otherwise violating any right of GBC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to GBC or its Subsidiaries. Neither GBC nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by GBC and its Subsidiaries and, to GBC’s knowledge, no Intellectual Property owned and/or licensed by GBC or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. Except as disclosed on Section 3.18 of the GBC Disclosure Schedule, consummation of the Merger will not give any party to any license, software agreement or lease or similar arrangement the right to terminate or renegotiate such agreement. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19  Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of GBC or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to GBC’s knowledge, threatened against GBC or any of its Subsidiaries. There is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of GBC or any of its Subsidiaries. Neither GBC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20  Leases.  Section 3.20 of the GBC Disclosure Schedule sets forth a list and summary of terms of each personal and real property lease involving annual payments in excess of $50,000 to which GBC or any Subsidiary is a party. Each of these agreements is in full force and effect. Copies of each of these leases has been made available to First Charter.

3.21  Securitizations.  Except as provided on Section 3.21 of the GBC Disclosure Schedule, GBC is not a party to any agreement securitizing any of its assets.

3.22  State Takeover Laws.  The GBC Board has unanimously approved this Agreement and the transactions contemplated hereby and thereby as required to render inapplicable to such agreements and transactions Section 14-2-1111 of the GBCC and, to the knowledge of GBC, (a) any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) or (b) the GBC Articles, GBC Bylaws or any other agreement to which GBC is a party.

3.23  Reorganization; Approvals.  As of the date of this Agreement, GBC (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24  Opinion.  Prior to the execution of this Agreement, the GBC Board has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of GBC from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25  GBC Information.  The information relating to GBC and its Subsidiaries that is provided by GBC or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to GBC and other portions within the reasonable control of GBC will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST CHARTER

Except as disclosed in the disclosure schedule (the “First Charter Disclosure Schedule”) delivered by First Charter to GBC prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of First Charter’s covenants contained herein, provided, however, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on First Charter). No representation or warranty of First Charter contained in this Article IV (other than representations and warranties contained in Section 4.3 and Section 4.13 which shall be true in all respects and the representations and warranties contained in Section 4.2 and Section 4.6, which shall be deemed untrue and incorrect if not true and correct except to a de minimus extent) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances has had, or is reasonably likely to have, a Material Adverse Effect with respect to First Charter. First Charter hereby represents and warrants to GBC as follows:

4.1  Corporate Organization.

(a) First Charter is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. First Charter has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) First Charter is duly registered as a bank holding company under the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the First Charter Articles and First Charter Bylaws, as in effect as of the date of this Agreement, have previously been made available to GBC.

(c) First Charter Bank and each other First Charter Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and

(iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2  Capitalization.

(a) The authorized capital stock of First Charter consists of 100,000,000 shares of First Charter Common Stock, of which, as of April 30, 2006 (the “First Charter Capitalization Date”), 31,015,764 shares were issued and outstanding, and 2,000,000 shares of preferred stock, no par value (the “First Charter Preferred Stock”), of which, as of the First Charter Capitalization Date, no shares were issued and outstanding. As of the First Charter Capitalization Date, no shares of First Charter Common Stock or First Charter Preferred Stock were reserved for issuance, except for (i) 4,507,901 shares of First Charter Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of First Charter or a Subsidiary of First Charter in effect as of the date of this Agreement (the “First Charter Stock Plans”) and (ii) shares of junior participating preferred stock and common stock pursuant to the Stockholder Protection Rights Agreement dated July 19, 2000. All of the issued and outstanding shares of First Charter Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of First Charter is issued or outstanding. As of the First Charter Capitalization Date, except pursuant to this Agreement, the First Charter Stock Plans and stock repurchase plans entered into by First Charter from time to time, First Charter does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of First Charter Common Stock, First Charter Preferred Stock, Voting Debt of First Charter or any other equity securities of First Charter or any securities representing the right to purchase or otherwise receive any shares of First Charter Common Stock, First Charter Preferred Stock, Voting Debt of First Charter or other equity securities of First Charter. The shares of First Charter Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Charter are owned by First Charter, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such First Charter Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3  Authority; No Violation.

(a) First Charter has, or will receive, requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of First Charter (by the unanimous vote of all directors present) and no other corporate proceedings on the part of First Charter are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by First Charter and (assuming due authorization, execution and delivery by GBC) constitute the valid and binding obligations of First Charter, enforceable against First Charter in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by First Charter, nor the consummation by First Charter of the transactions contemplated hereby or thereby, nor compliance by First Charter with any of the terms or provisions of this Agreement, will (i) violate any provision of the First Charter Articles or the First Charter Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to First Charter, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Charter or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Charter or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. Neither First Charter nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that, to the knowledge of First Charter, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business currently conducted by GBC or its Subsidiaries.

4.4  Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (iv) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the filing of the Articles of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC, (v) and the rules of the Nasdaq National Market, or that are required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Charter Common Stock pursuant to this Agreement and approval of listing of such First Charter Common Stock with the Nasdaq National Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by First Charter of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by First Charter of this Agreement.

4.5  Reports; Regulatory Matters.  Except as disclosed in Section 4.5 of the First Charter Disclosure Schedule:

(a) First Charter and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of First Charter and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of First Charter, investigation into the business, disclosures or operations of First Charter or any of its Subsidiaries. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of First Charter, investigation into the business, disclosures or operations of First Charter or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of First Charter or any of its Subsidiaries. Since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of First Charter or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in First Charter’s ordinary course of business).

(b) Except as described in First Charter SEC Reports, neither First Charter nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2003 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “First Charter Regulatory Agreement”), nor has First Charter or any of its Subsidiaries been advised since January 1, 2003 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such First Charter Regulatory Agreement.

(c) First Charter has previously made available to GBC an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by First Charter pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “First Charter SEC Reports”) and (ii) communication mailed by First Charter to its shareholders since January 1, 2003 and prior to the date of this Agreement. No such First Charter SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all First Charter SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of First Charter has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6  Financial Statements.

(a) The financial statements of First Charter and its Subsidiaries included (or incorporated by reference) in the First Charter SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Charter and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of First Charter and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of First Charter and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG has served as independent registered public accountant for First Charter for all periods covered in the First Charter SEC Reports; such firm has not resigned or been dismissed as independent public accountants of First Charter as a result of or in connection with any disagreements with First Charter on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither First Charter nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Charter included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2006 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of First Charter and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Charter or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). First Charter has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act).

(d) Since December 31, 2005, (i) through the date hereof, neither First Charter nor any of its Subsidiaries nor, to the knowledge of the officers of First Charter, any director, officer, employee, auditor, accountant or representative of First Charter or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Charter or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Charter or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Charter or any of its Subsidiaries, whether or not employed by First Charter or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Charter or any of its officers, directors, employees or agents to the Board of Directors of First Charter or any committee thereof or to any director or officer of First Charter.

4.7  Broker’s Fees.  Neither First Charter nor any First Charter Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the First Charter Disclosure Schedule.

4.8  Absence of Certain Changes or Events.

(a) Since December 31, 2005, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on First Charter.

(b) Since December 31, 2005 through and including the date of this Agreement, First Charter and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9  Legal Proceedings.

(a) Except as provided in the financial statements of First Charter or in Section 4.9 of the First Charter Disclosure Schedule, none of First Charter or any of its Subsidiaries is a party to any, and there are no material pending or, to the best of First Charter’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Charter or any of its Subsidiaries.

(b) There is no injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon First Charter, any of its Subsidiaries or the assets of First Charter or any of its Subsidiaries.

4.10  Taxes and Tax Returns.  Except as provided in the financial statements of First Charter or in Section 4.10 of the First Charter Disclosure Schedule, each of First Charter and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon First Charter or any of its Subsidiaries for which First Charter does not have reserves that are adequate under GAAP.

4.11  Compliance with Applicable Law.

(a) First Charter and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to First Charter or any of its Subsidiaries.

(b) Since the enactment of the Sarbanes-Oxley Act, First Charter has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market.

4.12  Reorganization; Approvals.  As of the date of this Agreement, First Charter (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13  Aggregate Cash Consideration.  First Charter has, or will have, available to it sufficient funds to deliver the aggregate Cash Consideration.

4.14  First Charter Information.  The information relating to First Charter and its Subsidiaries that is provided by First Charter or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to First Charter and other portions within the reasonable control of First Charter will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Conduct of Businesses Prior to the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of First Charter, during the period from the date of this Agreement to the Effective Time, GBC shall, and shall cause each GBC Subsidiary, to:

(a) conduct its business in the ordinary course in all material respects;

(b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees;

(c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either GBC or First Charter to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

(d) enter into loan and deposit transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower or depositor, as the case may be, from competitive sources in arm’s-length transactions in the ordinary course of business and consistent with sound banking practices and policies and applicable law, and GBC shall obtain the prior consent of First Charter, which consent shall not be unreasonably withheld or delayed, for all new extensions of credit or lending relationships in excess of $2,500,000 to any person;

(e) consistent with past practice, maintain an allowance for loan and lease losses that is adequate in all material respects under applicable law and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

(f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date of this Agreement and pay all premiums on such policies when due;

(g) not buy or sell any security held, or intended to be held, for investment other than securities issued by the United States or any agency thereof with maturities of less than two (2) years, but such restriction shall not affect the buying and selling by GBC Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by GBC Bank as of the date of this Agreement;

(h) file in a timely manner all required filings with all Regulatory Agencies and cause such filings to be true and correct in all material aspects; and

(i) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with applicable laws.

5.2  GBC Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in the GBC Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, GBC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of First Charter:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements fully secured by U.S. government or agency securities);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of GBC to GBC or to any of its wholly-owned Subsidiaries, and (B) the acceptance of shares of GBC Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of stock options (or settlement of other equity-based awards in respect of) GBC Common Stock granted under a GBC Stock Plan, in each case in accordance with past practice and the terms of the applicable GBC Stock Plan and related award agreements);

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of GBC Common Stock under any of the GBC Stock Plans, the GBC Director Deferred Stock Unit Plan, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a GBC Stock Plan that are outstanding as of the date of this Agreement.

(c) except as required by applicable law or the terms of any GBC Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not officers or directors of GBC, except for normal increases made in the ordinary course of business consistent with past practice,

(i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any employee of GBC or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of GBC or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any GBC Benefit Plan;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend the GBC Articles or GBC Bylaws, or otherwise take any action to exempt any person (other than First Charter or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with First Charter, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) commence or settle any material claim, action or proceeding;

(k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting, make or change any material Tax election, or settle or compromise any material Tax liability;

(n) incur any single expense in excess of $200,000;

(o) modify, amend or otherwise change the terms of the employment agreements and Retention Agreements referenced in Section 3.11(i); or

(p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3  First Charter Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of GBC, during the period from the date of this Agreement to the Effective Time, First Charter shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the First Charter Articles or the First Charter Bylaws in a manner that would adversely effect GBC, the shareholders of GBC or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3; (f) declare, set aside, make or pay any extraordinary special dividends on First Charter Common Stock or make any other extraordinary or special distributions in respect of any of its capital stock; or (g) enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless such transaction would not be expected to delay completion of the Merger beyond the date specified in Section 8.1(c) hereto, or materially impair the prospects of completing the Merger pursuant to this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Regulatory Matters.

(a) First Charter and GBC shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of First Charter and GBC shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and GBC shall thereafter mail or deliver the Proxy Statement to its shareholders. First Charter shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GBC shall furnish all information concerning GBC and the holders of GBC Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. GBC and First Charter shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to GBC or First Charter, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require First Charter to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to GBC) on either First Charter or GBC (a “Materially Burdensome Regulatory Condition”).

(c) Each of First Charter and GBC shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of First Charter, GBC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of First Charter and GBC shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any First Charter Requisite Regulatory Approval or GBC Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2  Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of GBC and First Charter shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by GBC, information concerning First Charter that is reasonably related to the prospective value of First Charter Common Stock or to First Charter’s ability to consummate the transactions contemplated hereby). Neither GBC nor First Charter, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. GBC shall provide First Charter with monthly financial statements as requested by First Charter.

(b) Each party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other party (other than disclosure to that party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (a) such information is already known to the receiving party or its agents and representatives, (b) such information is subsequently disclosed to the receiving party or its agents and representatives by a third party that, to the knowledge of the receiving party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving party, (d) the receiving party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving party shall advise the other party before making the disclosure) or (e) the receiving party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving party shall advise the other party before making the disclosure).

All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between each of the Parties and Burke Capital dated April 3, 2006 and May 23, 2006 (collectively, the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3  Shareholder Approval.  GBC shall call a meeting of its shareholders (the “GBC Shareholder Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The GBC Board shall use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. GBC shall submit this Agreement to its shareholders at the shareholder meeting even if the GBC Board shall have withdrawn, modified or qualified its recommendation. The GBC Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to GBC’s shareholders for their consideration.

6.4  Affiliates.  GBC shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of GBC to deliver to First Charter, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the GBC shareholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit B.

6.5  Nasdaq Listing.  First Charter shall cause the shares of First Charter Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

6.6  Employee Matters.

(a) After the Closing Date, First Charter shall not maintain any GBC Benefit Plan that is an “employee pension benefit plan” in Section 3(2)(A) of ERISA and which is qualified under Code Section 401(a), and any such plan may be terminated or merged into similar plans maintained by First Charter. For the one-year period following the Effective Time, First Charter shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by GBC or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the GBC Benefit Plans as in effect immediately prior to the Effective Time; provided that nothing herein shall limit the right of First Charter or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require First Charter or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination. Except where such benefit is duplicated by substantially similar benefits provided by First Charter to its employees immediately prior to the Closing Date, First Charter or any of its Subsidiaries shall continue to provide any fringe benefits described on Section 3.11 of the GBC Disclosure Schedule to the respective Covered Employee for a period of one year after Closing.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by First Charter or any of its Subsidiaries, other than GBC or its Subsidiaries, First Charter shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with GBC or its Subsidiaries for purposes of eligibility and vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of First Charter or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable GBC Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the Gwinnett Banking Company 401(k) Employee Stock Ownership Plan immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee, and (ii) with respect to any health, dental or vision plan of First Charter or any of its Subsidiaries (other than GBC and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such First Charter or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the GBC Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of First Charter or any of its Subsidiaries. In addition, each employee of GBC that is retained by First Charter as of the Effective Time shall receive a one-time $3,000 payment to offset the difference in costs associated with the transition to First Charter’s health plan.

(c) First Charter agrees to honor all unpaid liabilities accrued under all employment agreements, consulting agreements, severance agreements and deferred compensation agreements that GBC or its Subsidiaries have with their current and former employees and directors and which have been disclosed to First Charter on the GBC Disclosure Schedule, including any Executive Supplemental Retirement Agreement, as amended June 1, 2006 and Life Insurance Endorsement Method Split Dollar Plan Agreement, except all as may be amended, superceded or replaced pursuant to the employment or retention agreements referenced in Section 7.2(e). GBC expressly assigns any and all of its rights under such agreements to First Charter.

6.7  Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of GBC or any of its Subsidiaries or who is or was serving at the request of GBC or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of GBC or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.7 of the GBC Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of First Charter pursuant to Section 6.8 hereof, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of GBC or any Subsidiary of GBC, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of First Charter pursuant to Section 6.8 hereof.

(c) First Charter shall cause the individuals serving as officers and directors of GBC or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by GBC (provided that First Charter may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall First Charter be required to expend annually in the aggregate an amount in excess of 125% of the annual premiums currently paid by GBC (which current amount is set forth on Section 6.7 of the GBC Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if First Charter is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, First Charter shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8  Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of First Charter, on the one hand, and a Subsidiary of GBC, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at First Charter’s sole expense, take all such necessary action as may be reasonably requested by First Charter.

6.9  Advice of Changes.  Each of First Charter and GBC shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10  No Solicitation.

(a) None of GBC, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of GBC or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving GBC or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the GBC Board and its investment bankers shall be permitted, prior to the meeting of GBC shareholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.10 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to GBC than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by GBC, if and only to the extent that and so long as the GBC Board reasonably determines in good faith (after consultation with outside legal counsel and financial advisors) that failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than First Charter or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of GBC Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from GBC or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving GBC (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than First Charter or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of GBC and securities of the entity surviving any merger or business combination including any of GBC’s Subsidiaries) of GBC, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of GBC and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving GBC or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of GBC immediately prior to such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of GBC Common Stock immediately prior to the consummation thereof.

(b) GBC shall notify First Charter promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to GBC or any of its Subsidiaries or for access to the properties, books or records of GBC or any Subsidiary by any person that informs the GBC Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to First Charter shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of GBC or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. GBC shall keep First Charter fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. GBC shall also promptly, and in any event within 24 hours, notify First Charter, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a).

(c) GBC and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than First Charter) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than First Charter who have been furnished confidential information regarding GBC in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. GBC agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which GBC or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither GBC nor the GBC Board shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Section 14-2-1111 of the GBCC and any similar Takeover Statutes.

(d) GBC shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of GBC or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of GBC or its Subsidiaries, at the direction or with the consent of GBC or its Subsidiaries, shall be deemed to be a breach of this Section 6.10 by GBC.

(e) Nothing contained in this Section 6.10 shall prohibit GBC or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.11  Directorship; Advisory Board.  First Charter shall, prior to the Effective Time, take such actions as may be required to appoint an individual mutually agreed by GBC and First Charter to the Board of Directors of the Surviving Corporation as of the Effective Time, and, to the extent so required, shall increase the size of the First Charter Board of Directors to permit the foregoing. Each of the members of the GBC Board will be asked to serve on a First Charter local advisory board for the region formerly served by GBC.

6.12  Restructuring Efforts.  If GBC shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and to resubmit the transaction to GBC’s shareholders for approval, with the timing of such resubmission to be determined at the request of First Charter.

6.13  Press Releases.  Prior to the Effective Time, GBC and First Charter shall consult with each other as to the form and substance of any press release or other public disclosure material related to this Agreement;

provided that nothing in this Agreement shall be deemed to prohibit either party from making any disclosure that it deems necessary to comply with provisions of law.

6.14  Reasonable Best Efforts; Cooperation.  Each of GBC and First Charter agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.

6.15  Main Office Property.  At Closing, Gwinnett Bank shall acquire by limited warranty deed fee simple title to the real property commonly known as 165 Nash Street, Lawrenceville, Georgia (the “Main Office Property”), free and clear of any and all encumbrances whatsoever except for existing covenants, conditions and restrictions of public record that do not unreasonably interfere with Gwinnett Bank’s current occupancy and operation of the Main Office Property. The purchase price of the Main Office Property shall equal the fair market value of the Main Office Property as determined by the average of two complete commercial appraisals that conform to UFPAP standards completed by independent MAI certified commercial appraisers who shall be separately selected by GBC and First Charter. The purchase price shall also be subject to credits and prorations of taxes, utilities and rents, as applicable, that are generally considered reasonable, customary and standard in the Lawrenceville, Georgia area. If there is less than a 10% difference between the two appraisals, the purchase price shall be the average of the two. If there is more than a 10% difference between the two appraisals, GBC and First Charter shall together select a third qualified appraiser (i.e., an MAI certified commercial appraiser) within five (5) days to solely determine the purchase price. Within twenty (20) days after its appointment, the third appraiser shall reach and communicate to the parties in writing a decision as to the determination of the purchase price of the Main Office Property, which may not exceed the highest of the first two appraisals or be less than the lowest of the first two appraisals. The third appraiser’s decision shall be based on its estimate of the fair market value of the Main Office Property and shall be final, dispositive and binding upon the parties. GBC shall consult with First Charter during, and shall allow First Charter to participate in, the negotiation of the contract with the current owner of the Main Office Property for the purchase and sale thereof. Gwinnett Bank shall require that the seller of the Main Office Property must (a) deliver at the closing documents customarily used at a closing of a transaction of this nature and those required by Gwinnett Bank’s title insurance company and (b) provide in the purchase agreement representations, warranties and covenants customary in a transaction of this nature between unaffiliated parties. In no event shall GBC execute a contract for purchase and sale of the Main Office Property, or any amendment or addendum thereto, without First Charter’s prior approval (which approval shall not be unreasonably withheld or delayed) of the contract or any amendment or addendum thereto, as the case may be, and all terms and conditions set forth thereon. Nor shall GBC under any circumstances close the transaction to acquire the Main Office Property without First Charter’s prior approval (which approval shall not be unreasonably withheld or delayed) of the status of the title and physical condition of the Main Office Property as disclosed by standard due diligence including the review of: a current title commitment and endorsements thereof; a current survey; current reports of physical inspections of improvements; and an environmental assessment.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of GBC Common Stock entitled to vote thereon.

(b) Nasdaq Listing.  The shares of First Charter Common Stock to be issued to the holders of GBC Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

(c) Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2  Conditions to Obligations of First Charter.  The obligation of First Charter to effect the Merger is also subject to the satisfaction, or waiver by First Charter, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of GBC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and First Charter shall have received a certificate signed on behalf of GBC by the Chief Executive Officer or the Chief Financial Officer of GBC to the foregoing effect.

(b) Performance of Obligations of GBC.  GBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and First Charter shall have received a certificate signed on behalf of GBC by the Chief Executive Officer or the Chief Financial Officer of GBC to such effect.

(c) Regulatory Approvals.  All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “First Charter Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) No Investigations or Litigation.  There shall be no (i) investigation (formal or informal) by any Governmental Entity regarding or involving GBC, Gwinnett Bank or any aspect of GBC’s business or (ii) claim, litigation, arbitration or administrative proceeding brought by a third-party seeking any injunction, writ, order, ruling, judgment, decision or decree or similar legal or arbitral adjudication seeking to limit First Charter’s business activities as a result of the consummation of the Merger or any of the transactions contemplated by this Agreement that has not been settled on terms satisfactory to First Charter.

(e) Employment and Retention Agreements.  The employment agreement with Larry D. Key in the form of Exhibit C and the retention agreements with Katrina M. Winberg and Michael L. Couch in the form of Exhibit D and Exhibit E, as applicable, and the other nine retention agreements referenced in Section 3.11(i) of the GBC Disclosure Schedules shall be in full force and effect, and First Charter shall have received no notice of any intent to modify or terminate any of those agreements.

(f) GBC Options.  All GBC Options have been exercised or extinguished and no such GBC Options remain outstanding.

(g) GBC 401(k) Plan.  The Gwinnett Bank 401(k) Employee Stock Ownership Plan shall have been terminated as of or prior to the Effective Time.

7.3  Conditions to Obligations of GBC.  The obligation of GBC to effect the Merger is also subject to the satisfaction or waiver by GBC at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of First Charter set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and GBC shall have received a certificate signed on behalf of First Charter by the Chief Executive Officer or the Chief Financial Officer of First Charter to the foregoing effect.

(b) Performance of Obligations of First Charter.  First Charter shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and GBC shall have received a certificate signed on behalf of First Charter by the Chief Executive Officer or the Chief Financial Officer of First Charter to such effect.

(c) Federal Tax Opinion.  GBC shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance reasonably satisfactory to GBC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of fractional share interests in First Charter Common Stock, no gain or loss will be recognized by any of the holders of GBC Common Stock in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of GBC and First Charter.

(d) Regulatory Approvals.  All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “GBC Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of GBC or First Charter:

(a) Mutual Consent.  By mutual consent of GBC and First Charter in a written instrument authorized by the boards of directors of GBC and First Charter;

(b) No Regulatory Approval.  By either GBC or First Charter, if any Governmental Entity that must grant a First Charter Requisite Regulatory Approval or a GBC Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) Delay.  By either GBC or First Charter, if the Merger shall not have been consummated on or before April 30, 2007 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) Material Breach of Representation, Warranty or Covenant.  By either First Charter or GBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GBC, in the case of a termination by First Charter, or First Charter, in the case of a termination by GBC, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) Failure to Recommend.  By First Charter, if the GBC Board shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, or (ii) in a manner adverse to First Charter, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the GBC Board of this Agreement and/or the Merger to GBC’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of GBC shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof; or

(f) Breach of Certain Obligations.  By either First Charter or GBC, if its Board of Directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.13 of this Agreement;

(g) Decrease in First Charter Average Share Price.  By the GBC Board, upon written notice to First Charter on the business day immediately following the Determination Date, if both of the following conditions have been satisfied: (i) the Average Closing Price of First Charter Common Stock on the Determination Date is less than $20.35 (the “First Charter Floor Price”); and (ii)(A) the quotient obtained by dividing the Average Closing Price of First Charter Common Stock by the Initial Stock Value (the “First Charter Ratio”) is less than (B) the quotient obtained by dividing the Index Price as of the Determination Date by the Index Price on the Starting Date and then subtracting 0.15 from the quotient so obtained in this clause (B) (the “First Charter Index Ratio”). If written notice is not received by First Charter within the notice period required in this Section 8.1(g), then GBC’s right to terminate this Agreement under this Section 8.1(g) shall expire.

If GBC elects to exercise its termination right pursuant to this Section 8.1(g), First Charter shall have the option, exercisable within five business days of receipt thereof, to increase the Total Stock Issuance Number to the Revised Total Stock Issuance Number. The Revised Total Stock Issuance Number shall equal the product of the Total Stock Issuance Number multiplied by the quotient of the lesser of (x) a number (rounded to three decimals) equal to a quotient, the numerator of which is the First Charter Floor Price multiplied by the Exchange Ratio and the denominator of which is the Average Closing Price of First Charter Common Stock, and (y) a number (rounded to three decimals) equal to a quotient, the numerator of which is the First Charter Index Ratio multiplied by the Exchange Ratio and the denominator of which is the First Charter Ratio within five business days after receipt of such notice, divided by the Exchange Ratio. If First Charter elects to exercise its option to increase the consideration in accordance with the terms of the previous sentence within the aforementioned five-business-day period, it shall give prompt written notice to GBC of such election and the Revised Total Stock Issuance Number, at which time the GBC Board shall have no further right to terminate this Agreement pursuant to this Section 8.1(g), and this Agreement shall remain in effect in accordance with its terms (except the Total Stock Issuance Number shall have been modified as provided in this Section 8.1(g), and any references in this Agreement to the “Total Stock Issuance Number” shall thereafter be deemed to refer to the Revised Total Stock Issuance Number).

For purposes of this Section 8.1(g), the following terms have the meanings indicated below:

“Average Closing Price” means the average of the daily last sale prices of First Charter Common Stock as reported on the Nasdaq National Market (excluding sale prices of First Charter Common Stock during extended-hours trading) for the 10 consecutive full trading days in which such shares are traded on the Nasdaq National Market at the close of trading on the Determination Date.

“Determination Date” means six business days prior to the Closing Date.

“Index Price” means the closing sales price of the Nasdaq Bank Index (Symbol: CBNK), as reported on the Nasdaq National Market on the applicable date.

“Initial Stock Value” means $23.94.

“Starting Date” means the last full day on which the Nasdaq National Market was open for trading before the execution of this Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2  Effect of Termination.  In the event of termination of this Agreement by either GBC or First Charter as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of GBC, First Charter, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.7 and 9.8 shall survive any termination of this Agreement and (ii) neither GBC nor First Charter shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3  Fees and Expenses.

(a) Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by GBC and First Charter, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) GBC shall promptly pay to First Charter a termination fee in the amount of $3,570,000, plus all of the reasonable actual expenses incurred by First Charter in connection with the proposed transaction, in immediately available federal funds if:

(i) (A) this Agreement is terminated by First Charter pursuant to Section 8.1(d), 8.1(e) or 8.1(f); and (B)(1) prior to such termination, an Alternative Transaction with respect to GBC was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal is received); and (2) within 12 months after such termination, GBC shall have entered into a definitive written agreement relating to an Alternative Transaction or any Alternative Transaction shall have been consummated; or

(ii) after receiving an Alternative Proposal, GBC’s Board or Directors (the “GBC Board”) does not take action to convene the GBC Shareholders Meeting and/or recommend that GBC shareholders adopt this Agreement; and within 12 months after such receipt, GBC shall have entered into a definitive written agreement relating to an Alternative Transaction or any Alternative Transaction shall have been consummated; provided, however, that First Charter shall not be entitled to a termination fee pursuant to this Section 8.3(b) if:

(A) this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or

(B) GBC shall have terminated this Agreement pursuant to Section 8.1(d) or Section 8.1(g).

(iii) Upon payment of the fee described in this Section 8.3(b), GBC shall have no further liability to First Charter at law or in equity with respect to such termination, or with respect to GBC Board’s failure to take action to convene the GBC Shareholders Meeting and/or recommend that GBC shareholders adopt this Agreement.

(c) GBC acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, First Charter would not enter into this Agreement. Accordingly, if GBC fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, First Charter commences a suit that results in a judgment against GBC for the amount payable to First Charter pursuant to this Section 8.3, GBC shall pay to First Charter its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable Federal Funds rate.

8.4  Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of GBC; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of GBC, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of GBC Common Stock, (b) alters or changes any term of the certificate of incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of GBC, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5  Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1  Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of First Charter, then First Charter may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3  Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to GBC, to:

GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia 30045
Attention: Larry D. Key
Facsimile: (770) 995-6017

with a copy to:

Womble Caryle Sandridge & Rice
104 South Main Street, Suite 700
Greenville, South Carolina 29601
Attention: Elizabeth O. Derrick
Facsimile: (864) 255-5489

and

(b) if to First Charter, to:

First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262
Attention: Stephen J. Antal
Facsimile: (704) 688-2282

with a copy to:

Helms Mulliss & Wicker, PLLC
201 North Tryon Street, Suite 3000
Charlotte, North Carolina 28202
Attention: Richard W. Viola
Facsimile: (704) 343-2300

9.4  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The GBC Disclosure Schedule and the First Charter Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and executive officers.

9.5  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6  Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7  Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles, except to the extent that the NCBCA or the GBCC applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charlotte, North Carolina. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8  Publicity.  As further provided in Section 6.13, neither GBC nor First Charter shall, and neither GBC nor First Charter shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of First Charter, in the case of a proposed announcement or statement by GBC, or GBC, in the case of a proposed announcement or statement by First Charter; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq National Market.

9.9  Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, GBC and First Charter have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GBC BANCORP, INC.

By:	/s/ Larry D. Key
Name: Larry D. Key

Title:	President and Chief Executive Officer

FIRST CHARTER CORPORATION

By:	/s/ Robert E. James, Jr.
Name: Robert E. James, Jr.

Title:	President and Chief Executive Officer

Exhibit B

Form of Affiliate Letter
First Charter Corporation

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of GBC Bancorp, Inc., a Georgia corporation (“GBC”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of June 1, 2006 (the “Merger Agreement”), by and between First Charter Corporation, a North Carolina corporation (“First Charter”), and GBC, GBC shall be merged with and into First Charter (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to First Charter that in the event I receive any First Charter Common Stock as a result of the Merger:

(a) I shall not make any sale, transfer or other disposition of First Charter Common Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of First Charter Common Stock to the extent I believed necessary with my counsel or counsel for GBC.

(c) I have been advised that the issuance of First Charter Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of GBC I may be deemed to have been an affiliate of GBC and the distribution by me of First Charter Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of First Charter Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to First Charter, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that First Charter is under no obligation to register the sale, transfer or other disposition of First Charter Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to First Charter’s transfer agents with respect to First Charter Common Stock and that there will be placed on the certificates for First Charter Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under that act or an exemption from such registration.”

(f) I also understand that unless the transfer by me of my First Charter Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, First Charter reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to First Charter’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Time and the provisions of such Rule are then available to me; or (C) I shall have delivered to First Charter (1) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to First Charter, or other evidence reasonably satisfactory to First Charter, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (2) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of GBC as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By: _ _
    Name:

Accepted this   day of
          , 2006

First Charter Corporation

By: _ _
    Name:
    Title:

Appendix B

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

June 1, 2006

Board of Directors
GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, GA 30045

Ladies and Gentlemen:

GBC Bancorp, Inc. (“GBC”) and First Charter Corporation (“First Charter”) have entered into an Agreement and Plan of Merger, dated as of June 1, 2006 (the “Agreement”), pursuant to which GBC will be merged with and into First Charter with First Charter as the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of GBC common stock, par value $1.00 per share, issued and outstanding immediately prior to the Merger (the “GBC Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof (a) cash in an amount equal to $47.74 per share without interest (the “Cash Consideration”), (b) 1.989 shares of First Charter common stock, no par value per share (the “Stock Consideration” and such common stock the “First Charter Common Stock”) or (c) a combination of the Cash Consideration and the Stock Consideration (the “Cash/Stock Consideration” and together with the Cash Consideration and the Stock Consideration, the “Merger Consideration”), subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 2,975,000 shares of First Charter Common Stock will be issued as Stock Consideration and $30.6 million will be the Cash Consideration. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of GBC Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of GBC that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Charter that we deemed relevant; (iv) internal financial projections for GBC for the years ending December 31, 2006 through December 31, 2010 prepared by and reviewed with senior management of GBC; (v) consensus earnings per share estimates for First Charter for the years ending December 31, 2006 and 2007 as published by First Call and discussed with the senior management of First Charter; and, for the years ending December 31, 2008 through December 31, 2010, an assumed earnings per share annual growth rate as discussed with senior management of First Charter; (vi) the pro forma financial impact of the Merger based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of GBC and First Charter; (vii) a comparison of certain financial and stock market information for GBC with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the publicly reported historical price and trading activity for First Charter’s common stock, including a comparison of certain financial and stock market information for First Charter with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) to the extent publicly available, the financial terms of certain recent business combinations in involving commercial banks and thrifts as the selling entity; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of GBC the business, financial condition, results of operations and prospects of GBC and held similar discussions with certain members of senior management of First Charter regarding the business, financial condition, results of operations and prospects of First Charter.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by GBC and First Charter or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of GBC and First Charter that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of GBC or First Charter or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of GBC and First Charter nor have we reviewed any individual credit files relating to GBC or First Charter. We have assumed, with your consent, that the respective allowances for loan losses for both GBC and First Charter are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for GBC and First Charter and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of GBC and First Charter and used by Sandler O’Neill in its analyses, GBC’s and First Charter’s managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of GBC and First Charter and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in GBC’s and First Charter’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that GBC and First Charter will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice GBC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of First Charter’s common stock will be when issued to GBC’s shareholders pursuant to the Agreement or the prices at which GBC’s or First Charter’s common stock may trade at any time.

We have acted as GBC’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. GBC has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to GBC and First Charter and their affiliates. We may also actively trade the equity or debt securities of GBC and First Charter or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of GBC in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of GBC as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of GBC Common Stock and does not address the underlying business decision of GBC to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for GBC or the effect of any other transaction in which GBC might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of GBC Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Appendix C
Georgia Business Corporation Code

Article 13. Dissenters’ Rights

Part 1. Right to Dissent and Obtain payment for Shares

14-2-1301.  DEFINITIONS — As used in this article, the term:

(1) ‘Beneficial shareholder’ means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) ‘Corporate action’ means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) ‘Corporation’ means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) ‘Dissenter’ means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) ‘Fair value,’ with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) ‘Interest’ means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) ‘Record shareholder’ means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) ‘Shareholder’ means the record shareholder or the beneficial shareholder

14-2-1302.  RIGHT TO DISSENT — (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS — A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

Part 2. Procedure for Exercise of Dissenters’ Rights

14-2-1320.  NOTICE OF DISSENTERS’ RIGHTS — (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT — (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article

14-2-1322.  DISSENTERS’ NOTICE — (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323.  DUTY TO DEMAND PAYMENT — (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.  SHARE RESTRICTIONS — (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.  OFFER OF PAYMENT — (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.  FAILURE TO TAKE ACTION — (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters# notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER — (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

Part 3. Judicial Appraisal of Shares

14-2-1330.  COURT ACTION — (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the ‘Georgia Civil Practice Act,’ applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.  COURT COSTS AND COUNSEL FEES — (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.  LIMITATION OF ACTIONS — No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Appendix D
Execution Copy

VOTING AGREEMENT
dated as of
June 1, 2006
among
FIRST CHARTER CORPORATION
and
THE SHAREHOLDERS NAMED HEREIN

Page
ARTICLE 1 GRANT OF PROXY; VOTING AGREEMENT		D-1
1.1	Voting Agreement	D-1
1.2	Irrevocable Proxy	D-1

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		D-1
2.1	Existence and Power	D-1
2.2	Authorization	D-2
2.3	Noncontravention	D-2
2.4	Ownership of Shares	D-2

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER		D-2
3.1	Corporate Existence and Power	D-2
3.2	Corporate Authorization	D-2
3.3	Noncontravention	D-2

ARTICLE 4 COVENANTS OF THE SHAREHOLDERS		D-3
4.1	No Proxies For or Encumbrances on Shares	D-3
4.2	Appraisal Rights	D-3
4.3	Non-Interference	D-3
4.4	Additional Shares	D-3

ARTICLE 5 MISCELLANEOUS		D-3
5.1	Amendments; Waivers; Termination	D-3
5.2	Successors and Assigns	D-3
5.3	Governing Law; Venue; Waiver of Jury Trial; Notice	D-3
5.4	Counterparts; Effectiveness; Third Party Beneficiaries	D-4
5.5	Severability	D-4
5.6	Specific Performance	D-4
5.7	Interpretation	D-4
5.8	Entire Agreement	D-4

D-i

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) dated as of June 1, 2006 among the parties set forth on Exhibit A (collectively, the “Shareholders”), and First Charter Corporation, a North Carolina corporation (“Buyer”).

WHEREAS, each of the Shareholders is a shareholder of GBC Bancorp, Inc, a Georgia corporation (the “Company”); and

WHEREAS, in order to induce Buyer to enter into that certain Merger Agreement of even date herewith (the “Merger Agreement”) between the Company and Buyer, Buyer has requested that each Shareholder, and each Shareholder has agreed to, enter into this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT

1.1  Voting Agreement.  Each Shareholder hereby agrees that, at any meeting of the Shareholders of the Company, however called, and at any adjournment thereof, in any action by written consent of the Shareholders of the Company, or in any other circumstances upon which such Shareholder’s vote, consent or approval is sought, such Shareholder shall appear at such meeting or otherwise cause the shares of common stock of GBC Bancorp, Inc owned beneficially by such Shareholder (for each Shareholder, the “Shares”) to be counted as present for purposes of calculating a quorum, and each Shareholder shall execute and deliver to the Company written consents with respect to, or to vote its Shares: (a) in favor of the approval and adoption of the Merger Agreement (or any amended version thereof), the Merger and the other transactions contemplated thereby, (b) against any action or agreement that is or would be reasonably likely to result in any condition to the Company’s obligations or the Buyer’s obligations under the Merger Agreement not being fulfilled and (c) against any Alternative Proposal.

1.2  Irrevocable Proxy.  Each Shareholder hereby revokes any and all previous proxies granted with respect to its Shares. Each Shareholder hereby grants a proxy appointing Buyer and each of its designees, and each of them individually, as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 as Buyer or its proxy or substitute shall, in Buyer’s sole discretion, deem proper with respect to its Shares. Each Shareholder hereby confirms that the proxy granted by such Shareholder pursuant to this Article 1 is, subject to the last sentence of this Section 1.2, irrevocable and is coupled with an interest, and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement. If any Shareholder fails for any reason to consent or vote its Shares in accordance with the requirements of Section 1.1 above (or anticipatorily breaches such section), then Buyer shall have the right to consent or vote such Shareholder’s Shares in accordance with the provisions of Section 1.1. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally as to such Shareholder only and not jointly, represents and warrants to Buyer that:

2.1  Existence and Power.  Such Shareholder is an individual and has full legal capacity, or is a corporation duly incorporated or a limited liability company or a limited partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction and has all corporate or partnership powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

2.2  Authorization.  The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated to be consummated by such Shareholder hereby are within such Shareholder’s legal capacity (if an individual), or corporate or limited partnership, as applicable, powers and have, to the extent applicable, been duly authorized by all necessary corporate or partnership, as applicable, action on the part of such Shareholder. This Agreement constitutes a valid and binding Agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) subject to general principles of equity.

2.3  Noncontravention.  The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (a) with respect to entities only, violate the certificate of incorporation or bylaws or limited partnership agreement, as applicable, of such Shareholder, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (c) require any consent or other action by any party that has not been obtained or taken, or that will not have been obtained or taken when required to been obtained or taken, under any provision of any agreement or other instrument binding on such Shareholder.

2.4  Ownership of Shares.  Such Shareholder is the record owner of the number of Shares set forth opposite its name on Exhibit A hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such securities). Except as set forth herein, none of such Shareholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such securities. Except as set forth on Exhibit A, such Shareholder does not beneficially own any other capital stock or equity securities of the Company, including any securities convertible into or exercisable for such capital stock (collectively, including the Shares, the “Company Securities”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders:

3.1  Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

3.2  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Merger Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement and the Merger Agreement each constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) subject to general principles of equity.

3.3  Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the Merger Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation or bylaws of Buyer, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (c) require any consent or other action by any party that has not been obtained or taken, or that will not have been obtained or taken when required to been obtained or taken, under any provision of any agreement or other instrument binding on Buyer.

ARTICLE 4

COVENANTS OF THE SHAREHOLDERS

Each Shareholder hereby covenants and agrees that:

4.1  No Proxies For or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Buyer (such consent not to be unreasonably withheld with respect to clause (b) only), directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of its Shares or (b) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment transfer, encumbrance or other disposition of (collectively, a “Transfer”), any of its Company Securities during the term of this Agreement. Any Transfer pursuant to which the transferee does not agree to be bound in writing by this Agreement as if a party hereto shall be null and void.

4.2  Appraisal Rights.  Such Shareholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Sections 14-2-1301 et seq. of the GBCC) to demand appraisal of any of its Shares that may arise with respect to the Merger.

4.3  Non-Interference.  Such Shareholder agrees that before the termination of this Agreement, such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement.

4.4  Additional Shares.  Such Shareholder will promptly notify Buyer of any new Company Securities acquired directly or beneficially by such Shareholder, if any, after the date hereof and before the termination of this Agreement. Any such Company Securities shall automatically become subject to the terms of this Agreement.

ARTICLE 5

MISCELLANEOUS

5.1  Amendments; Waivers; Termination.  Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

5.2  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Shareholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Buyer. Any such assignment, delegation or transfer without such consent is null and void.

5.3  Governing Law; Venue; Waiver of Jury Trial; Notice.  This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina. The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charlotte, North Carolina. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  Any notice to Buyer shall be made as set forth in Section 9.3 of the Merger Agreement and any notice to any Shareholder shall be made to the address set forth opposite such Shareholder’s name on Exhibit A. Each party agrees that service of process on such party as provided in the foregoing sentence shall be deemed effective service of process on such party.

5.4  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts (including by fax), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have signed the Agreement. No provision of this Agreement is intended to confer upon any party other than the parties hereto any rights or remedies hereunder.

5.5  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.6  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

5.7  Interpretation.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

5.8  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST CHARTER CORPORATION

By:	/s/ Robert E. James, Jr.
Robert E. James, Jr.
President and Chief Executive Officer

/s/  Larry D. Key
Larry D. Key

/s/  John T. Hopkins III
John T. Hopkins III

/s/  James B. Ballard
James B. Ballard

/s/  Jerry M. Boles
Jerry M. Boles

/s/  W. H. Britt
W. H. Britt

/s/  Richard F. Combs
Richard F. Combs

/s/  W. Grant Hayes
W. Grant Hayes

/s/  Douglas A. Langley
Douglas A. Langley

/s/  Norris J. Nash
Norris J. Nash

/s/  J. Joseph Powell
J. Joseph Powell

/s/  William S. Stanton, Jr.
William S. Stanton, Jr.

/s/  Michael A. Roy
Michael A. Roy

Exhibit A

Shares

Shareholder Name	Number of Common Shares	Address

Larry D. Key	82,323	3330 Jim Moore Road Dacula, Georgia 30019
John T. Hopkins III	60,510	6504 Yacht Club Road Flower Branch, Georgia 30542
James B. Ballard	44,764	2400 Bagley Road Cummings, Georgia 30040
Jerry M. Boles	31,700	4435 Pemberton Cove Alpharetta, Georgia 30022
W. H. Britt	23,026	3260 Brisco Road Loganville, Georgia 30022
Richard F. Combs	63,643	1985 Burgundy Drive Braselton, Georgia 30045
W. Grant Hayes	11,000	412 Summit Ridge Drive Lawrenceville, Georgia 30045
Douglas A. Langley	36,500	270 Constitution Boulevard Lawrenceville, Georgia 30045
Norris J. Nash	53,813	1176 Oleander Drive Lilburn, Georgia 30247
J. Joseph Powell	47,765	2335 Bagley Road Cummings, Georgia 30041
William S. Stanton, Jr.	49,210	5081 Hodgrins Place Lilburn, Georgia 30047
Michael A. Roy	53,531

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
GBC BANCORP, INC.
LAWRENCEVILLE, GEORGIA

We have audited the accompanying consolidated balance sheets of GBC BANCORP, INC. AND SUBSIDIARY as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GBC Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/  MAULDIN & JENKINS, LLC

Atlanta, Georgia
January 13, 2006

GBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004

ASSETS
Cash and due from banks	$3,800,741	$5,390,288
Federal funds sold	16,656,000	17,694,000
Securities available-for-sale	32,410,839	31,000,002
Loans, net of unearned income	319,154,751	252,576,451
Less allowance for loan losses	3,701,532	3,775,167

Loans, net	315,453,219	248,801,284
Premises and equipment, net	292,640	377,698
Cash surrender value of life insurance	5,719,750	5,531,553
Other real estate owned	—	1,194,430
Other assets	5,372,422	3,945,566

TOTAL ASSETS	$379,705,611	$313,934,821

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$29,509,478	$23,566,177
Interest-bearing	311,661,255	258,769,949

Total deposits	341,170,733	282,336,126
Securities sold under repurchase agreements	829,341	1,819,469
Other liabilities	4,712,304	3,040,151

TOTAL LIABILITIES	346,712,378	287,195,746

Commitments and contingencies
Shareholders’ equity
Common stock, par value $1; 3,000,000 shares authorized; 1,772,708 and 1,726,608 issued and outstanding, respectively	1,772,708	1,726,608
Capital surplus	18,709,280	18,214,005
Retained earnings	12,948,574	6,747,782
Accumulated other comprehensive income	(437,329)	50,680

TOTAL SHAREHOLDERS’ EQUITY	32,993,233	26,739,075

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$379,705,611	$313,934,821

See notes to consolidated financial statements.

GBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

INTEREST INCOME
Loans, including fees	$23,527,440	$15,632,590
Securities:
Taxable	1,160,012	908,496
Nontaxable	193,726	194,575
Federal funds sold	311,222	113,090

TOTAL INTEREST INCOME	25,192,400	16,848,751

INTEREST EXPENSE
Deposits	9,266,347	5,610,440
Securities sold under repurchase agreements	57,968	14,733

TOTAL INTEREST EXPENSE	9,324,315	5,625,173

NET INTEREST INCOME	15,868,085	11,223,578
PROVISION FOR LOAN LOSSES	852,823	797,824

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,015,262	10,425,754

OTHER INCOME
Service charges on deposit accounts	191,894	183,843
Loss on sale of securities available-for-sale	—	20,254
Gain on sale of loans	1,905,834	1,182,888
Other operating income	885,462	428,457

TOTAL OTHER INCOME	2,983,190	1,815,442

OTHER EXPENSES
Salaries and employee benefits	5,360,730	4,691,778
Equipment and occupancy expenses	834,755	860,683
Other operating expenses	2,160,673	1,656,960

TOTAL OTHER EXPENSES	8,356,158	7,209,421

INCOME BEFORE INCOME TAXES	9,642,294	5,031,775
INCOME TAX EXPENSE	3,441,501	1,708,624

NET INCOME	$6,200,793	$3,323,151

BASIC EARNINGS PER SHARE	$3.54	$1.93

DILUTED EARNINGS PER SHARE	$3.17	$1.84

See notes to consolidated financial statements.

GBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

NET INCOME	$6,200,793	$3,323,151
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gains (losses) on securities available-for-sale arising during period, net of tax (benefits) of $(299,103) and $(20,715), respectively	(488,010)	(33,797)
Reclassification adjustment for losses realized in net income, net of tax benefits of $7,696	—	(12,558)

OTHER COMPREHENSIVE INCOME (LOSS)	(488,010)	(46,355)

COMPREHENSIVE INCOME	$5,712,783	$3,276,796

See notes to consolidated financial statements.

GBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2005 AND 2004

					Accumulated
					Other	Total
	Common Stock		Capital	Retained	Comprehensive	Shareholders’
	Shares	Par Value	Surplus	Earnings	Income (Loss)	Equity

BALANCE, DECEMBER 31, 2003	1,712,408	1,712,408	18,083,005	3,424,631	97,035	23,317,078
Net income	—	—	—	3,323,151	—	3,323,151
Stock options exercised	14,200	14,200	131,000	—	—	145,200
Other comprehensive loss	—	—	—	—	(46,355)	(46,354)

BALANCE, DECEMBER 31, 2004	1,726,608	$1,726,608	$18,214,005	$6,747,782	$50,680	$26,739,075
Net income				6,200,793		6,200,793
Stock options exercised	46,100	46,100	495,275			541,375
Other comprehensive loss					(488,010)	(488,010)

BALANCE, DECEMBER 31, 2005	1,772,708	$1,772,708	$18,709,280	$12,948,575	$(437,330)	$32,993,233

See notes to consolidated financial statements.

GBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

OPERATING ACTIVITIES
Net income	$6,200,793	$3,323,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	144,483	189,869
Deferred income taxes	(272,736)	(623,674)
Gain on sale of other real estate	(49,068)	24,190
Gain on sale of loans	(1,905,834	(1,182,888)
Loans originated for sale	(16,202,000)	(13,231,732)
Proceeds from sale of loans	18,107,834	14,414,620
Loss on sale of securities available-for-sale	—	(20,254)
Provision for loan losses	852,823	797,824
Increase in interest receivable	(891,621)	(505,665)
Increase (Decrease) in interest payable	444,301	41,924
Increase in income taxes payable	98,124	20,690
Net other operating activities	1,166,332	1,133,538

Net cash provided by operating activities	7,693,431	4,381,593

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(4,025,198)	(15,887,002)
Proceeds from maturities of securities available-for-sale	1,827,248	5,709,976
Proceeds from sale of securities available-for-sale	—	1,623,736
Net (increase) decrease in federal funds sold	1,038,000	(16,158,000)
Net increase in loans	(68,056,370)	(38,685,591)
Purchase of premises and equipment	(59,425)	(71,950)
Proceeds from sale of other real estate	1,795,110	67,001
Purchase of life insurance policies	(188,197)	(859,937)

Net cash used in investing activities	(67,668,832)	(64,261,767)

FINANCING ACTIVITIES
Net increase in deposits	58,834,607	60,285,085
Net increase in securities sold under repurchase agreements	(990,128)	1,466,670
Net Proceeds from exercise of stock options	541,375	145,200
Proceeds from the issuance of common stock	—	—

Net cash provided by financing activities	58,385,854	61,896,955

Net increase (decrease) in cash and due from banks	(1,589,547)	2,016,781
Cash and due from banks at beginning of year	5,390,288	3,373,507

Cash and due from banks at end of year	$3,800,741	$5,390,288

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$8,880,114	$5,583,249
Income taxes	$3,616,113	$2,316,608
NONCASH TRANSACTION
Principal balances of loans transferred to other real estate owned	$507,864	$1,194,430

See notes to consolidated financial statements.

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

GBC Bancorp, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Gwinnett Banking Company (the “Bank”). The Bank is a commercial bank located in Lawrenceville, Gwinnett County, Georgia with a branch in Alpharetta, Fulton County, Georgia. The Bank provides a full range of banking services in its primary market area of Gwinnett County and surrounding counties.

BASIS OF PRESENTATION AND ACCOUNTING ESTIMATES

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

CASH, DUE FROM BANKS AND CASH FLOWS

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, deposits, and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $449,000 and $183,000 at December 31, 2005 and 2004, respectively.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements are generally accounted for as collateralized financing transactions. They are recorded at the amount the security was sold plus accrued interest. The Company monitors its exposure with respect to securities sold under repurchase agreements, and request for the return of excess securities held by the counterparty is made when deemed necessary.

SECURITIES

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect.

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

LOANS

Loans are reported at their outstanding principal balances less deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

Other real estate owned represents properties acquired through or in lieu of foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. There was no other real estate owned at December 31, 2005 and the carrying amount of other real estate owned at December 31, 2004 was $1,194,430.

GAIN ON SALE OF LOANS

The Company originates and sells participations in certain loans. Gains are recognized at the time the sale is consummated. The amount of gain recognized on the sale of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold relative to the fair value of the entire loan. Losses are recognized at the time the loan is identified as held for sale and the loan’s carrying value exceeds its fair value.

INCOME TAXES

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology of Opinion No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying stock on the date of grant.

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based employee compensation.

	Years Ended December 31,
	2005	2004

Net income, as reported	$6,200,792	$3,323,151
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	(389,457)

Pro forma net income	$6,200,792	$2,933,694

Earnings per share:
Basic — as reported	$3.54	$1.93

Basic — pro forma	$3.54	$1.71

Diluted — as reported	$3.17	$1.84

Diluted — pro forma	$3.17	$1.62

EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

RECENT ACCOUNTING STANDARDS

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123R, Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions such as the issuance of stock options in exchange for employee services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). The Company has elected to continue with the accounting methodology of Opinion No. 25 until adoption of this standard is required. The effects of this change are reflected, on a proforma basis above under the caption “Stock Based compensation.”

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2.	SECURITIES

The amortized cost and fair value of securities available for sale are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

DECEMBER 31, 2005:
U.S. TREASURY AND U.S. GOVERNMENT AGENCIES	$22,756,153	$—	$(549,979)	$22,206,174
STATE AND MUNICIPAL	5,549,634	4,589	(84,114)	5,470,109
MORTGAGE-BACKED SECURITIES	4,810,422	6,102	(81,968)	4,734,556

	$33,116,209	$10,691	$(716,061)	$32,410,839

December 31, 2004:
U.S. Treasury and U.S. Government agencies	$20,705,016	$94,883	$(85,161)	$20,714,738
State and municipal	5,569,806	64,529	(22,178)	5,612,157
Mortgage-backed securities	4,643,439	36,469	(6,801)	4,673,107

	$30,918,261	$195,881	$(114,140)	$31,000,002

Securities with a carrying value of $4,367,774 and $3,657,364 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gains and losses on sales of securities available for sale consist of the following:

	December 31,
	2005	2004

Gross Gains	$—	$20,254
Gross losses	—	—

Net realized gains	$—	$20,254

The amortized cost and fair value of securities as of December 31, 2005 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because the mortgages underlying the securities may be called or repaid without penalty; therefore, these securities are not included in the maturity categories in the following summary.

	Amortized	Fair
	Cost	Value

Due from one to five years	$10,403,611	$10,149,182
Due from five to ten years	17,446,135	17,071,397
Due after ten years	456,041	455,704
Mortgage-backed securities	4,810,422	4,734,556

	$33,116,209	$32,410,839

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2005 and 2004.

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value

DECEMBER 31, 2005:
U.S. GOVERNMENT AND FEDERAL AGENCIES	$(210,118)	$11,471,764	$(339,861)	$10,734,410
STATE AND MUNICIPAL SECURITIES	(42,142)	3,264,548	(41,972)	1,133,031
MORTGAGE-BACKED SECURITIES	(53,568)	3,731,337	(28,400)	566,981

TOTAL SECURITIES	$(305,828)	$18,467,649	$(410,233)	$12,434,422

December 31, 2004:
U.S. Government and federal agencies	$(64,370)	$11,980,018	$(20,791)	$972,900
State and municipal securities	(7,029)	515,474	(15,149)	920,478
Mortgage-backed securities	(6,801)	784,092	—	—

Total securities	$(78,200)	$13,279,584	$(35,940)	$1,893,378

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The unrealized losses in the portfolio are believed to be temporary due to all securities meeting the criteria of acceptable investment grade and all being backed by government agencies or municipalities. In the event that these securities are held to maturity, no losses should be realized. At December 31, 2005, two debt securities had unrealized losses with aggregate depreciation of 5.15% and 5.24% from the Company’s amortized cost basis. The market value of these two securities totaled $1,422,050.

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2005	2004

Commercial	$58,086,912	$49,989,542
Commercial loans secured by real estate	86,246,284	57,785,798
Construction loans secured by real estate	167,197,192	137,698,199
Consumer installment and other	7,909,665	7,472,078

	319,440,053	252,945,617
Deferred fees	(285,306)	(369,166)
Allowance for loan losses	(3,701,532)	(3,775,167)

Loans, net	$315,453,215	$248,801,284

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2005	2004

Balance, beginning of year	$3,775,167	$3,029,508
Provision for loan losses	852,823	797,824
Loans charged off	(926,470)	(64,513)
Recoveries of loans previously charged off	12	12,348

Balance, end of year	$3,701,532	$3,775,167

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $1,961,144 and $2,144,603 at December 31, 2005 and 2004, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2005 and 2004. The average recorded investment in impaired loans for 2005 and 2004 was $2,162,953 and $1,602,000, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended 2005 and 2004. The reduction in interest income as a result of impaired loans was $69,542 and $63,747 for the years ended December 31, 2005 and 2004. Total loans past due ninety days or more and still accruing totaled $366,941 and $34,000 at December 31, 2005 and 2004, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$10,004,315
Advances	13,974,228
Repayments	(6,009,988)

Balance, end of year	$17,968,555

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2005	2004

Equipment	$1,660,578	$1,610,399
Leasehold improvements	331,586	322,342

	1,992,164	1,932,741
Accumulated depreciation	(1,699,524)	(1,555,043)

	$292,640	$377,698

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $81,764,858 and $79,855,295, respectively. The Company had brokered and bulletin board certificates of deposit at December 31, 2005 and 2004 of $132,078,142 and $111,548,301, respectively. The scheduled maturities of time deposits at December 31, 2005 are as follows:

2006	$227,337,868
2007	12,544,452
2008	1,923,989
2009	4,005,923
2010	1,779,479

$247,591,711

NOTE 6.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2005 and 2004 were $829,341 and $1,819,469, respectively.

NOTE 7.	DEFERRED COMPENSATION PLANS

The Company has a deferred compensation plan providing for death and retirement benefits for its executive officers. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the executive officers. The balance of the policy cash surrender values at December 31, 2005 and 2004 is $5,719,750 and $5,531,553, respectively. Income recognized on the policies amounted to $188,197 and $189,937 for the years ended December 31, 2005 and 2004, respectively. Deferred compensation expense recognized for the years ended December 31, 2005 and 2004 amounted to $639,031 and $560,090, respectively. Accrued deferred compensation of $1,540,773 and $901,742 is included in other liabilities as of December 31, 2005 and 2004, respectively.

Effective January 1, 2001, the Company established a “Deferred Stock Unit” plan in which members of the Board of Directors and Executive Officers may choose to receive “deferred fee units” as consideration for their directors’ fees in lieu of cash. The deferred fee units assigned to the members equal the number of shares of common stock that could be purchased at the fair market value with the amount of fees deferred. When a member terminates service as a director or there is a change in control of the Company, the units will be settled in cash at the fair market value of the Company’s common stock. The member may receive a lump sum cash payment for the value of the units or defer cash payments for a period of up to ten years. At December 31, 2005 and 2004, 45,044 and 36,605 units, respectively, have been assigned to the members under this plan. The fair market value of the units included in other liabilities amounted to $1,125,383 and $628,900 at December 31, 2005 and 2004, respectively. The units are not considered to be potential common shares.

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8.	INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2005	2004

Current	$3,714,237	$2,332,298
Deferred	(272,736)	(623,674)

Income tax expense	$3,441,501	$1,708,624

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2005	2004

Income taxes at statutory federal rate	$3,278,381	$1,710,803
Tax-exempt income	(129,662)	(130,550)
State income taxes, net	276,368	121,862
Other	16,414	6,509

Income tax expense	$3,441,501	$1,708,624

The components of deferred income taxes are as follows:

	December 31,
	2005	2004

Deferred tax assets:
Loan loss reserves	$1,270,217	$1,392,563
Loan fees	107,663	139,308
Depreciation	15,748	17,516
Deferred compensation	1,006,096	577,600

	2,399,724	2,126,987

Deferred tax assets (liabilities), securities available for sale	268,041	(31,061)

Net deferred tax assets	$2,667,765	$2,095,926

NOTE 9.	RELATED PARTY TRANSACTIONS AND LEASES

The Company leases its main office banking facilities under a noncancelable operating lease agreement from GBC Properties, LLC, a partnership formed by the organizers of the Company. The lease term is for fifteen years with the monthly rental payment adjusting every fifth year for changes in the Consumer Price Index. The Company also leases its branch facilities under a noncancelable operating lease from a third party. The initial lease term is for five years with the monthly rental payment increasing every year by 3%. The lease also includes two five-year extension terms. Both lease agreements require the Company to pay normal operating and occupancy expenses of the facilities. The total minimum rental commitments under the leases at December 31, 2005 are due as follows:

During the next five years	$1,990,680
During the remaining term of the leases	1,704,084

$3,694,764

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total rental expense is summarized as follows:

	Years Ended
	December 31,
	2005	2004

GBC Properties, LLC	$286,596	$286,596
Other third parties	115,098	115,042

	$401,694	$401,638

NOTE 10.	STOCK-BASED COMPENSATION

The Company has reserved 428,000 shares of common stock for issuance to employees and directors under an incentive stock option plan. The options granted are exercisable at a price equal to fair value on the date of grant and expire ten years from the grant date.

Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2005		2004
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Under option, beginning of year	410,000	$12.97	336,800	$11.80
Granted	—	—	87,400	17.00
Exercised	(46,100)	11.74	(14,200)	10.23
Terminated	—	—	—	—

Under option, end of year	363,900	$12.85	410,000	$12.97

Exercisable, end of year	363,900	$12.85	410,000	$12.97

Weighted average fair value of options granted during the year		$—		$7.19

Information pertaining to options outstanding at December 31, 2005 is as follows:

	Options Outstanding			Options Exercisable
Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$10.00 - $17.00	363,900	5.89	$12.85	363,900	$12.85

No options were granted in 2005. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended
December 31,
2004

Dividend yield	0
Expected life	10
Expected volatility	15.88%
Risk-free interest rate	5.00%

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11.	EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share.

	Years Ended December 31,
	2005	2004

Basic Earnings Per Share:
Weighted average common shares outstanding	1,753,453	1,720,330

Net income	$6,200,792	$3,323,151

Basic earnings per share	$3.54	$1.93

	Years Ended December 31,
	2005	2004

Diluted Earnings Per Share:
Weighted average common shares outstanding	1,753,453	1,720,330
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the year	200,224	89,338

Total weighted average common shares and common stock equivalents outstanding	1,953,677	1,809,668

Net income	$6,200,792	$3,323,151

Diluted earnings per share	$3.17	$1.84

NOTE 12.	COMMITMENTS AND CONTINGENCIES

LOAN COMMITMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as they do for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2005	2004

Financial standby letters of credit	$4,606,625	$4,607,425
Commitments to extend credit	115,581,935	98,888,244

	$120,188,560	$103,495,669

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 13.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Gwinnett County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Eighty percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $6,000,000.

NOTE 14.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2005, approximately $3,100,000 of dividends could be declared without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets. Management believes, as of December 31, 2005 and 2004, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management believes have changed the Bank’s category. Prompt corrective provisions are not applicable to bank holding companies.

The Company and the Bank’s actual capital amounts and ratios are presented in the following table:

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)

DECEMBER 31, 2005:
TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
CONSOLIDATED	$37,132	10.98%	$27,055	8%	$	NA	NA
BANK	$35,996	10.65%	$27,055	8%		$33,819	10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS:
CONSOLIDATED	$33,430	9.88%	$13,527	4%	$	NA	NA
BANK	$32,294	9.55%	$13,527	4%		$20,291	6%
TIER I CAPITAL TO AVERAGE ASSETS:
CONSOLIDATED	$33,430	9.08%	$14,734	4%	$	NA	NA
BANK	$32,294	8.77%	$14,734	4%		$18,418	5%
December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$30,052	11.18%	$21,498	8%	$	N/A	N/A
Bank	$29,373	10.93%	$21,498	8%		$26,872	10%
Tier I Capital to Risk Weighted Assets:
Consolidated	$26,688	9.93%	$10,749	4%	$	N/A	N/A
Bank	$26,009	9.68%	$10,749	4%		$16,123	6%
Tier I Capital to Average Assets:
Consolidated	$26,688	8.75%	$12,196	4%	$	N/A	N/A
Bank	$26,009	8.53%	$12,196	4%		$15,245	5%

NOTE 15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD:  The carrying amounts of cash, due from banks, and federal funds sold approximate fair values.

SECURITIES:  Fair values for securities are based on available quoted market prices.

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LOANS:  The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed rate loans is estimated based on discounted contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value for impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

DEPOSITS:  The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:  The carrying amounts of securities sold under repurchase agreements approximate fair value.

ACCRUED INTEREST:  The carrying amount of accrued interest approximates their fair values.

OFF-BALANCE SHEET INSTRUMENTS:  The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements. Since the majority of the Company’s off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company’s financial instruments were as follows:

	December 31, 2005		December 31, 2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

FINANCIAL ASSETS:
Cash, due from banks, and federal funds sold	$20,456,741	$20,456,741	$23,084,288	$23,084,288
Securities available for sale	32,410,839	32,410,839	31,000,002	31,000,002
Loans	319,154,750	318,040,000	252,576,451	251,712,000
Reserve for loan losses	(3,701,532)	—	(3,775,167)	—

Loans, net	315,453,218	318,040,000	248,801,284	251,712,000

Accrued interest receivable	2,484,779	2,484,779	1,593,159	1,593,159
FINANCIAL LIABILITIES:
Deposits	341,170,733	340,346,000	282,336,126	282,829,000
Accrued interest payable	870,833	870,833	426,632	426,632
Securities sold under repurchase agreements	829,341	829,341	1,819,469	1,819,469

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 16.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating income and expenses in excess of 1% of total revenue are as follows:

	Years Ended
	December 31,
	2005	2004

Other operating income:
Mortgage origination fees	$169,418	$168,683
Income on life insurance policies	188,197	189,937
Other operating expenses:
Professional and consulting	290,043	227,775
Directors fees	448,188	200,000
Data processing	232,451	198,845

NOTE 17.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of GBC Bancorp, Inc., as of and for the years ended December 31, 2005 and 2004.

CONDENSED BALANCE SHEETS

	2005	2004

ASSETS
Cash	$1,085,790	$647,817
Investment in subsidiary	31,856,545	26,059,778
Other assets	50,898	31,480

Total assets	$32,993,233	$26,739,075

TOTAL SHAREHOLDERS’ EQUITY	$32,993,233	$26,739,075

CONDENSED STATEMENTS OF INCOME

	2005	2004

EXPENSES, OTHER	$134,882	$83,419

LOSS BEFORE INCOME TAX BENEFIT AND EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY	(134,882)	(83,419)
INCOME TAX BENEFIT	(50,898)	(31,480)

LOSS BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY	(83,984)	(51,939)
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY	6,284,776	3,375,090

NET INCOME	$6,200,792	$3,323,151

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2005	2004

OPERATING ACTIVITIES
Net income	$6,200,792	$3,323,151
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed earnings of subsidiary	(6,284,776)	(3,375,090)
Net other operating activities	(19,418)	(2,090)

Net cash used in operating activities	(103,402)	(54,029)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	541,375	145,200

Net cash provided by financing activities	541,375	145,200

Net increase in cash	437,973	91,171
Cash at beginning of year	647,817	556,646

Cash at end of year	$1,085,790	$647,817

GBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
JUNE 30, 2006

(Unaudited)

ASSETS
Cash and due from banks	$6,941,537
Federal funds sold	15,396,000
Securities available-for-sale, at fair value	32,426,382
Loans	343,568,247
Less allowance for loan losses	4,128,639

Loans, net	339,439,608
Premises and equipment	277,700
Cash surrender value of life insurance	5,813,687
Accrued interest	2,834,508
Other assets	7,154,166

Total assets	$410,283,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$28,836,289
Interest-bearing	331,844,843

Total deposits	360,681,132
Securities sold under repurchase agreements	843,985
Other liabilities	7,705,234

Total liabilities	369,230,351

Commitments and contingencies
Stockholders’ equity
Common stock, par value $1; 3,000,000 shares authorized; 2,136,608 shares issued and outstanding	2,136,608
Capital surplus	23,119,805
Retained earnings	16,655,961
Accumulated other comprehensive loss	(859,137)

Total stockholders’ equity	41,053,237

Total liabilities and stockholders’ equity	$410,283,588

See Notes to Consolidated Financial Statements.

GBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
THREE MONTHS ENDED JUNE 30, 2006 AND 2005 AND
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)

Interest income
Loans	$8,203,765	$5,719,112	$15,747,607	$10,686,778
Taxable securities	313,522	281,223	617,835	556,226
Nontaxable securities	48,215	48,385	96,534	97,022
Federal funds sold	194,902	68,574	350,703	125,248

Total interest income	8,760,404	6,117,294	16,812,679	11,465,274

Interest expense
Deposits	3,765,274	2,132,118	7,114,430	3,910,547
Repurchase agreements	10,960	14,034	26,684	24,823

Total interest expense	3,776,234	2,146,152	7,141,114	3,935,370

Net interest income	4,984,170	3,971,142	9,671,565	7,529,904
Provision for loan losses	30,000	149,579	481,069	405,266

Net interest income after provision for loan losses	4,954,170	3,821,563	9,190,496	7,124,638

Other income
Service charges on deposit accounts	42,644	50,490	100,047	92,258
Gain on Sale of Loans	477,273	832,467	637,135	1,352,876
Gain (loss) on Sale of Other Real Estate Owned	(274)	(384)	15,096	43,364
Other operating income	231,567	101,272	442,815	192,830

Total other income	751,210	983,845	1,195,093	1,681,328

Other expenses
Salaries and employee benefits	1,585,988	1,376,747	3,112,393	2,717,633
Equipment and occupancy expenses	183,128	208,238	363,587	421,127
Other operating expenses	545,801	709,459	1,040,222	1,218,490

Total other expenses	2,314,917	2,294,444	4,516,202	4,357,250

Net income before income taxes	3,390,463	2,510,964	5,869,387	4,448,716
Income tax expense	1,252,827	917,000	2,162,000	1,619,000

Net income	2,137,636	1,593,964	3,707,387	2,829,716

Other comprehensive income (loss) :
Unrealized gains (losses) on securities available-for-sale arising during period, net of tax	(298,427)	296,241	(421,808)	(36,004)

Comprehensive income	$1,839,209	$1,890,205	$3,285,579	$2,793,712

Basic earnings per share	$1.11	$0.91	$2.01	$1.62

Diluted earnings per share	$1.04	$0.87	$1.85	$1.54

Cash dividends per share	$—	$—	$—	$—

See Notes to Consolidated Financial Statements.

GBC BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

	2006	2005
	(Unaudited)

Operating activities
Net income	$3,707,387	$2,829,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,455	76,188
Provision for loan losses	481,069	405,266
Gain on sale of Other Real Estate Owned	(15,096)	(43,364)
Gain on sale of loans	(637,135)	(1,352,876)
Loans originated for sale	(4,501,639)	(10,104,346)
Proceeds from the sale of loans	5,138,774	11,457,222
Increase in interest receivable	(349,729)	(209,048)
Increase in interest payable	355,092	194,797
Increase (decreases) in taxes payable	(363,292)	84,186
Net other operating activities	604,445	(508,376)

Net cash provided by operating activities	4,475,331	2,829,365

Investing activities
Purchases of securities available-for-sale	(1,000,000)	(993,794)
Proceeds from maturities of securities available-for-sale	304,122	414,643
Net decrease in federal funds sold	1,260,000	9,816,000
Net increase in loans	(26,092,437)	(41,806,639)
Proceeds from sale of Other Real Estate Owned	28,764	1,194,430
Purchase of life insurance	(93,937)	(95,340)
Purchase of premises and equipment	(40,515)	(18,954)

Net cash used in investing activities	(25,634,003)	(31,489,654)

Financing activities
Net increase in deposits	19,510,399	26,724,011
Net increase in securities sold under repurchase agreements	14,644	822,407
Net proceeds from exercise of stock options	4,774,425	341,375

Net cash provided by financing activities	24,299,468	27,887,793

Net increase (decrease) in cash and due from banks	3,140,796	(772,496)
Cash and due from banks at beginning of period	3,800,741	5,390,288

Cash and due from banks at end of period	$6,941,537	$4,617,792

Supplemental disclosures of cash flow information
Cash paid during the period for :
Interest	$6,786,022	$3,740,573
Income taxes	$2,521,394	$1,567,814
Noncash transaction:
Loans transferred to Other Real Estate Owned	$1,624,979	$602,759

See Notes to Consolidated Financial Statements.

GBC BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

The consolidated financial information for GBC Bancorp, Inc. (the “Company”) included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period.

The results of operations for the three and six month periods ended June 30, 2006 are not necessarily indicative of the results to be expected for the full year.

NOTE 2.	STOCK COMPENSATION PLAN

At June 30, 2006, the Company has a stock-based compensation plan that includes employees and directors. Prior to January 1, 2006, the Company accounted for the plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. No stock-based employee compensation cost was recognized in the Statement of Operations for the six months ended June 30, 2005, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). No stock options were granted or no previously granted options vested during the six months ended June 30, 2006 or 2005, therefore no compensation cost was recognized. The adoption of the provisions of Statement 123(R) did not have a material affect on the financial statements.

NOTE 3.	EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Three Months Ended June 30,
	2006	2005

Basic Earnings Per Share:
Weighted average common shares outstanding	1,920,164	1,751,069

Net income	$2,137,636	$1,593,964

Basic earnings per share	$1.11	$.91

Diluted Earnings Per Share:
Weighted average common shares outstanding	1,920,164	1,751,069
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the period	135,373	90,470

Total weighted average common shares and common stock equivalents outstanding	2,055,537	1,841,540

Net income	$2,137,636	$1,593,964

Diluted earnings per share	$1.04	$.87

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Six Months Ended June 30,
	2006	2005

Basic Earnings Per Share:
Weighted average common shares outstanding	1,846,843	1,745,370

Net income	$3,707,387	$2,829,716

Basic earnings per share	$2.01	$1.62

Diluted Earnings Per Share:
Weighted average common shares outstanding	1,846,843	1,745,370
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the period	152,646	91,780

Total weighted average common shares and common stock equivalents outstanding	1,999,490	1,837,150

Net income	$3,707,387	$2,829,716

Diluted earnings per share	$1.85	$1.54

NOTE 4.	CURRENT ACCOUNTING DEVELOPMENTS

There are no recent accounting pronouncements that have had, or are expected to have, a material effect on the Company’s financial statements.

NOTE 5.	PROPOSED BUSINESS COMBINATION

On June 1, 2006, the Board of Directors of GBC Bancorp, Inc. unanimously approved a merger of GBC with First Charter Corporation, Charlotte, North Carolina. Under the proposed merger, shareholders of GBC will have the opportunity to elect to receive consideration in the form of 1.989 shares of First Charter common stock, $47.74 in cash, or a combination of both stock and cash for each share of GBC common stock. The proposed merger is contingent upon the required regulatory and shareholder approvals.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

First Charter’s Amended and Restated Articles of Incorporation and First Charter’s Amended and Restated Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the North Carolina Business Corporation Act (the “NCBCA”), First Charter shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of First Charter itself) arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities of such person which at the time taken were known or believed by such person to be clearly in conflict with the best interests of First Charter. First Charter’s Bylaws further provide that First Charter shall also indemnify such person for reasonable costs, expenses and attorneys’ fees incurred in connection with the enforcement of the rights to indemnification granted in the Bylaws, if it is determined in accordance with the procedures set forth in the Bylaws that such person is entitled to indemnification thereunder. Pursuant to the Bylaws and as authorized by statute, First Charter maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaw or otherwise. In addition, First Charter’s Articles of Incorporation prevent the recovery by First Charter or any of its shareholders of monetary damages against its directors to the fullest extent permitted by the NCBCA.

In addition to the above-described provisions, Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that a personal benefit was improperly received by him. The above standard of conduct is determined by the Board of Directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of June 1, 2006, by and between First Charter Corporation and GBC Bancorp, Inc., incorporated by reference to Exhibit 2.1 of First Charter’s Current Report on Form 8-K filed June 6, 2006 (Commission File No. 0-15829)
3.1	Amended and Restated Articles of Incorporation of First Charter Corporation, incorporated herein by reference to Exhibit 3.1 of First Charter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (Commission File No. 0-15829)
3.2	Amended and Restated By-laws of First Charter Corporation, incorporated herein by reference to Exhibit 3.2 of First Charter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (Commission File No. 0-15829)
4.1	Specimen Certificate of First Charter Common Stock*
5.1	Opinion of Helms Mulliss & Wicker, PLLC as to the validity of the shares of First Charter Corporation common stock
8.1	Opinion of Womble Carlyle Sandridge & Rice, PLLC as to tax matters
23.1	Consent of Helms Mulliss & Wicker, PLLC (included in Exhibit 5.1)
23.2	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 8.1)
23.3	Consent of KPMG LLP
23.4	Consent of Mauldin & Jenkins, LLP
24.1	Power of Attorney*
99.1	Voting Agreement dated as of June 1, 2006 by and among First Charter Corporation and those certain Shareholders set forth therein (incorporated by reference to Exhibit C of the Schedule 13D filed by First Charter on June 12, 2006 with respect to GBC Bancorp, Inc. common stock)
99.2	Form of proxy card for the special meeting of the shareholders of GBC Bancorp, Inc.
99.3	Consent of Sandler O’Neill & Partners, L.P.*

*	Previously filed.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina on August 30, 2006.

FIRST CHARTER CORPORATION
(Registrant)

By:	/s/ Robert E. James, Jr.
Robert E. James, Jr., President and
Chief Executive Officer (Principal Executive
Officer duly authorized to sign on behalf of
the Registrant)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert E. James, Jr. (Robert E James, Jr.)	President, Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2006

* (James E. Burt, III)	Chairman of the Board and Director

* (Michael R. Coltrane)	Vice Chairman of the Board and Director

* (Charles A. Caswell)	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

* (William R. Black)	Director

* (John J. Godbold, Jr.)	Director

(Jewell D. Hoover)	Director

* (Charles A. James)	Director

* (Walter H. Jones, Jr.)	Director

* (Samuel C. King, Jr.)	Director

Signature		Title	Date

* (Jerry E. McGee)		Director

* (Ellen L. Messinger)		Director

* (Hugh H. Morrison)		Director

* (Thomas R. Revels)		Director

* (L. D. Warlick, Jr.)		Director

* (William W. Waters)		Director

*By:	/s/ Robert E. James, Jr. (Robert E. James, Jr.) Attorney-in-Fact		August 30, 2006

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of June 1, 2006, by and between First Charter Corporation and GBC Bancorp, Inc., incorporated by reference to Exhibit 2.1 of First Charter’s Current Report on Form 8-K filed June 6, 2006 (Commission File No. 0-15829)
3.1	Amended and Restated Articles of Incorporation of First Charter Corporation, incorporated herein by reference to Exhibit 3.1 of First Charter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (Commission File No. 0-15829)
3.2	Amended and Restated By-laws of First Charter Corporation, incorporated herein by reference to Exhibit 3.2 of First Charter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (Commission File No. 0-15829)
4.1	Specimen Certificate of First Charter Common Stock*
5.1	Opinion of Helms Mulliss & Wicker, PLLC as to the validity of the shares of First Charter Corporation common stock
8.1	Opinion of Womble Carlyle Sandridge & Rice, PLLC as to tax matters
23.1	Consent of Helms Mulliss & Wicker, PLLC (included in Exhibit 5.1)
23.2	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 8.1)
23.3	Consent of KPMG LLP
23.4	Consent of Mauldin & Jenkins, LLP
24.1	Power of Attorney*
99.1	Voting Agreement dated as of June 1, 2006 by and among First Charter Corporation and those certain Shareholders set forth therein (incorporated by reference to Exhibit C of the Schedule 13D filed by First Charter on June 12, 2006 with respect to GBC Bancorp, Inc. common stock)
99.2	Form of proxy card for the special meeting of the shareholders of GBC Bancorp, Inc.
99.3	Consent of Sandler O’Neill & Partners, L.P.*

*	Previously filed.